As filed with the Securities and Exchange Commission on July 9, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CASH TECHNOLOGIES, INC.

(Exact name of Registrant as specified in charter)

Delaware	7389	95-4558331
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1434 West 11th Street

Los Angeles, California 90015

(213) 745-2000

(Address and telephone number of principal executive offices)

Bruce Korman

President and Chief Executive Officer

1434 West 11th Street

Los Angeles, California 90015

Telephone (213) 745-2000

Facsimile (213) 745-2030

(Name, address and telephone number of agent for service)

With a copy to:

Istvan Benko, Esq.

Troy & Gould Professional Corporation

1801 Century Park East, 16th Floor

Los Angeles, CA 90067-2367

Telephone (310) 553-4441

Facsimile (310) 201-4746

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐                     .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box ☐.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Number of Shares to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.01par Value(2)	2,748,390	$0.78	$2,142,490	$271.45
Common Stock, $.01par Value(3)	336,085	$1.05	$351,711	$44.56
Common Stock, $.01par Value(4)	58,221	$1.45	$84,420	$10.70
Common Stock, $.01par Value(5)	11,736	$1.45	$17,017	$2.16
Common Stock, $.01par Value(6)	396,947	$1.45	$575,573	$72.93
Common Stock, $.01par Value(7)	75,000	$1.00	$75,000	$9.50
Common Stock, $.01par Value(8)	56,741	$1.45	$82,274	$10.42
Common Stock, $.01par Value(9)	1,122,345	$1.45	$1,627,400	$206.19
Common Stock, $.01par Value(10)	412,400	$0.65	$268,060	$33.96
Common Stock, $.01par Value(11)	25,000	$0.65	$16,250	$2.06
Common Stock, $.01par Value(12)	130,000	$0.92	$119,500	$15.14
Total	5,372,865	$1.00	$5,359,696	$679.07

(1)	Estimated solely for the purpose of determining the registration fee, based on (i) in the case of shares underlying warrants and convertible securities, the exercise price of the warrants and the conversion price of the convertible securities, respectively, and (ii) in the case of outstanding shares of Common Stock, the average $1.45 of the high and low prices of the common stock on the AMEX on July 6, 2004.

(2)	Represents shares issued as part of various unit purchase agreements.

(3)	Represents shares issuable upon exercise of outstanding warrants issued as part of the unit purchase agreements mentioned in note (2). Pursuant to Rule 416 under the Securities Act of 1933 (“Rule 416”), there are also being registered such additional number of shares of common stock as may become issuable pursuant to the anti-dilution provisions of the warrants.

(4)	Represents shares issued to holders of shares of Series B Preferred Stock in payment of dividends on the Series B Preferred Stock issued on June 30, 2003.

(5)	Represents shares issued to holders of shares of Series E Preferred Stock in payment of dividends on the Series E Preferred Stock issued on June 30, 2003.

(6)	Represents shares issued pursuant to various consulting agreements.

(7)	Represents shares issuable upon exercise of outstanding warrants issued pursuant to various consulting agreements as mentioned in note (6). Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may become issuable pursuant to the antidilution provisions of the warrants.

(8)	Represents shares issued in payment of placement agent fees in connection to the various unit purchase agreements referred to in note (2).

(9)	Represents shares issuable upon conversion of outstanding convertible promissory notes in the aggregate principal and interest amount of $3,907,398 held by certain Selling Security Holders, which are convertible at $2.50 per share.

(10)	Represents shares issuable upon exercise of outstanding Warrants held by certain Selling Security Holders as part of issuance of outstanding convertible promissory notes referred to in notes (9) and (11). Pursuant to Rule 416, there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(11)	Represents shares issuable upon exercise of outstanding Warrants held by certain Selling Security Holders. Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may become issuable pursuant to the antidilution provisions of the warrants.

(12)	Represents shares issuable upon exercise of outstanding Warrants held by certain Selling Security Holders as part of issuance of outstanding convertible promissory notes in the aggregate principal amount of $70,750 plus accrued interest of $2,948 as of February 29, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

Information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective. This prospectus is not an offer to sell and is not a solicitation of an offer to buy these securities in any state in which an offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, JULY 9, 2004.

PROSPECTUS

CASH TECHNOLOGIES, INC.

5,372,865 Shares

Common Stock

All of the shares of our common stock offered hereby are being sold by the securityholders listed in this prospectus. See “Selling Securityholders.” Of the shares offered, (i) 3,272,035 shares of common stock are outstanding and owned by the selling securityholders as of the date of this prospectus (ii) 978,485 shares may be received by some of the selling stockholders upon exercise of outstanding options and warrants held by them and (iii) 1,122,345 shares which may be received upon conversion of $3,978,148 principal and interest amount of convertible notes held by some of the selling securityholders. The number of shares offered by the selling securityholders is subject to change in certain events by reason of so-called antidilution provisions contained in the warrants or convertible promissory notes held by them. The selling securityholders holding warrants or convertible promissory notes must first exercise their warrants or convert their promissory notes and acquire the underlying shares from us before they can resell those shares under this prospectus.

We will receive the exercise price of the warrants described in this prospectus to the extent that they are exercised for cash, but we will not otherwise receive any proceeds in connection with the sale of the shares by the selling securityholders. See “Use of Proceeds.”

Our common stock is traded on the American Stock Exchange under the symbol “TQ.” On June 22, 2004, the high and low prices for the Common Stock as reported by Amex were $1.25 and $1.21, respectively and the last reported sales price was $1.21.

The selling securityholders may offer the shares from time-to-time to or through brokers, dealers or other agents, or directly to other purchasers, in one or more market transactions or private transactions at prevailing market or at negotiated prices. See “Plan of Distribution.” We will bear the costs and expenses of registering the shares being offered by the selling securityholders. The selling securityholders will bear any commissions and discounts attributable to their sales of the shares.

An investment in our common stock involves a high degree of risk. Before purchasing any shares, you should consider carefully the risks described under “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                      2004

You should rely only on the information contained in this prospectus and in any prospectus supplement. Neither we nor any of the selling securityholders have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and in any supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ii

FORWARD-LOOKING STATEMENTS

In addition to the other information contained in this prospectus, prospective purchasers of the shares being offered by the selling securityholders should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 4, in evaluating an investment in our common stock. This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are forward-looking statements for purposes of these provisions, including any financial projections, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or financial performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terms such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “potential,” or “could” or the negative thereof, or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including the risk factors referred to above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

iii

PROSPECTUS SUMMARY

This summary contains basic information about our company and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. To understand this offering fully, you should read this entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

Our Company

Cash Technologies, Inc. is a Delaware corporation, incorporated in August 1995. Unless the context otherwise requires, references in this prospectus to “we,” “our” or “Cash Tech” refers to Cash Technologies, Inc., and its subsidiaries, National Cash Processors, Inc., CoinBank Automated Systems, Inc., CoinBank Automation Handels GmbH, Salzburg, Austria, Cintelia Systems Inc., and CT Holdings, LLC.

Our business has evolved over the last three years from one based upon currency processing in our Los Angeles facilities and retail coin processing through our CoinBank® machines, to one based upon our proprietary transaction processing technology called E-commerce Message Management Architecture, or EMMA. Although we intend to continue our sale of CoinBank® machines, we will focus on our operations, development and marketing of our EMMA transaction processing technology. We anticipate that our future growth, if any, will be based upon EMMA; however, we have not generated any material EMMA related revenue to date, and there can be no assurance that we will be able to do so in the future.

EMMA is designed to interface with e-commerce partners and to seamlessly connect with financial networks, particularly:

•	The automated teller machine, or ATM, network.

•	The credit card network.

•	The automated clearing house, or ACH, network.

•	Cash networks.

The EMMA transaction processing system allows individuals with no ATM card or credit card to access these four channels and obtain a variety of financial services. For consumers, EMMA will result in access to these services and products through ATMs and point-of-sale, or POS, terminals located at retail outlets, including grocery supermarkets, banks, brokerage firm offices, check cashing establishments, convenience stores and other commercial outlets. Utilization of EMMA will allow retail establishments such as grocery supermarkets, banks, brokerage firm offices, check cashing establishments and other commercial outlets to provide consumers with greater financial services which may result in increased retail revenues, including revenues from our EMMA fee-sharing arrangements, to such establishments. For every transaction processed through EMMA, we intend to receive a transaction fee.

Currently, our principal focus is to deploy EMMA in the financial services channels that we believe would be best served by the EMMA technology and generate revenues for the Company. Our revenue model is fee-based; for every transaction processed through EMMA, we intend to receive a transaction fee.

On March 10, 2004, the Company executed a definitive asset purchase agreement to acquire certain assets and contracts of Heuristic Technologies, LLC and its subsidiary (“HT”) HT is a provider of a prepaid Visa card that can be issued by employers to their employees as a method of conveniently distributing medical, transportation and other benefits without issuing checks. The cards can be used to pay reimbursable expenses and the employee’s entire paycheck. HT also provides business-to-business financial products, including payment processing for health insurers, issuing electronic payments, checks and statements on behalf of the insurers to doctors and other providers. We propose to purchase the business and assets for a combination of a cash and up to 40 shares of a newly created Series G Preferred Stock with a potential value of $3,700,000, subject to certain vesting and earn-out provisions. The completion of the acquisition would be subject to a number of closing conditions, including the condition that we complete a concurrent private offering of our securities for gross proceeds of not less than $1,000,000, a portion of which would be used to fund the cash portion of the purchase price and the balance of which would be used to fund the planned business and operations of HT.

There can be no assurance that the conditions to completion of the acquisition will be satisfied or that the acquisition will be completed. There also is no assurance that, if we acquire Hueristic, we will be able to successfully operate its business.

Our principal executive offices are located at 1434 West 11th Street, Los Angeles, California 90015, and our telephone number is (213) 745-2000.

The Offering

Common Stock outstanding prior to offering (1)	12,658,290
Outstanding shares being offered for sale by the selling stockholders	3,272,035

Shares being offered by the selling stockholders underlying warrants	978,485

Shares being offered by the selling stockholders underlying convertible promissory notes	1,122,345

Common stock outstanding after the offering (1)(2)	15,005,642

Risk factors	An investment in our shares involves a high degree of risk. See “Risk Factors.”

Use of proceeds	We will not receive any proceeds from the sale of the shares by the selling stockholders. Any proceeds received by us upon the exercise of warrants held by the selling securityholders will be used for technology development, debt repayment, working capital and general corporate purposes. See “Use of Proceeds.”

American Stock Exchange symbol	TQ.

(1)	As of May 17, 2004. Does not include (i) 3,500,887 shares reserved under our stock option plan, of which options to purchase 1,703,780 shares are outstanding, (ii) 560,000 shares reserved under our non-executive director plan, of which options to purchase 320,000 shares are outstanding, and (iii) approximately 7,190,542 additional shares reserved for issuance upon exercise of outstanding options, warrants and convertible securities, excluding the shares being offered by the selling securityholders that are issuable upon the exercise of warrants or conversion of convertible promissory notes held by them.

(2)	Assumes conversion, in full, of the convertible notes and exercise, in full, of the warrants held by some of the selling securityholders as described in this prospectus.

Summary Selected Financial Data

The following summary selected financial data should be read in conjunction with our audited and unaudited financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

			Nine Months Ended
	Year Ended May 31		February 29, 2004	February 28, 2003
	2002	2003
			(Unaudited)	(Unaudited)
Statement of Operations Data:
Net sales	$143,748	$267,576	$112,523	$267,576
Gross profit	31,859	73,944	70,322	78,082
Net loss	(3,852,351)	(4,048,345)	(2,986,517)	(3,085,383)
Basic and diluted net loss allocable to each common share net of deemed dividends	$(1.27)	$(0.68)	$(0.35)	$(0.58)

	May 31		February 29	February 28
	2002	2003	2004	2003
			(Unaudited)	(Unaudited)
Balance Sheet Data:
Current assets	$543,512	$36,450	$200,892	$519,920
Current liabilities	9,053,250	12,690,148	9,794,139	12,488,403
Working capital (deficit)	(8,509,738)	(12,653,698)	(9,593,247)	(11,968,483)
Total assets	4,281,632	3,002,614	2,739,678	3,566,248
Redeemable preferred stock	1,904,688	1,758,688	1,758,688	1,758,688
Total liabilities	11,639,924	12,690,148	9,794,139	12,488,403

Stockholders’ deficiency	(7,358,292)	(9,709,578)	(7,042,914)	(8,955,333)

RISK FACTORS

The following factors, in addition to those discussed elsewhere, should be considered carefully in evaluating our business and us. An investment in our shares involves a high degree of risk and is suitable only for those investors who can bear the risk of loss of their entire investment.

Risks Related to Our Financial Condition

We have limited revenues and a history of incurring losses, which has resulted in our independent accountants issuing opinions containing doubts about our ability to continue as a going concern.

We have generated limited revenues since our inception, and do not expect to generate significant revenues within the next fiscal year. For the fiscal years ended May 31, 2002 and 2003, we had net sales of only $267,576 and $143,748, respectively. We had net sales of $112,523 for the nine months ended February 29, 2004.

We have incurred losses since our inception. For the last two fiscal years ended May 31, 2002 and 2003, we sustained net losses of $3,852,351 and $4,048,345 respectively. We incurred a net loss of $2,986,517 for the nine months ended February 29, 2004, and as of February 29, 2004, had a stockholders’ deficiency of $7,042,914. In its reports accompanying our audited financial statements for the fiscal years ended May 31, 2003 and 2002, our independent auditors included an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern. During the current fiscal year, we have continued to generate losses and will continue to incur losses for the foreseeable future.

We are unable to pay our current liabilities, and must rely on the continued forbearance of specific creditors to avoid bankruptcy.

As of February 29, 2004 we had outstanding current liabilities of $9,794,139, which we are unable to repay without continued creditor forbearance and investor support. If either of these factors cease, then we would have to consider bankruptcy.

We have an immediate need for capital and if we are unable to obtain the financing we need, our business may fail.

As of February 29, 2004, Cash Tech had a working capital deficit of $9,593,249 due to continuing losses. On February 29, 2004, we had available cash of approximately $170,000. Our capital requirements have been and will continue to be significant, and our cash requirements have exceeded cash flow from operations since inception. We are in immediate need of capital to continue to operate. We have been dependent on the proceeds of private placements of our debt and equity securities to satisfy our working capital requirements. We will be dependent upon the proceeds of future private placement offerings or other public offerings to fund development of the EMMA technology, our short-term working capital requirements, to fund certain marketing activities and to continue implementing our business strategy. There can be no assurance we will be able to raise necessary capital. To the extent that we incur indebtedness or issue debt securities, we will be subject to all of the risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. Any inability to obtain additional financing when needed could require us to significantly curtail, or possibly cease altogether, our operations. Prior to November 2003, we had notes outstanding of approximately $4,362,731 in principal and interest, of which were in default. In November 2003, noteholders representing $3,606,695 of principal and interest, approximately 80% of the total outstanding balance of the notes, converted their notes into 1,442,682 shares of our common stock at price of $2.50 per share. We are in discussions with the remaining noteholders. As of February 29, 2004, we still owed $901,995 in principal and interest to the remaining noteholders. There can be no assurance that the remaining noteholders will not declare an event of default and demand immediate payment or seek to attach our assets, including our EMMA technology. As of February 29, 2004, we also owe $3,976,058 to General Electric Capital Corporation, or G.E. Capital. In 2000, we entered into the first of several loan modifications with G.E. Capital. The current modification will expire in October 2004, and we have no current plan or arrangement for repaying G.E. Capital. There can be no assurance that G.E. Capital will agree to further modifications, or that it will not seek to foreclose on its security interest in all our assets as described below, or take other steps to be repaid.

Our assets serve as collateral for various loan obligations and therefore may not be available for distribution to stockholders in the event of liquidation.

We have previously granted security interests in all of our assets to various lenders, including the holders of the notes in the principal and interest amount of $885,070 issued in our placement, which was completed in January 2000, and equipment liens in favor of General Electric Capital Corporation pursuant to a Master Security Agreement originally entered into in May 1997. The General Electric loan is secured by certain of our CoinBank machines. As of February 29, 2004, we were indebted to General Electric Capital Corporation in the amount of approximately $3,976,058 including interest. The Company is in default of its secured obligations except for the loan due to General Electric Capital Corporation. This technical default by us on our secured obligations could cause a secured creditor to declare our indebtedness due and foreclose on the assets securing the defaulted indebtedness. As a result of the existing liens and continuing losses, we are unable to obtain additional credit by securing our assets. Further, as a result of the security interests, creditors would be entitled, to collect upon the assets prior to any distribution being available to holders of our Common Stock of Preferred Stock.

Any additional financing that we may obtain may substantially dilute the interests of our stockholders.

To the extent that we obtain additional financing through the issuance of additional equity securities in the future, such issuance may involve substantial dilution to our then-existing stockholders.

We may not fully recover the carrying value of our CoinBank machines held for sale.

We currently are holding for sale approximately 254 CoinBank machines, which have a carrying value of approximately $834,223 at February 29, 2004. We have taken an impairment charge in the fiscal year ended May 31, 2002 for the carrying value of our CoinBank machines. Impairment on coin machines was $79,245. The impairment was taken due to low inventory turnover for the coin machines. In future periods, additional impairment may be taken based on future sales of coin machines. If we conclude that such impairment exists, this could give rise to a substantial expense, which would increase our reported losses. For the nine months ended February 29, 2004, we sold 6 machines for $86,525. We continue attempting to identify parties interested in acquiring the remaining units, although we cannot guarantee we will continue to have sales or will obtain similar sales results.

Risks Related to Our CoinBank Businesses

If our products do not achieve market acceptance, our business will be harmed.

The demand for and market acceptance of our coin and currency processing equipment are also subject to a high level of uncertainty. If we do not realize market acceptance of these products, our business will be seriously harmed. Commercial establishments and individuals may elect to utilize other methods which they believe to be less costly or possess other advantages over our cash processing equipment.

We are dependent on third-party manufacturers.

We are substantially dependent on the ability of the independent contractors we hire to build our CoinBank machines. We do not manufacture our CoinBank machines. As a result, we are dependent upon third parties for the manufacture of our machines, we cannot control the price or timing of availability of machines for resale and this reliance upon third parties may affect our ability to market and sell the machines to our customers at a competitive price or to satisfy delivery requirements demanded by our customers.

We may not successfully compete with our competitors.

The financial transaction processing industry is crowded with well-established companies, large and small. While companies such as Deluxe, Concord EFS, Total Systems and others have focused on conventional ATM and POS and related transactions, if these firms were to make a concerted effort to develop an advanced function system comparable to EMMA they might prevent or reduce our ability to effectively market EMMA. We believe that our development advantage and proprietary technologies will permit EMMA to penetrate the market effectively, but there is no assurance that larger or better established transaction processing firms will not offer competing products in the future that preempt our efforts.

Risks Related to Our EMMA Based Technology Businesses

Our products may not perform reliably in extensive applications.

As of February 29, 2004, we had test-marketed only four EMMA-driven ATM-X/POS-X machines and have derived no significant revenue from our EMMA-based business. To date, we have not installed a base of EMMA-driven ATM-X/POS-X machines or PrISM systems upon which we can base reliable predictions about the reliability or functionality of those technologies. Although such systems and machines have performed reliably to date at their current installations and in our laboratory, upon widespread commercial use they may not satisfactorily perform all of their intended functions or may not prove reliable in extensive utilization. Software and other technologies that are incorporated into our products are complex and may contain errors, which will only become apparent subsequent to widespread commercial use. Remedying such errors could require the expenditure of a substantial amount of money and could also result in significant delays in installing or selling our products, which could have a material adverse effect on us. We anticipate that we will continue to seek to upgrade and enhance both the hardware and software components of our products. Such upgrading and enhancement efforts remain subject to the risks inherent in new product development, including unanticipated technical or other problems, which could result in material delays in product commercialization or significantly increased costs. Further, our EMMA systems may not satisfactorily perform all of its intended functions or will prove not to be reliable in extensive utilization.

Competing products and services could render our technologies obsolete.

Our EMMA platform will compete with existing ATMs and services offered by financial institutions and other companies that may provide services similar to those offered by EMMA. Competitive technologies may render our products and services obsolete or less marketable.

If our EMMA Technology does not achieve market acceptance, our business will be harmed.

In marketing our products and services, we are attempting to change the traditional methods by which people obtain financial services and access the Internet. Accordingly, the demand for these services is subject to a high level of uncertainty. If we do not realize market acceptance of these products, our business will be seriously harmed. The results of the use of EMMA when deployed may not be well received and prior results of use may not be indicative of future market acceptance of our products or services. Commercial establishments and individuals may elect to utilize other methods, which they believe to be less costly or possess other advantages over EMMA. Achieving market acceptance for EMMA will require substantial marketing efforts and the expenditure of a significant amount of funds to inform various targeted customer groups of the perceived benefits and cost advantages of EMMA. To date, we have not generated any revenue from our EMMA based technology.

Our limited marketing capabilities may hinder our growth.

Since inception, we have conducted only limited marketing activities and currently have limited marketing and technical experience and limited financial, personnel and other resources to independently undertake extensive marketing activities. Accordingly, our marketing efforts may not result in significant initial or continued market acceptance, may not develop a market for our EMMA system and may not succeed in positioning EMMA as a preferred method of processing “advanced function” transactions. Further, our current marketing plans are subject to change as a result of a number of factors, including changes in market conditions and the nature of the marketing requested or provided by prospective users of EMMA.

The expansion of our EMMA-based business is uncertain.

To date, we have generally been dependent on processing coins and currency purchased directly from third parties (other than through CoinBank® machines) to generate substantially all of our revenues. We intend to increase our current level of CoinBank® marketing, but with an emphasis on marketing our EMMA based services. Expansion of our operations will be largely dependent upon our ability to successfully market and distribute EMMA-driven transaction processing services; hire and retain skilled technical, marketing and other personnel; establish and maintain satisfactory relationships with banks and retail businesses; and achieve significant market acceptance for the use of advanced function services. We may not be able to successfully implement our business plan and unanticipated expenses, problems or technical difficulties may occur which would result in material delays in its implementation. Our prospects could be adversely affected by a decline in the economic prospects of particular individual or commercial customers or segments of cash-intensive markets, which could result in reduction or deferral of requirements for coin processing services or the use of EMMA services by prospective customers. We may not be able to achieve significant market acceptance of advanced function transactions, achieve significant penetration in new geographic markets or successfully expand our operations.

Our business line, named PrISM (Predictive Identification and Security Manager), incorporates biometric and risk assessment technologies originally developed to secure financial transactions on the EMMA platform. PrISM, is an outgrowth of the events of September 11, 2001, and the need for enhanced security and identification capabilities. There can be no assurance that we will be able to capitalize on the opportunities in this emerging market, or that the perceived level of demand for these types of products will be as high as anticipated.

We may not successfully compete with our competitors.

Our PrISM line of business is based in part upon our EMMA technology and is intended to consist of a suite of security products and provide professional services and custom development for specific security requirements. PrISM products use biometric and risk analysis technologies for critical security applications including physical security and high-risk financial transactions. There are other companies involved in this field of business, including Eyeticket Corporation, Viisage Technologies, Visionics Corporation and Identix, all of whom may be more established in the industry and may be better financed. There can be no assurance that we will be able to compete with these companies, or other entrants in the field.

Changing industry trends may adversely effect our operations.

Alternatives to the use of cash and checks, such as credit cards and wire transfer, debit cards and other forms of electronic currency are increasing. Increasing use of these alternative forms of payment could reduce the frequency of circulation of cash and checks resulting in decreased need for some EMMA applications. The market for alternative forms of money transfer is characterized by frequent introduction of new products and services and is subject to changing consumer preferences and economic trends, which may make certain EMMA applications unattractive, compared to other alternatives.

We are dependent on third -party manufacturers and on independent contractors, whose nonperformance could harm our business.

We are substantially dependent on the ability of the independent contractors we hire to provide software engineering for our EMMA technology. Any contractor that we utilize or may utilize may not have sufficient capacity to satisfy our needs during any period of sustained demand. The loss of services of independent contractors could disrupt our business. Furthermore, the EMMA system will access networks, which are owned and operated by third parties. The failure or unavailability of these networks could have a material adverse effect on us. The EMMA system is designed to be distributed through equipment, such as ATMs manufactured and distributed by third parties. Although we believe that a number of sources for this equipment are available, failure or delay by any manufacturer in providing such equipment to location operators could result in interruptions in our ability to deploy EMMA-based transactions and could have a material adverse effect on our operations.

We are subject to risks relating to our international installations and sales.

We are seeking to deploy the EMMA system outside of the United States. To the extent that we are able to expand our operations and sales outside of the United States, we will be subject to the risks associated with international operations and sales, including economic and political instability, currency fluctuations, credit risks, shipping delays, customs duties, export quotas, foreign government regulations and other trade restrictions, any of which could have a significant impact on our ability to operate effectively outside of the United States or to deliver EMMA services overseas to customers on a competitive and timely basis.

Risks Related to Government Regulation and Patent and Licensing matters

Uncertainty of patent and trademark protection.

Although we have been issued U.S. Patents with respect to our EMMA technology, there can be no assurance that these patents will afford us any meaningful protection. We intend to rely primarily on a combination of trade secrets, technical measures, copyright protection and nondisclosure agreements with our employees to establish and protect the ideas, concepts and documentation of software developed by us. Such methods may not afford complete protection, and there can be no assurance that third parties will not independently develop such technology or obtain access to the software we have developed. Although we believe that our use of the software we developed and other software used in its operations does not infringe upon the rights of others, our use of the software we developed or such other software may infringe upon the patents or intellectual property rights of others. In the event of infringement, we could, under certain circumstances, be required to obtain a license or modify aspects of the software we developed or such other software or refrain from using such software. We may not have the necessary financial resources to defend any infringement claim made against us or be able to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on us. Moreover, if the software we developed or any other software or hardware used in our business is deemed to infringe upon the rights of others, we could, under certain circumstances, become liable for damages, which could have a material adverse effect on us. We received United States trademark registration for the “CoinBank®” name in September 1997. Although we are not aware of any claims of infringement or other challenges to our rights to use this trademark, there can be no assurance that our marks do not or will not infringe upon the proprietary rights of others or that our marks would be upheld if challenged.

Risks Related to Our Management

The success of our business also requires that we retain other qualified management personnel.

Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense, and there can be no assurance that we will be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified management and other personnel would have a material adverse effect on us.

Our directors and officers have limited personal liability.

Our Certificate of Incorporation includes provisions to limit, to the full extent permitted by Delaware law, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors. In addition, our By-Laws require us to indemnify any of our directors, officers, employees or agents to the full extent permitted by Delaware law. As a result of such provisions in our Certificate of Incorporation and the By-Laws, securityholders may be unable to recover damages against our directors and officers for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties. This may reduce the likelihood of securityholders instituting derivative litigation against directors and officers and may discourage or deter securityholders from suing our directors, officers, employees and agents for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our securityholders.

The American Stock Exchange may delist our securities.

Our common stock is listed on American Stock Exchange. The American Stock Exchange granted us an exemption from its original listing requirements in order for our common stock to be listed for trading, and we are not in compliance with the American Stock Exchange’s criteria for continued listing. Our failure to meet these maintenance criteria may result in the delisting of our Common Stock from the American Stock Exchange. In 2000, we issued securities which the American Stock Exchange may determine to have violated its rules requiring stockholder approval for the issuance of securities constituting 20% or more our outstanding securities. These or other possible rule violations may result in delisting of our Common Stock from American Stock Exchange. If our Common Stock is delisted, trading, if any, in our Common Stock would occur on the non-Nasdaq over-the-counter market. As a result of such delisting, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

If our common stock is delisted from the American Stock Exchange, we also are likely to be subject to the risks relating to penny stocks.

Our common stock has not been traded above $5.00 in over a year. If our common stock were to be delisted from trading on the American Stock Exchange and the trading price of the common stock remained below $5.00 per share, trading in our common stock would be subject to the requirements of certain rules promulgated under the Exchange Act related to so-called penny stocks. A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock and the ability of purchasers to sell our common stock in the secondary market.

The price of our common stock has been, and may continue to be, volatile.

The market price of our common stock has fluctuated over a wide range, and it is likely that the price of our common stock will fluctuate in the future. Since January 1, 2004, the sale price for our common stock, as reported by the American Stock Exchange has fluctuated from a low of $0.60 to a high of $1.58 per share . The market price of our common stock could be impacted by a variety of factors, including:

•	announcements of technological innovations or new commercial products by us or our competitors.

•	changes in government regulation and policies which may be undertaken with respect to security issues related to terrorism, privacy and other matters.

•	developments in the patents or other proprietary rights owned or licensed by us or our competitors.

•	matters related to our financial condition, including our ability to obtain necessary capital.

•	litigation affecting us or our products.

•	general market conditions in our industry.

In addition, the stock market continues to experience price and volume fluctuations. These fluctuations have especially affected the market price of many technology companies. Such fluctuations have often been unrelated to the operating performance of these companies. Nonetheless, these broad market fluctuations may negatively affect the market price of our common stock.

We have the discretion to issue additional shares of preferred stock with rights and preferences superior to those granted to holders of our common stock.

Our Certificate of Incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock, from time to time, in one or more series. Our board of directors is authorized, without further approval of the securityholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of preferred stock. The issuance of such stock could adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock.

We propose to issue shares of our newly created Series H Preferred Stock in connection with our proposed purchase of the assets and the contracts of Heuristic Technologies, LLC and its subsidiary.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock being offered by the selling securityholders. Some of the shares being offered by the selling securityholders have not yet been issued and will only be issued upon the exercise of outstanding warrants or conversion of convertible promissory notes held by some of the selling securityholders. We will receive estimated net proceeds of approximately $1,182,231 if all of the warrants relating to shares being offered by the selling securityholders are exercised. However, the warrants may not be exercised.

We intend to use any proceeds received from the exercise of the warrants for general corporate purposes, including the payment of our current liabilities, such as wages and salaries for our employees and executive officers. We expect to incur expenses of approximately $60,000 in connection with this offering for legal, accounting and printing expenses.

MARKET FOR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Our common stock commenced trading on the Nasdaq SmallCap Market on July 9, 1998. Our Common Stock was not traded in any public securities market prior to July 9, 1998. On April 3, 2000, our Common Stock commenced trading on the American Stock Exchange under the symbol, “TQ”.

The following is the range of closing bid prices for the Common Stock for the periods indicated below:

Year ending May 31, 2003	High	Low
Q1 June 1 - August 31	1.50	0.75
Q2 September 1 - November 30	1.08	0.65
Q3 December 1 - February 28	0.90	0.60
Q4 March 1 - May 31	1.00	0.60

Year ending May 31, 2004	High	Low
Q1 June 1 - August 31	1.42	0.75
Q2 September 1 - November 30	1.15	0.88
Q3 December 1 - February 29	1.15	0.87
Q4 March 1 - May 31	1.58	1.15

Year ending May 31, 2005	High	Low
Q1 June 1 - July 6	1.51	1.00

On July 6, 2004 we had a high and low price of $1.49 and $1.40, respectively.

Dividend Policy

We have never paid any dividends on our Common Stock, and do not intend to declare or pay any dividends in the foreseeable future. The declaration in the future of any cash dividends on our Common Stock will be at the discretion of our board of directors and will depend upon a variety of factors, including our earnings, if any, capital requirements and financial position, as well as the general economic conditions at the time in question. Moreover, the payment of cash dividends on the Common Stock in the future could be limited or prohibited by the terms of financing agreements that we may enter into, such as a bank line of credit or an agreement relating to the issuance of other of our debt securities, or by the terms of any preferred stock that are or may be issued and then outstanding.

SELECTED FINANCIAL INFORMATION

The following selected financial information for the years ended May 31, 2003, 2002, 2000, 2001 and 1999 is derived from our audited financial statements. Our financial statements for 2003 and 2002 have been audited by Vasquez & Company, independent auditors. Our financial statements for 2001, 2000 and 1999 have been audited by BDO Seidman, LLP, independent auditors. The following selected financial data for the nine months ended February 29, 2004 and 2003 is unaudited and includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our results of operations for such periods. The results for the nine months ended February 29, 2004 are not necessarily indicative of the results to be expected for the full year. When you read this information, it is important that you also read our financial statements and related notes, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

	Nine Months Ended		Year Ended May 31,
	February 29, 2004	February 28, 2003	2003	2002	2001	2000	1999
	(unaudited)
STATEMENTS OF OPERATIONS DATA:
Service revenues	$—	$—	$—	$—	$—	$—	$—
License fees	65,000	21,348	21,348	10,000	12,500	—	—
Grant income	—	—	—		—	—	—
Other income	47,523	246,228	246,228	133,748	116,741	350,138	271,229

Total revenues	$112,523	$267,576	$267,576	$143,748	$129,241	$350,138	$271,229

Loss from continuing
Operations	$(2,986,517)	$(3,059,462)	$(4,022,424)	(3,746,357)	(4,194,779)	(6,592,512)	(4,215,768)
Income (loss) from discontinued operations	—	(25,921)	(25,921)	(105,994)	(60,791)	(47,389)	(1,496,196)

Net loss	$(2,986,517)	$(3,085,383)	$(4,048,345)	$(3,852,351)	$(4,255,570)	$(6,639,901)	$(5,711,964)

Basic and diluted loss per allocate common share Net of demand dividends:
Loss from continuing operations	$(0.35)	$(0.58)	$(0.68)	$(1.25)	$(1.53)	$(2.04)	$(1.29)
Income (loss) from discontinuing operations	—	—	—	(0.03)	(0.02)	(0.01)	(0.45)

Net loss	$(0.35)	$(0.58)	$(0.68)	$(1.28)	$(1.55)	$(2.05)	$(1.74)

BALANCE SHEET DATA:
Current assets	$200,892	$519,920	$36,450	$543,512	$176,880	$688,668	$1,420,284
Current liabilities	$9,794,139	$12,488,403	$12,690,148	$9,053,250	$9,596,006	$2,346,390	$1,812,503
Working capital defecit	$(9,593,247)	$(11,968,483)	$(12,653,698)	$(8,509,738)	$(9,419,126)	$(1,657,722)	$(392,219)
Total assets	$2,739,678	$3,566,248	$3,002,614	$4,281,632	$4,160,616	$3,432,599	$4,447,720
Preferred stock	$1,758,688	$1,758,688	$1,758,688	$1,904,688	$3,009,063	$1,122,188	$—
Long-term liabilities	$—	$—	$—	$2,586,674	$—	$4,495,933	$2,564,723
Stockholder’s Equity (deficiency)	$(7,042,914)	$(8,955,333)	$(9,709,578)	$(7,358,292)	$(5,435,390)	$(3,409,724)	$70,494

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Cash Technologies, Inc. is a Delaware corporation incorporated in August 1995. Unless the context otherwise requires, references in this prospectus to “us” or “we” refer to Cash Technologies, Inc., and its subsidiaries, National Cash Processors, Inc., a Delaware corporation incorporated in May 1994, which became a subsidiary of the Company in January 1996; CoinBank Automated Systems, Inc., a Delaware corporation incorporated in November 1995; CoinBank Automation Handels GmbH, Salzburg, Austria, incorporated in February 1998; Cintelia Systems, Inc., a Delaware corporation incorporated in December, 2001, and CT Holdings, LLC, a Delaware limited liability company organized in June 2002. All of these subsidiaries are wholly owned, except CT Holdings, LLC, of which we own 86.35%.

Our independent certified public accountant included an explanatory paragraph in its report for the year ended May 31, 2003, which indicated a substantial doubt as to our ability to continue as a going concern. This concern is primarily due to substantial debt service requirements and working capital needs.

Systems development expenses, marketing expenses, executive salaries and general and other administrative costs are expected to increase as we continue to develop our EMMA Platform. Inasmuch as we will continue to have a high level of operating expenses, we will continue to be required to make certain up-front expenditures in connection with our proposed CoinBank® machine sales effort and development of EMMA transaction processing system. We anticipate that losses will continue for the foreseeable future. Our expenses have exceeded net revenues since inception. For the fiscal years ended May 31, 2003 and 2002, we sustained net losses of $4,100,000 and $3,900,000, respectively.

The research and development of new software products and enhancements to existing software products were expensed as incurred (and recorded in the consolidated statement of operation) until technological feasibility has been established. Technological feasibility is established upon completion of a detailed program design or working model. As of May 31, 2003, capitalized software costs amounted to $2,005,836. Technological feasibility was achieved in September of 1999 and commencing October 1, 1999 all expenses related to EMMA software development had been capitalized. As of December 31, 2001, the Company had capitalized $2,771,536 in development and related costs. The EMMA product was available for release to the public in January 2002 thus all development costs since have been expensed including $287,000 for the fiscal year ended May 31, 2003.

Amortization of the capitalized software commenced on January 1, 2002. Amortization had been calculated over a seven-year period for the quarter ended February 28, 2002, resulting in an amortization expense of $65,989. Management changed the amortization period for capitalized software, to five years starting March 1, 2002, primarily to approximate the estimated period over which the business brought about by the technology will expand into its expected capacity. As of March 1, 2002, net unamortized capitalized software amounted to $2,705,547. The unamortized cost as of March 1, 2002 is being amortized over the remaining revised estimated life. The change resulted in an amortization expense of $205,931, an increase of $40,959 ($0.01 per share) from the original estimated amortization period, for the year ended May 31, 2002. During the fiscal year ended May 31, 2003, we amortized an additional $559,569 of capitalized software.

The current EMMA asset is currently valued at $2,005,836, which reflects the costs incurred by us in developing the asset, as well as the net realizable value estimated in management’s determination. Management believes that its estimates reflect its ability, based upon management’s internal projections, to obtain a recovery on the asset. These estimates assume that recovery of the value of the asset will be obtained commencing in the 2004 calendar year, and will be obtained fully by the end of the calendar year

2006. These projections and estimates are subject to numerous contingencies, including, without limitation, the condition of the economy and the ability of corporate entities to purchase software such as the EMMA software.

In its projections, management has calculated a transaction fee based upon management’s discussions with potential customers, including bank and non-bank ATM service providers. Management has had significant negotiations with representatives of various large financial institutions regarding the installation of EMMA-based products. However, to date the Company has not entered in any definitive agreements with any institution. According to a study entitled “The Use of Checks and other Non-Cash Payments Instruments in the United States” prepared by the Federal Reserve, there were 42.5 billion checks processed by financial institutions in the United States during the year 2000 about a third of which are of the type that our products are intended to help process.

Much of our selling, general and administrative costs are fixed in nature, therefore, as volume of transactions and revenues increase, the selling, general and administrative does not increase proportionately.

There can be no assurance that management’s estimates will prove accurate, and investors should be aware that in the event these estimates are inaccurate, a write down of all or a portion of this asset may be required.

In 1996, we began our development of an enhanced version of an automated teller machine which was designated the ATM-X(TM). The ATM-X was designed to provide a range of services not typically offered by ATM machines, such as electronic bill payment, instant activated phone cards, event ticketing and others. As development efforts proceeded, we discovered the need to create a robust transaction processing system that could link the new ATMs with the worldwide financial networks in order to provide these new services to ATMs, kiosks and wireless devices. In December of 1997, we filed a patent application describing the transaction processing and networking technologies, which resulted in the issuance of patent, number 6,308,887, by the U.S. Patent and Trademark Office on October 30, 2001. The technology, which was later named EMMA (E-commerce Message Management Architecture), allows for the seamless integration of conventional ATM and credit card networks with non-bank networks and the Internet.

In 1995, we began our development of CoinBank® self-service coin counting machines, distributed through our CoinBank Automated Systems, Inc. subsidiary. The machines accept and count loose coin, then generate a receipt redeemable for the amount counted less a service fee typically amounting to between 7% and 9%. This receipt can then be exchanged for currency or goods. The machines provide individuals and small businesses with a convenient method for the disposing of their accumulated loose coin without the need for pre-sorting or wrapping.

During the fiscal year ended May 31, 2003, our market analysis for self-service coin counting machines indicated that retailers were demanding higher profit margins from the operation of these devices than that was being offered through the “free-placement” business model. We concluded that our free-placement program should be supplanted by direct sales of these machines to retail store chains and removed substantially all of our free-placement machines from operation. We are marketing the machines to manufacturers of cash handling equipment, original equipment manufacturer, or OEM, customers, companies with existing equipment distribution and service channels and directly to retailers and financial institutions. Although we will continue our direct sales approach with respect to our CoinBank® machines, we intend to focus substantially all of our efforts and operations on the continued development and deployment of the EMMA technology.

Revenues generated from CoinBank® machines accounted for approximately 82% of net revenues for the fiscal year ended May 31, 2003, compared to approximately 8% of net revenues generated from Licensing Fees from EMMA-related services. Although there can be no assurance, we anticipate that the revenue associated with processing fees derived from EMMA transaction processing system will become the primary source of our future revenues.

Results of Operations

Fiscal Year Ended May 31, 2003, Compared to Fiscal Year Ended May 31, 2002

Gross revenues include equipment sales and licensing fees for the fiscal year ended 2003 and amounted to $267,576 compared to $143,748 for fiscal year 2002. The increase in revenue is attributable to an increase in coin machine sales.

Cost of revenues for the year ended May 31, 2003, was $193,632 or 72.4% of gross revenue compared to $112,077 or 78% of gross revenue in fiscal year 2002. The decrease in direct costs was primarily the result of the decreased costs associated with reduction in staff.

Gross profit for the year ended May 31, 2003, was $73,944 or 27.6% of net revenues, as compared to a $31,671 or 22.0% of net revenues for the year ended May 31, 2002. The increase in gross profit was primarily attributable to staff reductions and higher equipment sales.

Selling, general and administrative expenses for the year ended May 31, 2003, increased to $2,487,714 compared to expenses of $2,175,371 for the fiscal year 2002. These expenses consisted primarily of wages (and wage related costs), outside contractor expenses, travel/promotional expenses, professional services and facilities/office related expenses.

Depreciation and amortization expenses increased to $584,731 during fiscal 2003 from $290,490 in fiscal 2002. The increase was primarily attributable to an increase in amortization expenses recognized during the 2003 fiscal year of $559,768 compared to $205,931 in 2002.

Interest expense for the fiscal years 2003 and 2002 was $767,616 and $1,230,522, respectively. The decrease was primarily attributable to decrease in interest recognized in relation to the deferment of the GE Capital notes payable.

As a result of the foregoing, net losses for the years ended May 31, 2003 and 2002 were $4,048,345 and $3,852,351, respectively.

Fiscal Year Ended May 31, 2002, Compared to Fiscal Year Ended May 31, 2001

Gross revenues for the fiscal year ended 2002 and amounted to $143,748 compared to $129,241 for fiscal year 2001. The increase was primarily attributable to a growth in coin machine sales.

Cost of revenues for the year ended May 31, 2002, was $112,077 or 78% of gross revenue compared to $97,510 or 75.4% of gross revenue in fiscal year 2001. The increase in direct costs was primarily the result of an increase in coin machine sales.

Gross profit for the year ended May 31, 2002, was $31,671 or 22% of net revenues, as compared to a $31,731 or 24.6% of net revenues for the year ended May 31, 2001. The decrease in gross profit was primarily attributable to a change in customer mix.

Selling, general and administrative expenses for the year ended May 31, 2002, decreased to $2,175,559 compared to expenses of $3,181,289 for the fiscal year 2001. These expenses consisted primarily of wages (and wage related costs), outside contractor expenses, travel/promotional expenses, professional services and facilities/office related expenses. The decrease in selling, general and administrative expenses is due to decrease in non-cash compensation and other costs due to cut backs in spending.

We have taken an impairment charge in the fiscal year ended May 31, 2002 for the carrying value of our CoinBank® machines. Impairment on coin machines was $79,245. The impairment was taken due to low inventory turnover for the coin machines. In future periods, additional impairment may be taken based on future sales of coin machines. As of May 31, 2002, the coin machines were valued at $1,029,292.

Depreciation and amortization expenses increased to $290,490 during fiscal 2002 from $90,944 in fiscal 2001. The increase was primarily attributable to an increase in amortization expenses recognized during the 2002 fiscal year in relation to capitalized software.

Interest expense for the fiscal years 2002 and 2001 was $1,230,522 and $953,323, respectively. The increase was primarily attributable to additional interest recognized in relation to the deferment of the G.E. Capital notes payable.

As a result of the foregoing, net losses for the years ended May 31, 2002 and 2001 were $3,852,351 and $4,255,570, respectively.

Nine Months Ended February 29, 2004, Compared To Nine Months Ended February 28, 2003.

Net revenues for the nine-month period ended February 29, 2004 decreased to $112,523 compared to $267,576 for the 2003 period. The decrease in net revenue was primarily attributable to the decrease in the amount of CoinBank® machines sold offset by an increase in licensing fee revenue.

Cost of revenues for the nine-month period ended February 29, 2004, was $42,201 compared to $189,494 for the nine months ended February 28, 2003. The decrease in direct costs was primarily the result of a decrease in the cost of coin machines sold.

Gross profit for the nine months ended February 29, 2004 was $70,322 compared to $78,082 for the nine months ended February 28, 2003. The decrease in gross profit was directly related to the decrease in CoinBank® machines sold.

Selling, general and administrative expenses for the nine months ended February 29, 2004, increased to $2,149,120 compared to $1,908,035 for the nine months ended February 28, 2003. These expenses consist primarily of wages (and wage related costs), outside contractor expenses, travel/promotional expenses, professional services and facilities/office related expenses. The increase is attributable to recognizing $140,771 of fees due to the American Stock Exchange as well as additional consulting fees of $166,809. The stock exchange fees are now being accrued on a monthly basis.

Research and development expenses for the nine months ended February 29, 2004, were $90,000, compared to $227,000 for the nine months ended February 28, 2003. The decrease was the result of the allocation of the Company’s limited resources from development to working capital.

Depreciation and amortization expenses for the nine months ended February 29, 2004, and February 28, 2003, were $423,145 and $441,705, respectively.

Interest expense for the nine months ended February 29, 2004 and February 28, 2003, was $425,764 and $582,763, respectively. The decrease is directly related to reduction in interest expense recognized in relation to GE Capital loan deferments.

Income tax expense for the nine months ending February 29, 2004 totaled $2,400 compared to $0 a year ago.

Minority Interest allocation of losses for the nine months ended February 29, 2004 was $33,590 compared to $21,958 for the same period a year ago.

As a result of the foregoing, net losses from continuing operations for the nine months ended February 29, 2004 and February 28, 2003 were $2,986,517 and $3,059,462, respectively.

Liquidity And Capital Resources

Our capital requirements have been and will continue to be significant, and our cash requirements have exceeded cash flow from operations. At February 29, 2004, we had a working capital deficit of $9,593,247 compared to a working capital deficit of $12,653,698 at May 31, 2003. At February 29, 2004, we had a cash balance of only approximately $169,000. Our current monthly operating costs without any interest or principal payments on debt, amortization of warrants and depreciation expense are approximately $200,000. We are in immediate need of substantial working capital to continue our business and operations. To date, we have been funding our operations through the issuance of equity in private placement transactions with existing stockholders or persons with whom we have relationships, including affiliates of stockholders. There can be no assurance that we will be able to continue to raise required working capital in this or any other manner.

Since inception, we have satisfied our working capital requirements through limited revenues generated from operations, the issuance of equity and debt securities, borrowing under a line of credit and loans from our securityholders. Furthermore, our contract with the Los Angeles County Metropolitan Transit Authority to count currency expired on June 30, 2002, which resulted in a significant reduction in our gross revenue. As of February 29, 2004, we do not have any cash processing customers. We discontinued operations in the fourth quarter of fiscal year ended May 31, 2003.

Our independent certified public accountant included an explanatory paragraph in its report for the year ended May 31, 2003, which indicated a substantial doubt as to the ability of the Company to continue as a going concern. This concern is primarily due to substantial debt service requirements and working capital needs.

Net cash used in operating activities was $1,733,243 for the nine months ended February 29, 2004 compared to $1,098,033 for the nine months ended February 28, 2003. The increase of Net cash used by operating activities, during the 2003 period was primarily due to the effects of the decreases in accounts payable of $471,110 and accrued interest of $75,259 which were tempered by increases in non-cash compensation expense of $108,063 and a reduction in net losses of $98,866.

Net cash provided by financing activities for the nine months ended February 29, 2004, was $1,900,845 as compared to $1,056,931 for the nine months ended February 28, 2003. The increase in Net cash provided by financing activities for the 2003 period was primarily attributable to increases in proceeds from the issuance of warrants and common stock of $641,322 and proceeds from conversion of warrants $244,785.

In 1997, we entered into a credit agreement with G.E. Capital Corporation, or G.E. Capital, pursuant to which we borrowed $5,500,000 for the purchase of CoinBank® component equipment, working capital and general corporate purposes. Due to our inability to repay G.E. Capital on the original terms, on September 29, 2000 we entered into the first of several loan modifications with G.E. The most recent modification requires interest-only payments at a rate of 9.5% and the entire unpaid balance is due at maturity in October, 2004. We do not have sufficient capital to repay this debt. We intend to seek to enter into another modification with G.E. Capital, but there can be no assurance that we will be able to do so. As of February 29, 2004, we owed G.E. Capital $3,976,058, which includes the principal, financing fees and unpaid interest. As of May 31, 2004, the loan was current.

As of March 31, 2004, noteholders representing $3,774,049 of principal and interest had converted their notes into 1,509,624 shares of our common stock at a price of $2.50 per share. We are in discussions with the remaining noteholders. As of March 31, 2004, we still owed $734,641 in principal and interest on the outstanding notes.

In the quarter ended February 29, 2004, we raised $730,100 from the sale of our securities in private, unregistered sales and an additional $108,775 from the exercise of common stock warrants. In November 2003, we issued 1,442,682 shares of its common stock for the conversion of $2,704,700 of convertible debt, seven-year warrants to purchase 117,188 shares of our common stock at an exercise price of $.01 per share in exchange for the cancellation of $95,265 of short-term debt and 75,000 shares of our common stock for services rendered totaling $75,000.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements for the fiscal year ended May 31, 2003 and the quarter ended February 29, 2004. The following proforma disclosure is presented to understand the effect of the agreement with Heuristic Technology and the related executive compensation arrangements. The proforma disclosure includes forward looking statements. If the Heuristic Technologies transaction closes a wholly-owned subsidiary of Cash Technologies, Inc. (HT Acquisition, Inc. or “HT”) will be formed to manage Heuristic Technologies’ assets. Three year employment/consulting agreements would become effective regarding HT’s key employees/contractors as shown in the table below. The employment/contractor agreements can be cancelled if HT does not attain breakeven results within 12 months.

At closing, we intend to issue $500,000 in preferred stock to the owners of Heuristic Technologies. Furthermore, when HT’s pre-tax annual net income reaches $2,000,000, an additional $1,000,000 of Preferred Stock will be granted; when pre-tax net income reaches $4,000,000, an additional $1,000,000 of Preferred Stock will be granted and if revenues reach $20,000,000 within 24 months of closing, an additional $1,000,000 of Preferred Stock will be granted. Following this closing, we will pay, contribute or otherwise make available to HT an aggregate of $1,000,000 to fund HT’s operations, including integration costs of Cash Tech’s EMMA platform and other Cash Tech overhead.

Name	Status	Annual Compensation	Increases in Annual Compensation and Performance Measures.
Ray Pedden	Employee	$180,000	10% annual increase. If Heuristic’s achieves and maintains an Adjusted NI (“ANI”, see below) of $1,000,000 or more for 2 consecutive quarters an increase of $5,000/month will occur. Compensation will increase by $10,000/month if ANI of $2,000,000 or more is achieved and maintained for two consecutive quarters.

Joe Tumbarello	Employee	$170,000	10% annual increase. If Heuristic’s achieves and maintains an Adjusted NI (“ANI”, see below) of $1,000,000 or more for 2 consecutive quarters an increase of $5,000/month will occur. Compensation will increase by $10,000/month if ANI of $2,000,000 or more is achieved and maintained for two consecutive quarters.

Joe O’Shaunessy	Contractor	$72,000

Adjusted Net Income: Net Income less Proforma Income Tax Expense.

Critical Accounting Policies.

We have designated our CoinBank® machines and parts as being held for sale. CoinBank® machines held for sale are recorded at the lower of the cost or estimated fair value, which includes an estimate of the costs to sell these assets. The estimated fair value is based on information including recent sales of CoinBank® machines and estimated present value techniques. During the fourth quarter of fiscal year 2002, management evaluated the estimated fair market value of these machines and subsequently recorded an impairment loss of $79,245. As of May 31, 2003, the carrying value of the CoinBank® machines is $862,090.

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related asset, ranging from 3 to 7 years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease.

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (un-discounted and without interest changes) from the use of an asset is less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

The research and development of new software products and enhancements to existing software products were expensed as incurred (and recorded in the consolidated statement of operation) until technological feasibility has been established. Technological feasibility is established upon completion of a detailed program design or working model. As of May 31, 2002, capitalized software costs amounted to $2,771,536 of which $408,787 and $1,201,535 were capitalized in fiscal years ended May 31, 2002 and 2001, respectively. Technological feasibility was achieved in September of 1999 and from that point forward all expenses related to the EMMA software development had been capitalized. As of December 31, 2001, the Company had capitalized $2,771,536 in development and related costs. The EMMA product was available for release to the public in January 2002 thus all development costs since have been expensed.

Amortization commenced on January 1, 2002. The amortization was over a seven-year period for the quarter ended February 28, 2002 resulting in an amortization expense of $65,989. The amortization period for capitalized software was changed to five (5) years starting March 1, 2002, primarily to approximate the estimated period over which the business brought about by the technology will expand into its expected capacity. As of March 1, 2002, net unamortized capitalized software amounted to $2,705,547. The unamortized cost as of March 1, 2002 is being amortized over the remaining revised estimated life. The change resulted in an amortization expense of $205,931, an increase of $40,959 ($0.01 per share) from the original estimated amortization period, for the year ended May 31, 2002.

We have removed our discontinued coin processing revenue and related expenses from the current operating results and reclassified them as a separate line item called Discontinued Operations.

New Accounting Pronouncements

The Financial Accounting Standards Board issued in September 2000, Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 140 replaces SFAS 125 and carries over most of SFAS 125’s provisions without reconsideration. SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. SFAS 140 did not affect the Company’s financial statements and notes to financial statements.

The Financial Accounting Standards Board issued in July 2001, SFAS No. 141, Business Combinations. SFAS 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. SFAS 141 prohibits the use of the pooling-of-interests method. SFAS 141 did not affect the Company’s financial statements and notes to financial statements.

The Financial Accounting Standards Board issued in June 2001, SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 changes the accounting for goodwill from amortization method to an impairment-only approach. SFAS 142 requires companies to stop the amortization of goodwill. SFAS No. 142 did not affect the Company’s financial statements and notes to financial statements.

The Financial Accounting Standards Board issued in June 2001, SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 did not affect the Company’s financial statements and notes to financial statements.

The Financial Accounting Standards Board issued in August 2001, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 did not affect the Company’s financial statements and notes to financial statements.

FASB issued in April 2002, SFAS No. 145, Rescission of FASB Statements No. 4 (Reporting Gains and Losses from Extinguishment of Debt), 44 (Accounting for Intangible Assets of Motor Carriers), and 64 (Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements), Amendment of FASB Statement No. 13 (Accounting for Leases), and Technical Corrections. SFAS No. 145 did not affect the Company’s financial statements and notes to financial statements.

FASB issued in June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 will not affect the Company’s financial statements and notes to financial statements.

In December 2002, the FASB issued Statement of Financial Accounting Standards o. 148 (SFAS 148), Accounting for Stock-Based Compensation Transition and Disclosure an Amendment of FASB Statement No. 123. SFAS 148 provides alternative methods of transition for companies making a voluntary change to fair value-based accounting for stock-based employee compensation. The Company continues to account for its stock options under the intrinsic value recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Under the intrinsic value method, no stock-based employee compensation cost is recognized in net income because the exercise price of all options granted was less than the market price of the underlying common stock on the grant date. Effective for interim periods beginning after December 15, 2002, SFAS 148 also requires disclosure of pro-forma results on a quarterly basis as if the company had applied the fair value recognition provisions of SFAS 123.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure

Effective September 17, 2001, our board of directors determined that it would be in our best interests to terminate the services of our independent accountant, BDO Seidman LLP, which acted as our independent accountant for the fiscal years ended May 31, 1999 and 2000. Our board also determined to retain the firm of Vasquez & Company as our independent accountants to audit our financial statements for the fiscal year ended May 31, 2001.

The termination of BDO Seidman LLP was recommended and approved by our board of directors and was not the result of any disagreement with BDO Seidman LLP on any matter of accounting principles or practice, financial statement disclosure or auditing scope or procedure.

During the 1999-2000 fiscal years, the reports issued by BDO Seidman LLP contained an explanatory paragraph as to our ability to continue as a going concern, but did not contain any disclaimer of opinion, or was qualified or modified as to audit scope or accounting principles. In addition, during the last two fiscal years and subsequent periods there were no disagreements with BDO Seidman LLP regarding accounting principles, or practices, financial statement disclosure, or auditing scope or procedure.

Prior to the change of accounting firms, neither our board of directors nor management consulted Vasquez & Company regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered.

DESCRIPTION OF BUSINESS

We commenced operations in two lines of business, namely, currency processing through our main office in Los Angeles and coin counting through machines placed in retail establishments, banks and other businesses. Typically, currency was purchased in bulk at a discount of between 1% and 2% from face value. After counting, sorting and/or wrapping, we either promptly resold the processed currency at face value plus a small fee (approximately $10.00 per $1,000 worth of bills sorted) to a variety of customers, including armored car companies, or deposited it at face value at the Federal Reserve Bank for credit to our account. We have ceased our coin and currency processing operations and do not intend to actively engage in the coin and currency processing business in the future. Our contract with the Los Angeles County Metropolitan Transit Authority, or LACMTA, to count currency expired on June 30, 2002, which resulted and will continue to result in a significant reduction in our gross revenue in the future. As of May 15, 2004 the Company does not have any cash processing customers and, due to our focus on our other businesses, we may choose not to pursue other cash processing customers. At this time the Company has elected to reflect this business as discontinued operations.

In 1995, we began our development of CoinBank® self-service coin counting machines, distributed through our CoinBank Automated Systems, Inc. subsidiary. The machines accept and count loose coin, then generate a receipt redeemable for the amount counted less a service fee of typically 7-9%. This receipt can then be exchanged for currency or goods. The machines provide individuals and small businesses with a convenient method for disposing of their accumulated loose coin without the need for pre-sorting or wrapping. An outgrowth of our CoinBank® counting machine business was our development, commenced in 1996, of an enhanced version of an automated teller machine that was designated the ATM-X™. The ATM-X was designed to provide a range of services not typically offered by ATMs, such as electronic bill payment, instant activated phone cards, event ticketing and others. As development efforts proceeded with the ATM-X machines, we discovered a significant market demand for such a product and the need to create a robust transaction processing system that could link the new ATMs with the worldwide financial networks in order to provide these new services to ATMs, kiosks and PCs.

As a result of our view of the need for a transaction processing system, in December of 1997, the Company filed a patent application describing its transaction processing and networking technologies, which resulted in the issuance of patent; number 6,308,887, by the U.S. Patent and Trademark Office on October 30, 2001. The technology, which was later named EMMA (E-commerce Message Management Architecture), allows for the seamless integration of conventional ATM and credit card networks with non-bank networks and the Internet. The explosion of Internet e-commerce and the need to automate manual financial services transactions has created, in management’s opinion, a demand for EMMA’s unique capabilities to provide advanced financial services on ATMs, point-of-sale, or POS, terminals and wireless devices.

The networks of banks, securities firms and retail establishments do not easily, if at all, communicate directly with each other because of a host of technological barriers. ATMs are linked to systems developed over 30 years ago, and these systems do not allow for services other than the traditional functions of account access, funds disbursement, accepting deposits and limited bill payment. Additionally, the systems of service providers such as utility providers, or securities brokerage firms cannot interact with the ATM network. Thus, an ATM user (whether the machine is located in a traditional bank branch or other retail establishment) cannot typically obtain other services such as cashing checks, conducting stock trades or paying utility bills.

EMMA is our proprietary financial transaction software and technology, which is based in our server systems, presently located in our Los Angeles facility. The EMMA platform implements a flexible message class format that allows for constructing multiple transactions and transaction types at a financial terminal, such as an ATM or Point-Of-Sale (POS) terminal, or other client device, such as wireless devices, including cellular phones and personal digital assistants (“PDAs”), and transmitting those as a single message or transaction request, to the EMMA Host. These messages can then be easily converted into message structures that are widely used in the financial industry.

The EMMA Host parses the EMMA Message from the client and prioritizes the enclosed transactions. The EMMA specification allows sophisticated relationships to be created between transactions that require inter-dependencies between the various legs of each transaction. The EMMA Host then manages each leg, or sub-transaction, individually. It also manages each sub-transaction as a separate communication process. For example, an electronic bill payment transaction might first require access to a customer’s bank account to verify available funds, then notification of the payment to the biller through a remittance processor and finally the transfer of funds to the biller. In this example, each leg required management, routing and a distinct communication protocol.

A unique, patented capability of EMMA is its ability to manage and communicate the various transaction messages in parallel, or asynchronously, expediting transaction processing and permitting the aggregation of transactions for payment purposes. For example, a customer may select four different services at an ATM, such as the payment of a bill, the purchase of a money order, the transfer of funds and getting cash, and, once selected, these transactions can be completed simultaneously and with a single payment.

Designed from the ground up to work in the institutional transaction processing environment, EMMA is robust, scaleable and reliable, expandable as needed to meet larger transaction flows as market demand for “advanced-function services” increases.

In June 2002 we formed a subsidiary named CT Holdings, LLC to develop, market and implement EMMA-based banking applications. CT Holdings, LLC is continually developing and bringing BONUS(TM), a suite of self-service electronic banking services, including automated check cashing, to the marketplace. The BONUS software allows automated check cashing at bank branches using advanced ATMs. Powered by our EMMA software, BONUS uses third party owned proprietary optical character recognition (OCR), biometric identification and a sophisticated risk analysis engine to establish a user’s identity and authorize checks. CT Holdings is being financed separately from Cash Technologies and initially received its first net proceeds of $368,000 from an existing Cash Technologies investor. Since that time we have received an additional $75,000. These stockholders own 13.35% while we owns 86.65% of CT Holdings, LLC.

ATM-X(TM), POS-X(TM)

We have developed the client software for an enhanced version of an automated teller machine, designated the ATM-X and a POS terminal, designated POS-X. The software permits these devices to offer a full range of financial services not typically offered by ATMs and POS terminals, such as check cashing, electronic bill payment, phone cards issuance, event ticketing and Internet products and services. In partnership with ATM manufacturer Diebold, Inc., in March 2000, we completed installation of the first ATM-X pilot at three stores owned by Rent Way. The machines were removed when the stores were sold in 2002. In August 31, 2001, the first pilot POS-X terminal was deployed at Popular Cash Express. There can be no assurance that third-party manufacturers, such as Diebold, will continue to provide the hardware needed for the ATM-X and POS-X machines or that they or we will be able to successfully market the system.

Industry (Market) Overview

E-commerce Message Management Architecture (EMMA) Transaction Processing System

Data networking has been an enabling technology for the financial industry. Using financial networks, financial institutions can present and collect financial information at the locations where transactions are initiated and provide services that are an improvement over paper-based transactions. As a result of networking, financial institutions have changed the normal course of doing business and have encouraged the growth of global enterprises.

In recent years, however, the limitations of the aging infrastructure of the financial networks are being highlighted by the rise of public networking. The most notable example of public networking, the Internet, depends for its high availability and security upon advances in network hardware, new protocols, and high-speed digital communications lines. In contrast, the standard in financial networking infrastructure is a generation behind the majority of business and consumer networks.

This disparity in infrastructure introduces limitations such as the need for more bandwidth and easier access. But bandwidth is only one problem. Each existing aging financial network transacts independently via specific industry protocols which by design prohibit the free flow of information from one network to another—e.g., the POS network only communicates within the POS network, ATM’s transact exclusively via the ATM network and neither can interface with the Internet. This problem becomes the significant stumbling block for the implementation of advances in security, network control and routing.

EMMA potentially offers the financial industry a bridge technology that provides a remedy to the disparity within existing systems. The EMMA Platform is meant to provide a solution that will work in parallel with the current financial networks, interacting with each without any requirement for those networks to change their current operation. It supports the beneficial features of those networks and overcomes their limitations. It promises to provide an up-to-date solution that can implement the newest technologies, as well as carry the weight of the transaction volume from older terminals and, in effect, converts these legacy systems into unaware participants in a more sophisticated network.

MAC Systems certified EMMA in February 2001 for ATM transaction processing. MAC, a division of Concord EFS, is a leading financial services firm, offering payment processing, transaction settlement, authorization, and funds transfer, and is one of the first transaction facilitators to build a network based on the TCP/IP protocol, the modern standard for data transmission over networks. Utilized by the Internet and built into most UNIX-based systems, TCP/IP is also recognized by a number of network operating systems that have their own protocols. EMMA was the first host-to-host financial transaction platform to utilize Concord’s new TCP/IP networks, theoretically giving Cash Tech access to every major ATM and POS card issuer in the world.

Our ATM-X™ and POS-X™ Terminals

We have developed the client software for an enhanced version of an automated teller machine, designated the ATM-X and a Point-of-Sale terminal, designated POS-X. The software permits these devices to offer a full range of financial services not typically offered by ATMs and POS terminals, such as check cashing, electronic bill payment, instant activated phone cards, event ticketing and Internet products and services. In partnership with ATM manufacturer Diebold, Inc., in March 2000, we completed installation of the first ATM-X pilot at three stores owned by Rent Way. The machines were removed when the stores were sold in 2003. In August 31, 2001, the first pilot POS-X terminal was deployed at Popular Cash Express.

Because they are linked to banks, ATMs are a natural partner in the marriage of traditional bank accounts, Internet accessibility, direct debit (bill payment), and other forms of e-commerce. While ATMs represent one of the most ubiquitous remote devices for the delivery of real-time integrated financial and consumer products and services over the Internet, the medium has yet to be included in the e-commerce revolution.

Although cost and network deficiencies have impeded the three main ATM groups - manufacturers, owners and network operators - from rolling out enhanced equipment on a commercial scale, experimental ATM hardware that parallels other technological achievements has been developed. For instance, biometrics (speech, facial, and fingerprint recognition) and natural language recognition push the technology envelope, and can be found on today’s prototypical ATMs. High quality printers, sound cards, full motion video monitors, motion sensors, forgery detection, and the ability to “remember” each individual consumer’s preferences are other evolved characteristics of enhanced ATM architecture. The evolution of the ATM hardware will allow for greater availability of services, which EMMA is intended to support.

The ATM-X machines are designed to take advantage of EMMA’s capabilities to expand access throughout the financial network. For example, the ATM-X machines will allow the user to cash her paycheck by inserting the paycheck into the machine, then instruct the system how to distribute the funds. The consumer will be able to purchase money orders, transfer money, scan her utility bill into the ATM-X machine and direct payment to third parties such as a utility provider. The ATM-X machines, combined with EMMA, will expand the extremely limited traditional ATM functions of accessing an account, disbursing funds and moving funds between bank accounts. These advanced functions will be available to customers who do not have bank accounts.

We do not intend to manufacture or distribute any ATM machines, including the ATM-X machines. The manufacturing, distribution and support of these specialized ATMs is performed by existing large ATM manufacturers such as Diebold and NCR.

Cash Technologies, Inc. operated a cash processing facility in Los Angeles, California, where it counted currency, which it purchased in bulk from Los Angeles Metropolitan Transit Authority at a small discount from face value. We then sorted, wrapped and resold the currency to various retail customers at face value plus a small fee or deposited it at face value at the Federal Reserve Bank for credit to our account. During the fiscal year ended May 31, 2003, Cash Technologies counted $1,978,645 and derived net revenues of $27,624 compared to $16,908,289 and $242,041, respectively for the fiscal year ended May 31, 2002. The Company’s contract with the Los Angeles County Metropolitan Transit Authority (LACMTA) to count currency expired on June 30, 2002, which has resulted and will continue to result in a significant reduction in the Company’s gross revenue. As of May 15, 2004 the Company does not have any cash processing customers and, due to our focus on our other businesses, we may choose not to pursue other cash processing customers. At this time the Company has elected to reflect this business as discontinued operations.

CoinBank® Machines Business

CoinBank® Machine Features

In December 1995, we commenced developing and marketing CoinBank® machines, automated self-service coin counting and processing machines designed to accept and count loose coins for a fee. The CoinBank® machine is a freestanding machine that incorporates hardware and electronic components and certain software. We have developed three different CoinBank® machine models, with variations in coin storage capacity, customer interfaces and external appearance.

The CoinBank® machine calculates the gross value of each batch of coins placed into it by a customer, deducts a percentage of the gross batch total (typically 7 1/2% to 9%) and prints out a receipt for the net amount. The customer can bring the receipt to a teller window in a financial institution, or cashier in the case of a retail location, for deposit to a bank account or in exchange for currency or goods. The CoinBank® machine is also capable of being linked to bank networks in order to permit customers to directly deposit funds to a bank account.

During the current fiscal year, our market analysis for self-service coin counting machines indicated that retailers were demanding higher profit margins from the operation of these devices than that is being offered through the “free-placement” business model. We concluded that our free-placement program should be supplanted by direct sales of these machines to retail store chains and removed substantially all of our free-placement machines from operation.

CoinBank® Machine Assembly and Supply

We are dependent on third-party manufacturers for the production of the components incorporated into CoinBank® machines and currently purchase substantially all of our requirements of specially designed or modified components from single source suppliers. We purchase certain of these components pursuant to open purchase orders placed from time to time in the ordinary course of business. Although we currently believe that alternative sources for these components are readily available, failure or delay by any manufacturer in providing components to us on commercially reasonable terms, or at all, in the absence of readily available alternative sources, could result in interruptions in our ability to continue its assembly and installations of CoinBank® machines and have a material adverse effect on our operations.

We currently contract with one of our suppliers to fabricate the housing and integrate the components of CoinBank® machines, including software that is proprietary to us.

Sales and Marketing

E-Commerce Message Management Architecture (EMMA) Transaction Processing System

EMMA is envisioned to link global financial systems together for the first time. Using the existing worldwide ATM, POS, Internet and financial services infrastructure, we expect to provide consumers with direct access to every major method of commerce, including Internet commerce, from a single terminal or “e-appliance”. We envision producing revenues through the following methods: (1) transaction processing for third parties; (2) licensing EMMA to other financial services providers worldwide; and (3) advertising and the sale of transaction data. To date, no material revenue has been generated through the EMMA technology.

In June 2002 we formed a subsidiary named CT Holdings, LLC to develop, market and implement EMMA-based banking applications. CT Holdings, LLC will bring BONUS(TM), a suite of self-service electronic banking services, including automated check cashing, to the marketplace. The BONUS software allows automated check cashing at bank branches using advanced ATMs. Powered by our EMMA software, BONUS uses third party owned proprietary optical character recognition (OCR), biometric identification and a sophisticated risk analysis engine to establish a user’s identity and authorize checks. CT Holdings is being financed separately from Cash Technologies and initially received its first net proceeds of $368,000 from an existing Cash Technologies investor. Since that time the Company has received an additional $75,000. These stockholders own 13.35% while the Company owns 86.65% of CT Holdings, LLC.

Following the successful completion of a pilot with Popular Cash Express (“PCE”), a unit of Banco Popular, parent Popular, Inc., on June 25, 2003 Cash Technologies, Inc. signed an agreement with PCE to install the EMMA™ MFS (Mobile Financial Services) system on PCE’s mobile check-cashing trucks. Under the agreement, PCE was responsible for installation and hardware costs and a per-transaction fee to Cash Tech for each check processed. The agreement provided for the installation of the system on PCE’s fleet of 60 check cashing trucks in two phases, however, in October 2003, before the rollout had been completed, PCE sold the fleet to another check cashing operator with whom we are now working to integrate the MFS application.

Our check-cashing products are able to rapidly capture and analyze transaction data from checks, reducing losses due to fraud and automating manual processes. Checks can be evaluated while the customer is still present or during back-office processing.

Our BONUS product reduces fraud and improves customer service by offloading costly manual check transactions to a “smart” self-service ATM. The products have been installed into various financial services locations, however no major deployment has occurred to date. Our system can recognize and analyze check data, identify a customer and provide a check approval in about 5 seconds, reducing losses and improving efficiency and record keeping. The EMMA risk analysis process quickly analyzes and credit-scores electronic check images to determine the probability of loss. The speed and accuracy of the EMMA system can permit cashiers to identify fraudulent and counterfeit checks while the customer is still present. This is significant for the industry since the majority of banks and financial services providers have little or no ability to detect check fraud, at the point of presentment, which costs the industry billions of dollars per year.

Commercial Cash Processing and Coin Machines

Since inception, we have conducted only limited marketing activities and currently have limited marketing and technical experience and limited financial, personnel and other resources to independently undertake extensive marketing activities. We conduct substantially all of our own marketing activities and may hire additional marketing personnel, including possibly independent contractors to assist us in marketing CoinBank® machines. To date, we have conducted marketing of our cash processing services by means of press releases and articles in trade journals targeted at cash-intensive industries. Our marketing of CoinBank® machines has consisted of entering into market testing arrangements with a limited number of financial institutions and retailers and attending certain industry shows. We intend to focus our future coin-machine marketing efforts on the sale of CoinBank® machines rather than the free-placement/shared revenue model.

We have entered into an OEM arrangement to supply Diebold, Inc. with CoinBank® machines for Diebold, Inc. to sell through its sales force. The first 33 machines under this relationship have been shipped. We believe that this relationship could result in significant revenues over the next 12-month period. The gross proceeds of these sales are approximately $236,104, although there can be no assurance of future sales. We also sold 9 other machines during this period to other customers for additional gross proceeds of $57,392.

On June 30, 2003, CoinBank Automations Handels Ges.m.b.H. (“CoinBank® Europe”), an Austrian corporation and wholly owned subsidiary of Cash Technologies, Inc., signed an agreement with Cash Solutions Geldverarbeitungssysteme GmbH i.G. (“Cash Solutions”), an Austrian corporation, for Cash Solutions to exclusively distribute our CoinBank® self-service coin counting machines in Europe. Cash Solutions will supply the machines to NCR Corporation and others. NCR is one of the world’s largest banking equipment providers and will in turn market the machines to its bank customers in Europe directly and indirectly through its distributors.

The agreement requires that Cash Solutions purchase certain minimum quantities each year to maintain its exclusivity and allows for the parties to share in manufacturing cost reductions realized as production quantities increase from sales. The machines, engineered in the U.S. and Austria by Cash Tech and CoinBank® Europe, are manufactured under contract to CoinBank® Europe by a prestigious European equipment maker that operates more than 170,000 square feet of ISO 2001 manufacturing facilities in Austria.

The European coin machine market has expanded dramatically since the introduction of euro coins in January 2001. All coins previously issued by the European Union countries have been replaced with euro coins, creating an enormous demand for new coin counting equipment that can efficiently sort and count the new denominations.

The CoinBank® machine provides superior performance due to its proprietary technology. The machine determines a coin’s denomination by electronically measuring its metal content rather than by weight and size. The proprietary technology, key aspects of which were issued a U.S. patent in 2001 (worldwide patents are pending), outperforms competitive machines by separating out and returning all foreign debris and coins, improving reliability and accuracy. Through a sophisticated communications device, the machines also permit remote management, maintenance and software upgrades via telephone, the Internet or local area network (LAN). This allows a large network of machines to be efficiently managed by financial institutions or retailers. Importantly, the latest version of the CoinBank machine, to be marketed under the new Cash Solutions agreement, does an exceptional job processing euros, which are particularly difficult to count accurately due to slight variations in the metal alloys introduced by the many countries minting the new coins.

Competition

EMMA - Electronic Message Management Architecture Transaction Processing System

There is intense growth in the development and distribution of off-premise (non-bank) financial services, particularly on ATMs, Point-Of-Sale (POS) terminals, specialty kiosks and other devices, including cellular phones and wireless PDAs. Most of this equipment has a limited user interface, although recent equipment models have high-powered, graphical user interfaces. Many support peripherals for dispensing new financial products. While there are a number of companies who have developed transaction processing solutions for specific applications, such as check cashing, event or airline ticketing, prepaid phone cards, etc, we are not aware of any competitor that has our plan to provide “advanced function” transaction processing services as its core business. One company, 7-Eleven, Inc., has begun to deploy a check-cashing terminal into its convenience stores. These terminals are also capable of issuing money orders and transferring money. While apparently similar in functionality to our ATM-X, the 7-Eleven system is not designed for banks, the focus of our BONUS product, nor is it useful in mobile applications, as is our MFS product, nor does it provide the versatility of the EMMA platform. In addition, to our knowledge 7-Eleven is not offering transaction processing services or terminals to outside companies or institutions, though there is no assurance that it will not do so in the future. This is, nonetheless, an important factor competing for a similar end-user base.

Coin Machines

While we are aware of perhaps a half dozen coin machine manufacturers in the world, we know of only two companies, Coinstar, Inc. and Scancoin, Inc., that has distributed an appreciable number of self-service coin counting machines to the U.S. retail industry. To our knowledge, unlike our approach, in which CoinBank machines are sold, Coinstar focuses marketing efforts on installing “free placement” machines. This competitor has installed a large number of machines throughout the United States, and in some cases, such installations are near where we have installed or may seek to sell CoinBank machines. There can be no assurance that potential purchasers of CoinBank machines will not prefer to employ this competitor’s “free placement” machines. Moreover, there can be no assurance that other companies are not developing or will not seek to develop functionally equivalent products or services for the disposal of large amounts of coins in the future. Other coin machine manufacturers may have substantially greater financial, personnel, marketing and other resources than us. In addition, there are many companies in the coin processing industry that have the expertise and resources that may encourage them to develop and market products or services that compete with CoinBank machines or that would render CoinBank machines obsolete or less marketable. Moreover, potential customers may elect to establish their own facilities for counting and processing coins or utilize other methods, which they believe to be less costly or possess other advantages over CoinBank machines. There can be no assurance that we will be able to compete successfully.

Intellectual Property

Although we have received U.S. Patents with respect to our CoinBank machine and EMMA technology, there can be no assurance that these patents will afford us with any meaningful protection. Any or all claims of a patent can be invalidated even after its issuance through litigation and other administrative procedures. If the we fail to adequately defend such attacks, one or more of our claims or our entire patent(s) could be invalidated and of no further value to the us. We rely on a combination of trade secrets, technical measures, copyright protection and nondisclosure agreements with its employees to establish and protect the ideas, concepts and documentation of certain software developed by us and used primarily in its cash processing operations (“Developed Software”). Such methods may not afford complete protection, and there can be no assurance that third parties will not independently develop such technology or obtain access to the Developed Software. Although we believe that the Developed Software and other software used in its operations does not infringe upon the rights of others, there can be no assurance that the Developed Software or such other software does not and will not infringe upon the patents or intellectual property rights of others. See “Risk Factors”-Litigation.

In the event of infringement, we could, under certain circumstances, be required to obtain a license or modify aspects of the Developed Software or such other software or refrain from using such software. There can be no assurance that we will have the necessary financial resources to defend any infringement claim made against us or to successfully terminate any infringement in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on us. Moreover, if the Developed Software or other software used in our business is deemed to infringe upon the rights of others, we could, under certain circumstances, become liable for damages, which could have a material adverse effect on us.

We believe that product recognition is an important competitive factor and promotes the CoinBank® name in connection with our marketing activities. We received United States trademark registration for the “CoinBank®” name in September 1997. Although we are not aware of any claims of infringement or other challenges to our rights to use this trademark, there can be no assurance that our marks do not or will not infringe upon the proprietary rights of others or that our marks would be upheld if challenged. We have not applied for the trademark with respect to the EMMA trade name or any other trade name.

Employees

As of May 31, 2004, we employed 14 employees and three contractors on a full-time basis, of which two were engaged in facilities and security, one was engaged in customer service and sales, four were engaged in accounting and administration and ten were engaged in system support and development. None of our employees are subject to collective bargaining agreements. We believe that our relations with our employees are good. In addition, we utilize the services of two offshore technical development groups, totaling approximately three engineers, for some of our software development activities.

DESCRIPTION OF PROPERTY

We currently lease our Los Angeles facility from Prime Financial Partners, Ltd, a Nevada limited partnership. Our monthly lease payment is $6,580 for 13,000 square feet. The lease expires in September 2007. Bruce Korman, our CEO, is one of the partners of Prime Financial Partners, Ltd.

LEGAL PROCEEDINGS

On August 1, 2002, Cash Technologies, Inc. filed a lawsuit, captioned Cash Technologies, Inc. v. McNeely and Willmon (Case No. BC 278823, Superior Court of the State of California), for breach of contract. In September 2002, Cash Technologies, Inc. loaned McNeely and Willmon the amount of $79,999. Pursuant to the promissory notes the funds were due to be returned in December 2002. Despite repeated collection attempts, both McNeely and Willmon refused to repay the funds. The Company’s lawsuit sought an amount in excess of $79,999. On September 25, 2002, McNeely and Willmon filed a cross complaint claiming $500,000 in compensatory damages. In November 2003, the Company entered into a settlement agreement with McNeely and Willmon requiring McNeely and Willmon to pay a total of $50,000 over a three month period. These amounts have been paid as of January 12, 2004, and all claims against the Company have been dismissed, satisfying all conditions of the settlement. The Company received settlement proceeds of $25,000 for the quarter ending February 29, 2004.

Shaw’s Supermarkets has filed a lawsuit, captioned Shaw’s Supermarkets, Inc. v. Cash Technologies, Inc., CoinBank Automated Systems Inc. (United States District Court, District of Massachusetts), against us claiming breach of contract and damages. We operated CoinBank machines in Shaw’s locations in New England on a free-placement basis since June, 1999 and had been negotiating a settlement and termination agreement with Shaw’s to terminate the CoinBank machine placements in light of our decision to exit the free placement business. Shaw’s is claiming damages in excess of $100,000, for contract termination fees and reimbursements. We believe that the amount owed is approximately $55,000 and have accrued for the liability. Furthermore, we have potential claims against Shaw’s for damages to the machines. Although we intend to vigorously defend the suit, we may not be successful in our defense.

In June, 2002 we were notified that a vendor, Kiosk Information Systems, Inc. (“KIS”), had obtained a judgment against us for $129,567 allegedly owed for services rendered in 1999, plus interest and attorneys fees. Upon learning of the judgment, we notified KIS that we have never been served with a lawsuit related to this matter and was unaware of the existence of the case. Subsequent settlement negotiations resulted in a tentative settlement agreement with KIS on July 7, 2003 which has not been performed as of January 14, 2004. Since then, we have filed a petition to vacate the judgment. We may incur substantial legal fees and there is no assurance that we would succeed in setting aside the judgment or prevailing in any subsequent litigation.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our directors and executive officers:

Name	Age	Position

Bruce R. Korman	44	President, Chief Executive Officer and Chairman of the Board

Edmund King	40	Chief Financial Officer and Secretary

Richard Miller	52	Director

Robert B. Fagenson	51	Director(1)

Kevin Walls	40	Director(2)

(1)	Compensation Committee member.

(2)	Audit Committee member.

Bruce Korman has been our President, Chief Executive Officer and Chairman of the Board of Directors since our inception, and has served in the same capacities at National Cash Processors, Inc., or NCP, and CoinBank Automated Systems, Inc., or CAS, our wholly owned subsidiaries, since their inception. Since 1984, Mr. Korman has been a principal and general partner in a series of real estate limited partnerships engaged in the development, construction and management of multi-family housing projects in Southern California.

Edmund King has served as Chief Financial Officer and Secretary of us and our subsidiaries since December 11, 2000. Mr. King served as financial and operations consultant for numerous manufacturing, entertainment and e-commerce companies from 1998-2000. He also served as Vice-President and Chief Financial Officer of UStel, Inc. between 1997-1998, controller for ITT Fluid Technology Corporation between 1989-1992, as well as a financial analyst for Trouver Capital Resources from 1994-1997.

Richard Miller has been a director since our inception. Since 1985, Mr. Miller has served as President and Chief Executive Officer of Union Fidelity, a mortgage banking firm which he founded. Mr. Miller is also the President of M.R. International Enterprises, Ltd., which is the general partner of Lakeview Enterprises Limited Partnership, a private real estate limited partnership.

Robert B. Fagenson has been a director since August 4, 1998. Mr. Fagenson has, for more than the last five years, been a director and President of Fagenson & Co., Inc., a New York Stock Exchange specialist firm, and a Vice President and director of Starr Securities, Inc. a registered broker-dealer and member of the New York Stock Exchange. Mr. Fagenson has been director and Vice Chairman of the New York Stock Exchange; a director of Rent-Way, Inc., a company listed on the New York Stock Exchange; a director of Intrenet, Inc., a company listed on the Nasdaq SmallCap Market; and a director of Hudson Hotel Corporation, a company listed on the Nasdaq National Market. Mr. Fagenson serves as the representative of Starr Securities, Inc., the co-underwriter in the Company’s initial public offering.

Kevin Walls has been a director since July 2001. Mr. Kevin Walls also acts as a special advisor to many companies in the Middle East and is an expert on the aerospace industry. Prior to July, 2001, Mr. Walls worked for five years as Director of Sales with Guinness Peat Aviation in Ireland, at that time the world’s largest aircraft finance and leasing company. From 1994 to 1997, Mr. Kevin Walls worked as Vice President - Corporate Planning for a major airline in Jakarta, Indonesia, and headed up the corporate and strategic planning department.

Compensation of Directors, Committees of the Board and Board Meetings.

Directors do not receive cash compensation for serving on our board of directors. We reimburse non-employee directors for the costs of attending board meetings. Employee-directors are not entitled to any additional compensation as directors. All non-employee directors are eligible to participate in the Non-Executive Director Stock Option Plan, which was approved by our board of directors in August 1998 and by our stockholders in June 1999. Under the Non-Executive Director Plan, each non-employee director received options to purchase 30,000 shares of our common stock upon joining our board of directors, which options vested as to 10,000 shares upon joining the board and vested as to an additional 10,000 shares on each of the first and second anniversaries of joining the board.

During the fiscal year ended May 31, 2002 the board of directors approved an amendment of the Non-Executive Director Stock Option Plan. Under the amendment each director surrendered his original 30,000 option and received 140,000 options with an exercise price of $0.65. There are no annual grants of options to directors under the Non-Executive Director Plan. See “Non-Executive Director Stock Option Plan”.

The board of directors has established two committees. The Audit Committee currently is comprised of Kevin Walls only, who is an independent director within the meaning of the American Stock Exchange rules. The Audit Committee’s duties include:

•	reviewing with our independent auditors, the scope and results of any audits; and

•	reviewing with the independent auditors and management, our accounting, financial and operating controls and staff.

In addition, our board of directors has established a Compensation Committee, currently comprised of Robert Fagenson and Richard Miller. All of the members of the Compensation Committee are independent directors. The Compensation Committee administers our Employee Stock Option Plan and negotiates and approves employment agreements with our executive officers.

Certain Key Employees

Willi Muhr, 41, has been our Vice President since August 1996, establishing and managing our European Operations. From June 1993 to March 1996, Mr. Muhr served as Chief Executive Officer of Adcon Telemetry, an international wireless data communications company. From August 1986 to February 1993, Mr. Muhr was a principal in a series of real estate limited partnerships engaged in the development, construction and management of multi-family housing projects in Southern California.

Darryl J. Bergman, 36, has been our Chief Technology Officer since January 1997. From January 1991 to December 1996, Mr. Bergman served first as Software Developer and later as Software Project Leader at Harte-Hanks, a leading media and marketing firm, where he had senior responsibility for database applications software development for major accounts including Sony Corporation, Prudential Insurance, Cigna Health Care and others.

Executive Compensation

Summary of Cash and Certain Other Compensation

The following table sets forth certain compensation paid by us during the fiscal years ended May 31, 2003, May 31, 2002 and May 31, 2001 to our President and Chief Executive Officer and our other most highly compensated executive officer:

Summary Compensation Table

Name and Principal Position	Annual Compensation					Long Term Compensation		All Other Compensation(1)
	Year	Salary			Bonus	Securities Underlying	Options (#)
Bruce Korman President and Chief Executive Officer	2003 2002 2001	$ $ $	180,000 180,000 180,000	*				$ $ $	18,000(1 18,000(1 18,000(1	) ) )
Edmund King Chief Financial Officer	2003 2002 2001	$ $ $	138,000 120,000 60,000					$ $ $	9,000(1 19,000(1 6,000(1	) ) )

(1)	Represents paid additional benefits.
*	As of June 30, 2004 we owe Bruce Korman $297,108 in unpaid wages.

The following table discloses information concerning stock options granted in the year ended May 31, 2003 to our named executive officers.

Option Grants in Fiscal Year Ended May 31, 2003

Individual Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/Warrants		Percent of Total Options/Warrants to Employees in Fiscal Year (%)	Exercise Price ($/Sh)	Expiration Date
Bruce Korman	1,350,000	(1)	100%	$0.65	03/08/2010
Edmund King	0		—	—	—

Aggregated Option Exercises And Fiscal Year-End Option Values

The following table sets forth information concerning the number of options owned by the named executive officers and the value of any in-the-money unexercised stock options as of May 31, 2003. No options were exercised by any of the named executive officers during the fiscal year ended May 31, 2003:

	Number of Securities Underlying Unexercised Options at May 31, 2003		Value of Unexercised In-the-Money Options at May 31, 2003(1)
Name	Exercisable	Un-exercisable	Exercisable	Un-exercisable
Bruce Korman	1,350,000	0	$1,350,000	$0
	80,915	0	0	0
	72,444	0	0	0
	46,821	0	0	0
Edmund King	33,333	16,667	$0	$0

(1)	Year-end values for unexercised in-the-money options represent the positive spread between the exercise price of such options and the fiscal year-end market value of the common stock. An option is “in-the-money” if the fiscal year end fair market value of the common stock exceeds the option exercise price.

Employment Agreements

We previously entered into a three-year employment agreement with Mr. Korman, which has been automatically renewed annually according to its terms since July 2001. Mr. Korman also participates in other business endeavors, which require a portion of his business time. Although Mr. Korman has advised us that his participation in outside business matters should not interfere with his performance of his duties as our President and Chief Executive Officer, there can be no assurance that a conflict of interest will not arise with respect to the allocation of Mr. Korman’s time or that such conflict would be resolved in our favor.

Employee Stock Option Plans

In 1996, we adopted our 1996 Employee Stock Option Plan, or the Employee Plan. The purpose of the Employee Plan is to attract and retain qualified personnel, to provide additional incentives to our employees, officers and consultants of the Company and to promote the success of our business. A reserve of 775,887 shares of common stock had been established for issuance under the Employee Plan. Our board of directors currently administers the Employee Plan. Subject to the Employee Plan, the board has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the exercise price of the option, the status of any granted option as either an incentive stock option or a non-qualified option, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

Each option granted under the Employee Plan will have a maximum term of five years, subject to earlier termination following the optionee’s cessation of service with us. All options granted to date have a term of five years. The exercise price of incentive stock options and non-qualified stock options granted under the Employee Plan must be at least 100% of the fair market value of the stock subject to the option on the date of grant, respectively (or 110% with respect to incentive options granted to holders of more than 10% of our voting power). Such payment may be made in cash, or at the discretion of our board of directors, in outstanding shares of common stock held by the participant, through a full recourse promissory note payable in installments over a period of years or any combination of the foregoing. Our Board is submitting for stockholder approval a proposal to increase the number of shares reserved under the 1996 Plan by 200,000 shares.

At our Annual Meeting of Stockholders held on June 21, 1999, our stockholders approved an amendment to the 1996 Employee Stock Option Plan to increase the number of shares available issuance from

557,887 to 775,887 shares and then again on January 5, 2004 the plan was increased by 2,725,000 shares to 3,500,887. As of May 17, 2004, there are 1,543,600 options outstanding under the 1996 Employee Stock Option Plan.

Non-Executive Director Stock Option Plan

In August 1998, our board of directors approved a Director Stock Option Plan, or Director Plan, for Non-Employee Directors who are not eligible to participate in the Employee Plan. The Director Plan was approved by our stockholders at our Annual Meeting held in June 1999.

The Director Plan provides that each non-executive director will be granted options to purchase 30,000 shares of our common stock upon joining our board of directors. The options vest as follows: 10,000 options upon joining the board; 10,000 options on the first anniversary of such date; and 10,000 options on the second anniversary of such date. There are no annual grants of options to directors under the Director Plan. Only non-employee directors are eligible to participate in the Director Plan.

The Director Plan is intended to attract and retain key personnel whose performance is expected to have a positive effect on our business by encouraging and assisting those persons to acquire our common stock equity in the Company. Our board believes that by compensating directors with stock options the directors will have similar interests to our stockholders to promote growth and enhanced stockholder value.

As of May 31, 2003, options to purchase a total of 120,000 shares of our common stock had been issued under the Director Plan. Options may be granted under the Director Plan until the year 2008 to non-executive directors as defined and members of any advisory board established by us who are not full-time employees of our or of any of our subsidiaries.

The exercise price for options granted under the Director Plan is 100% of the fair market value of the common stock on the date of grant. Until otherwise provided in the relevant stock option agreements, the exercise price of options granted under the Director Plan must be paid at the time of exercise, either in cash, by delivery of shares of common stock or by a combination of each. The term of each option commences on the date it is granted and, unless terminated sooner as provided in the Director Plan, expires five years from the date of grant. Options granted under the Director Plan do not qualify for incentive stock option treatment.

On March 28, 2003, our board of directors approved an amendment to the Director Plan. Under the amendment, each director surrendered all of his previously held options and was issued a one-time grant of 140,000 options at an exercise price of $.65. On January 5, 2004, the stockholders approved this increase.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 17, 2004 with respect to each executive officer and director, all directors and officers as a group and the persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), known by us to be the beneficial owner of more than five percent of our common stock. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. At May 17, 2004, there were 12,658,290 shares of common stock outstanding.

Name and Address of Beneficial Owners (1) (2)	Amount and Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
Bruce Korman (3)	1,866,267	13.32%
Richard Miller (4)	856,657	6.59%
Robert B. Fagenson (5)(6)	271,126	2.10%
Kevin Walls (7)	336,927	2.60%
Eric Butlein (8)	2,006,723	14.77%
Edmund King (9)	50,000	*
Darryl Bergman (10)	75,000	*
Willi Muhr (11)	50,000	*
Peter & Irene Gauld (12)	1,755,860	13.55%
All directors and executive officers as a group (persons)	7,268,560	44.52%

*	Denotes less than 1%.

(1)	Unless otherwise indicated, the address for each named individual or group is in care of Cash Technologies, Inc., 1434 West 11th Street, Los Angeles, California 90015.

(2)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from May 17, 2004, upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus.

(3)	Includes 516,267 shares owned by First Bancorp L.P. Mr. Korman is a limited partner of First Bancorp L.P. and the President of the general partner of First Bancorp L.P. Also includes, 1,350,000 shares subject to outstanding exercisable employee options.

(4)	Includes 516,477 shares owned by Lakeview Enterprises, Ltd. Mr. Miller is a limited partner of Lakeview Enterprises, Ltd. and the President of the general partner of Lakeview Enterprises, Ltd. Also includes 200,180 shares subject to outstanding exercisable warrants and an additional 140,000 executive options.

(5)	Includes 2,625 shares issuable upon conversion of 2,625 shares of Series A Preferred Stock, 11,313 warrants to purchase common stock and an additional 140,000 executive options.

(6)	On March 28, 2003, the Board of Directors approved that in lieu of repayment of the $75,000 loan from Mr. Fagenson to the Company, Mr. Fagenson shall be issued 117,188 warrants exercisable at $0.01 per share with a term of 7 years. Any of such warrants can be redeemed at any time for a cash payment from the Company of $0.65 per warrant share.

(7)	Includes options to purchase an aggregate of 12,000 shares, 120,000 shares issuable upon conversion of Series B preferred stock, 64,927 shares issued as dividends on Series B preferred stock and an additional 140,000 executive options.

(8)	Includes 260,000 shares issued upon conversion of convertible notes, 80,000 shares issued upon conversion of Series B preferred stock, 480,769 shares issued upon conversion of Series C preferred stock, 833,723 shares of common stock, and an aggregate of 352,231 shares issuable upon exercise of 352,231 Series D and other misc. warrants. Includes shares beneficially owned through Ejada Limited Partnership, his spouse Jada Butlein, ADA Partners, Tikkum Olam Foundation, ADA Greater Trust and Ejada Butlein Trust.

(9)	Includes 50,000 shares subject to options.

(10)	Includes 75,000 shares subject to options.

(11)	Includes 50,000 shares subject to options.

(12)	Includes 325,860 shares issued upon conversion of Series D preferred stock and 500,000 shares issued upon conversion of Series F preferred stock, 576,923 shares of common stock, 53,077 shares of common stock issued in lieu of interest and an aggregate of 300,000 shares issuable upon exercise of 300,000 Series E, G and H warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions

In April 2001, we obtained a short-term loan of $75,000 from Mr. Robert Fagenson who serves on our board of directors. In January, 2004, we extinguished this debt and accrued interest of $20,265 by issuing 117,188 warrants to Mr. Fagenson. The warrants have an exercise price of $.01 per share and are exercisable for a term of seven years.

As of February 29, 2004, we had outstanding short-term loans of an aggregate principal amount of $99,704 from Bruce Korman (and related parties), who is our Chief Executive Officer and Chairman of the Board of Directors. The loans are short-term non-interest bearing loans and are payable upon demand. Furthermore, as of February 29, 2004, we were in arrears of $269,270 for the salary to Mr. Korman and owed

$85,608 in accrued rent for our offices to Prime Financial Partners, a company in which Mr. Korman has a beneficial interest.

As of February 29, 2004, the Company was in arrears in the amount of $51,537 for salary to Mr. Darryl Bergman. Mr. Bergman serves as the Chief Technology Officer of the Company.

SELLING SECURITYHOLDERS

Selling Securityholder Table

The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling securityholders as of May 17, 2004. Beneficial ownership is determined in accordance with SEC rules. Shares of common stock subject to any warrants, options or convertible securities that are presently exercisable or convertible, or exercisable or convertible within 60 days of May 17, 2004, which are indicated by footnote, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants, options or convertible securities, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage ownership reflected in the table is based on 12,658,290 shares of our common stock outstanding as of May 17, 2004. To our knowledge, each of the selling securityholders has sole voting and investment power with respect to the shares of common stock shown, subject to applicable community property laws. For purposes of the following table we have assumed that the selling securityholders will sell all the shares of our common stock being offered in this prospectus, including all of the shares of our common stock issuable upon exercise of warrants or conversion of convertible securities held by them. An asterisk denotes beneficial ownership of less than 1%.

Name	Beneficial Ownership Before Offering				Beneficial Ownership After Offering
	Number of Shares	Percent (%) (1)		Number of Shares Being Offered	Number of Shares	Percent (%) (1)
Albonico, Robert (2)(A)	36,670	*	*	36,670	0	0
Baker, Donald (3)(A)	63,382	*	*	37,204	26,178	*	*
Richard F Beatson and Mary Beatson JT TEN (T)	47,059	*	*	47,059	0	0
Bernstein, David (A)(S)(X)	62,817	*	*	62,817	0	0
Bloomquist, Brian (T)	23,530	*	*	23,530	0	0
Bloomquist, Daren (T)	23,529	*	*	23,529	0	0
Brenowitz, Jerold & Phyllis (4)(I)	101,923	*	*	101,923	0	0
Briola, Therese M. La Trust (5)(C)	3,409	*	*	163	3,246	0
Robert C Brown and Diane L Brown JTTEN (T)	23,529	*	*	23,529	0	0
Brownstein, Steven (6)	27,903	*	*	27,903	0	0
Buckeye Management (L)	20,000	*	*	20,000	0	0
Butlein, Marc & Michaele (7)(I)	101,923	*	*	101,923	0	0
Carrino, Vince (8)(X)	368,125	2.90%		250,000	118,125	*	*
Chwalinski, John (9)(A)(H)(X)	151,332	1.20%		99,332	52,000	*	*
Coombes, Charlie (10)(A)	63,382	*	*	37,204	26,178	*	*
Corcoran, Thomas (T)	52,941	*	*	52,941	0	0
Creamer, Paul (11)(A)	73,340	*	*	73,340	0	0
Davis, Glen (12)(A)	65,107	*	*	65,107	0	0
Davis, William James (T)	23,529	*	*	23,529	0	0
G. Keith & Monika deBrucky TTEE FBO the deBrucky Family Trust DTD 4/15/1998 (T)	23,529	*	*	23,529	0	0
Marc Derrendinger a Sole Proprietor 401K Profit Sharing Plan FBO Marc F. Derendinger TTEE DTD 1/1/96 (13)(T)	37,287	*	*	29,412	7,875	*	*
Diaz, Peter (T)	23,529	*	*	23,529	0	0
Doll, Laurie (J)	62,500	*	*	62,500	0	0
Donnelly, William (14)(A)	37,204	*	*	37,204	0	0
Droz, Alan (15)(A)(X)	23,602	*	*	23,602	0	0
Ejada Limited Partnership (16)(B)(X)	2,006,723	15.45%		173,040	1,833,683	14.5%
Emerson, Vic (T)	23,529	*	*	23,529	0	0

Englander, Bob (17)(A)	16,565	*	*	16,565	0	0
Fairchild, Drew (18)(V)	36,739	*	*	36,739	0	0
Farrow, Dirk (19)(B)	14,509	*	*	471	0	0
Fernandez, Raphael (X)	1,924	*	*	1,924	0	0
Flanagan, Brian (T)	23,529	*	*	23,529	0	0
Frangos, Chris (T)	29,412	*	*	29,412	0	0
Franzmier, Oskar (20)(K)(Q)	141,627	1.12%		141,627	0	0
Fried, Richard IRA (21)(A)	36,670	*	*	36,670	0	0
Jerry Friedman IRA r/o Bluemound Delaware Charter GTY & TR TTEE (22)(A)(G)	339,917	2.68%		222,917	0	0
Fullerton, Robert (23)	18,602	*	*	18,602	0	0
Garganta, Andres (24)(A)	18,602	*	*	18,602	0	0
Gladstone Group Investment, Inc. (S)	40,000	*	*	40,000	0	0
Michael D Gleason and Mark T Gleason JTWROS (T)	23,529	*	*	23,529	0	0
Gloner, Alexander (T)	47,059	*	*	47,059	0	0
Goldman, Kenneth (25)(A)	18,602	*	*	18,602	0	0
Golds, Augustine (X)	10,000	*	*	10,000	0	0
Graff, Stuart & Paula (26)(A)	74,408	*	*	74,408	0	0
Greenspan, Jay (27)(I)	20,385	*	*	20,385	0	0
Hamilton, H. Russell (T)	35,294	*	*	35,294	0	0
Daniel and Shelly L Hastert JTWROS (T)	29,412	*	*	29,412	0	0
Heaven, David & Irene (T)	29,412	*	*	29,412	0	0
Heinle, Konrad (T)	29,412	*	*	29,412	0	0
Heinrichs, Tony (28)(A)	18,602	*	*	18,602	0	0
Hill, James R. & Kathleen C. Trust (29)(C)	26,582	*	*	1,630	0	0
Hubel, Herbert Dr. (30)(K)(N)(P)	185,899	1.47%		185,899	0	0
Hummel, Joseph (M)	31,250	*	*	31,250	0	0
International Power Machinery (31)(A)	37,204	*	*	37,204	0	0
Jack Levitt Trust (L)	20,000	*	*	20,000	0	0
Jackson, Robert (32)(A)	37,204	*	*	37,204	0	0
Jacobson, Marc (33)(A)	17,702	*	*	17,702	0	0

Jan M Sterling TTEE FBO Jan M Sterling Living Trust (T)	58,824	*	*	58,824	0	0
Johnson, Warren (34)(A)	37,204	*	*	37,204	0	0
Johnston, Dana (T)	23,529	*	*	23,529	0	0
Chase-Jones Living Rev Trust (T)	47,059	*	*	47,059	0	0
Jones, Gary (T)	41,176	*	*	41,176	0	0
Robert A Kilroy and Lynn Kilroy JT TEN (T)	23,529	*	*	23,529	0	0
Kleinmann, Elaine & Walter (35)(I)	50,962	*	*	50,962	0	0
Gene J and Carolyn Krupinski JT TEN (T)	58,824	*	*	58,824	0	0
Kursten, Dr. Burkard (36)(U)	52,084	*	*	52,084	0	0
Lamphere, Willam (T)	58,824	*	*	58,824	0	0
Land, Cherokee (37)(C)	34,082	*	*	1,630	0	0
Lapidus, Dennis (38)(A)	37,204	*	*	37,204	0	0
Liberman, Pierce Living Trust (39)(A)(T)(X)	629,026	*	*	51,173	0	0
Liberman, Samuel H. Rev. Trust (40)(C)	3,409	4.96%		163	0	0
Likas, Ron (41)(A)	73,340	*	*	73,340	0	0
Lippa, Andrew (42)(A)	18,602	*	*	18,602	0	0
Lipton, Donn H., TTEE (43)(C)	65,678	*	*	1,630	0	0
Loeb, Alexander S. & Joan K. TTEES (44)(C)(M)	27,042	*	*	10,815	0	0
Loeb, Stephen (T)	8,000	*	*	8,000	0	0
Luntz, Ted (45)(A)	16,565	*	*	16,565	0	0
Lyons, Jim (46)(A)	64,735	*	*	64,735	0	0
Mason, Richard (T)	58,824	*	*	58,824	0	0
Mast, Ben (47)(A)	223,223	1.76%		223,223	0	0
Mayer, Richard (48)(P)	41,667	*	*	41,667	0	0
Mazzeo, Vincent & Stephanie (49)	204,712	1.61%		100,000	0	0
Miller, Gerald (50)(A)	37,204	*	*	37,204	0	0
Miller, Gordon (T)	25,000	*	*	25,000	0	0
Moser, Gerald (51)(X)	48,334	*	*	10,000	0	0
Peter F Musielski and Martha E Musielski TTEE FBO Musielski TR UA DTD 3/28/1989 (T)	35,295	*	*	35,295	0	0
Musielski, Steven D. (52)(O)(R)	165,000	1.30%		165,000	0	0

Nelson, Todd (53)(A)	18,602	*	*	18,602	0	0
Oswald III, Frederick (54)(A)	18,602	*	*	18,602	0	0
Ouyang, Paul (X)	20,000	*	*	20,000	0	0
Polk, Michael (55)(A)	18,602	*	*	18,602	0	0
Patrick Sheridan and Shirley Poon JTTEN (T)	58,824	*	*	58,824	0	0
Gerald Ellis Redman and Rose Anne Redman CO TTEES FBO Redman Family Trust DTD 2/21/02 (T)	23,529	*	*	23,529	0	0
Rich, Leslie Rev. Living Trust (56)(C)(M)	51,582	*	*	26,630	0	0
Rose Family Limited Partnership (57)(B)	32,851	*	*	4,773	0	0
Mark Hoememann and Paula Rutherford JTTEN (T)	23,529	*	*	23,529	0	0
Sadek, Steven (58)(I)	641,923	4.98%		101,923	0	0
Sampson, Peter (59)(I)	101,923	*	*	101,923	0	0
Sanford, Charles (X)	25,000	*	*	25,000	0	0
Schlabach, David (60)(A)	18,602	*	*	18,602	0	0
SHL Enterprises (61)(C)	17,042	*	*	815	0	0
Shlemon, Steven (62)(A)	73,340	*	*	73,340	0	0
Spirtas, Arnold (63)(C)	26,582	*	*	1,630	0	0
Arthur J Stabile and Mary E Stabile JT WROS (T)	23,529	*	*	23,529	0	0
Sieglaub, Steven (64)(A)	36,670	*	*	36,670	0	0
Stone, Michael (T)	58,824	*	*	58,824	0	0
Storjohann, Larry A. (65)(B)	32,851	*	*	4,773	0	0
Phillip F Stumpf IRA FCC as Custodian (T)	58,824	*	*	58,824	0	0
Taylor, Robert (66)(B)	14,509	*	*	471	0	0
Tepper, Donna A. (L)	14,000	*	*	14,000	0	0
Robert Tiefenbacher and Rose Marie Tiefenbacher JTWROS (T)	29,412	*	*	29,412	0	0
Turner, James & Laura (L)	15,000	*	*	15,000	0	0
Turner, James E. Rev. Trust (67)(C)(L)	53,546	*	*	1,630	0	0
Tomas Valdes and Julie Valdes JTTEN (T)	23,529	*	*	23,529	0	0
Vekorrer, Franz (68)(K)	51,283	*	*	51,283	0	0
Villella, Francis & Joyce (69)(A)	74,408	*	*	74,408	0	0
Walls, Kevin (70)(B)	197,107	1.54%		28,640	0	0

Brian D Walsh and Laura N Walsh TTEE FBO The Walsh Family Trust DTD 3/20/2001 (T)	29,412	*	*	29,412	0	0
Walshaw, Larry (71)(A)	18,602	*	*	18,602	0	0
Wasson, Steve (X)	3,000	*	*	3,000	0	0
Wheeler, Larry (72)(A)	18,602	*	*	18,602	0	0
Yanes, Robin & David (73)(I)	50,962	*	*	50,962	0	0
Yokers, James (T)	11,765	*	*	11,765	0	0
Zapata, Jorge (74)(A)	37,204	*	*	37,204	0	0
Zarnett, Andrew (75)(A)	18,602	*	*	18,602	0	0
Zernic, Joseph (76)(A)	37,204	*	*	37,204	0	0

**	Denotes less than 1.00%
(1)	Based on 12,658,290 outstanding, plus the shares being registered in this registration statement for each shareholder separately
(2)	Includes 10,000 shares underlying warrants/options, preferred stock or convertible debt.
(3)	Includes 12,000 shares underlying warrants/options, preferred stock or convertible debt.
(4)	Includes 25,000 shares underlying warrants/options, preferred stock or convertible debt.
(5)	Includes 2,563 shares underlying warrants/options, preferred stock or convertible debt.
(6)	Includes 7,500 shares underlying warrants/options, preferred stock or convertible debt.
(7)	Includes 25,000 shares underlying warrants/options, preferred stock or convertible debt.
(8)	Includes 70,000 shares underlying warrants/options, preferred stock or convertible debt.
(9)	Includes 20,000 shares underlying warrants/options, preferred stock or convertible debt.
(10)	Includes 12,000 shares underlying warrants/options, preferred stock or convertible debt.
(11)	Includes 20,000 shares underlying warrants/options, preferred stock or convertible debt.
(12)	Includes 17,500 shares underlying warrants/options, preferred stock or convertible debt.
(13)	Includes 7,875 shares underlying warrants/options, preferred stock or convertible debt.
(14)	Includes 10,000 shares underlying warrants/options, preferred stock or convertible debt.
(15)	Includes 10,000 shares underlying warrants/options, preferred stock or convertible debt.
(16)	Includes 925,421 shares underlying warrants/options, preferred stock or convertible debt.
(17)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(18)	Includes 15,000 shares underlying warrants/options, preferred stock or convertible debt.
(19)	Includes 1,000 shares underlying warrants/options, preferred stock or convertible debt.
(20)	Includes 33,454 shares underlying warrants/options, preferred stock or convertible debt.
(21)	Includes 10,000 shares underlying warrants/options, preferred stock or convertible debt.
(22)	Includes 67,500 shares underlying warrants/options, preferred stock or convertible debt.
(23)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(24)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(25)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.

(26)	Includes 20,000 shares underlying warrants/options, preferred stock or convertible debt.
(27)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(28)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(29)	Includes 18,125 shares underlying warrants/options, preferred stock or convertible debt.
(30)	Includes 46,476 shares underlying warrants/options, preferred stock or convertible debt.
(31)	Includes 10,000 shares underlying warrants/options, preferred stock or convertible debt.
(32)	Includes 10,000 shares underlying warrants/options, preferred stock or convertible debt.
(33)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(34)	Includes 10,000 shares underlying warrants/options, preferred stock or convertible debt.
(35)	Includes 12,500 shares underlying warrants/options, preferred stock or convertible debt.
(36)	Includes 10,417 shares underlying warrants/options, preferred stock or convertible debt.
(37)	Includes 25,625 shares underlying warrants/options, preferred stock or convertible debt.
(38)	Includes 10,000 shares underlying warrants/options, preferred stock or convertible debt.
(39)	Includes 182,275 shares underlying warrants/options, preferred stock or convertible debt.
(40)	Includes 2,563 shares underlying warrants/options, preferred stock or convertible debt.
(41)	Includes 73,340 shares underlying warrants/options, preferred stock or convertible debt.
(42)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(43)	Includes 30,625 shares underlying warrants/options, preferred stock or convertible debt.
(44)	Includes 12,813 shares underlying warrants/options, preferred stock or convertible debt.
(45)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(46)	Includes 17,400 shares underlying warrants/options, preferred stock or convertible debt.
(47)	Includes 60,000 shares underlying warrants/options, preferred stock or convertible debt.
(48)	Includes 10,417 shares underlying warrants/options, preferred stock or convertible debt.
(49)	Includes 108,000 shares underlying warrants/options, preferred stock or convertible debt.
(50)	Includes 10,000 shares underlying warrants/options, preferred stock or convertible debt.
(51)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(52)	Includes 40,000 shares underlying warrants/options, preferred stock or convertible debt.
(53)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(54)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(55)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(56)	Includes 18,125 shares underlying warrants/options, preferred stock or convertible debt.
(57)	Includes 22,000 shares underlying warrants/options, preferred stock or convertible debt.
(58)	Includes 220,172 shares underlying warrants/options, preferred stock or convertible debt.
(59)	Includes 25,000 shares underlying warrants/options, preferred stock or convertible debt.
(60)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(61)	Includes 12,813 shares underlying warrants/options, preferred stock or convertible debt.
(62)	Includes 20,000 shares underlying warrants/options, preferred stock or convertible debt.
(63)	Includes 18,125 shares underlying warrants/options, preferred stock or convertible debt.
(64)	Includes 36,670 shares underlying warrants/options, preferred stock or convertible debt.
(65)	Includes 22,000 shares underlying warrants/options, preferred stock or convertible debt.
(66)	Includes 1,000 shares underlying warrants/options, preferred stock or convertible debt.
(67)	Includes 28,440 shares underlying warrants/options, preferred stock or convertible debt.
(68)	Includes 12,821 shares underlying warrants/options, preferred stock or convertible debt.

(69)	Includes 20,000 shares underlying warrants/options, preferred stock or convertible debt.
(70)	Includes 132,000 shares underlying warrants/options, preferred stock or convertible debt
(71)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(72)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(73)	Includes 12,500 shares underlying warrants/options, preferred stock or convertible debt.
(74)	Includes 10,000 shares underlying warrants/options, preferred stock or convertible debt.
(75)	Includes 5,000 shares underlying warrants/options, preferred stock or convertible debt.
(76)	Includes 10,000 shares underlying warrants/options, preferred stock or convertible debt.

(A) In January 2000, we completed a private placement offering of convertible notes and warrants under Section 4(2) of the Securities Act of 1933. The offering consisted of units, each unit comprised of a secured convertible promissory note in the principal amount of $50,000, bearing interest at the rate of 10% per annum and Series B Redeemable Warrants to purchase 5,000 shares of common stock. GunnAllen Financial, Inc., one of our investment bankers and an underwriter in our initial public offering, was engaged as placement agent for this offering. We received gross proceeds from this offering of $3,362,000 from the sale of 67.2 Units. As a result of this offering, we issued notes in the aggregate principal amount of $3,362,000 and 336,200 Series B Common Stock Purchase Warrants The notes were originally convertible into our Common Stock at the conversion rate of $9.50 per share. The Series B Warrants were originally exercisable at a price of $13.00 per share. The notes were originally due and payable on July 31, 2001. The notes were secured by a first priority lien on all of our assets.

In October 2001, as a result of our need for funds and our low stock price, and our inability to repay the notes, the Board of Directors determined that it was in our best interests to make an offer to the note holders in order to restructure the terms of the notes. Under the terms of this restructuring, we proposed as follows:

•	The maturity date of the original notes would be extended to July 31, 2003. Payment of interest accruing after July 31, 2001 to the maturity date and principal will be paid at the new maturity date;

•	Accrued interest from the original date of the notes through July 31, 2001 will be added to the principal amount outstanding on the notes;

•	Any and all default interest due under the notes will be waived in full;

The Series B Warrants originally issued to the holders of the original notes would be amended to provide as follows:

•	If exercised prior to November 30, 2001, the exercise price will be $1.35 per share;

•	If exercised after November 30, 2001 but prior to January 15, 2002, the exercise price will be $2.20 per share; and

•	If exercised after January 15, 2002, the exercise price will be permanently reduced to $4.50 per share.

•	The exercise period of the Series B warrants would be extended to equal five years from July 31, 2001 to July 31, 2006.

•	For each warrant received in connection the original note subscription, the note holder would receive a new warrant, with terms equal to the original Series B Warrants, as amended above.

The offer was valid initially through December 31, 2001 and later was extended to January 31, 2002. Noteholders who agreed to the exchange after Dec. 31, 2001, but prior to Jan. 31, 2002 would not be entitled to the applicable warrant price adjustments described above.

In July 2003, the Company restructured the offer to:

•	Lower the conversion price of the notes to $2.50 per share;

•	Any and all accrued interest September 30, 2003 will be added to the principal amount outstanding on the notes;

•	Any and all default interest due under the notes will be waived in full;

•	The Series B Warrants issued to the holders of the original notes would have their exercise price lowered to $0.65.

In addition, the noteholders were required to agree that any and all security interests granted to the note holders in the Company’s existing CoinBank machines and related equipment existing as of the date hereof would be subordinated and deemed junior to the security interests of GE Capital.

In November 2003, noteholders representing $3,606,695 of principal and interest, approximately 80% of the total value of notes, have converted their notes into 1,442,682 shares of the Company’s common stock at $2.50 per share. The Company is in discussions with the remaining noteholders. As of February 29, 2004, we still owed $901,995 in principal and interest.

In March and May 2004, noteholders owed $367,378 of principal and interest converted their notes into 146,952 shares of the Company’s common stock at $2.50 per share. The terms of the conversion were the same as in the past. The Company is in discussions with the remaining noteholders.

(B) On October 4, 2000, we completed a private offering of $2,000,000 of units comprised of Series B 8% Cumulative Convertible Preferred Stock and Series C Warrants. We issued an aggregate of 400,000 shares of Series B Stock and 800,000 Series C Warrants. The Series B Stock has annual dividends payable at 8% per year, payable in cash or Common Stock at our option. The Series B Stock is convertible into shares of Common Stock, at anytime at the option of the holder, at the liquidation price ($5.00) divided by the lesser of: (i) $5.50 per share; or (ii) the average closing price for the Company’s Common Stock for the five (5) trading days ending on the trading day prior to the date of the conversion notice; provided, however, in no event will the conversion rate be less than $2.50 per share. The Series C Warrants have an exercise price of $2.00 per share. On June 30, 2003, we issued 58,221 shares of Common Stock in lieu of $48,789 dividends owed on Series B preferred Stock.

(C) In July 2001, we completed an offering for gross proceeds of $200,000, comprised of 72 shares of Series E 10% Convertible Preferred Stock and 34,500 Series F Warrants. The Series E

Stock has annual dividends payable at 10% per year, payable in cash or Common Stock at our option. The Series D Preferred Stock is convertible into Common Stock determined by dividing the issue price ($100,000 per share) by the average closing price of our Common Stock for the 20 trading days prior to the date of conversion, less a discount of 30%; provided, however, in no event will the conversion rate be less than $1.60 per share. The Series F Warrants have an exercise price of $2.00 per share.

(D) On June 1, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $50,000 of its securities to a shareholder. The unit comprised of 100,000 shares of Common Stock.

(E) On June 1, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $35,393 of its securities to a shareholder. The unit comprised of 70,792 shares of Common Stock.

(F) On June 2, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $25,000 of its securities to a shareholder. The unit comprised of (i) 38,462 shares of Common Stock and (ii); 15,000 common stock purchase warrants.

(G) On June 12, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $75,000 of its securities to a shareholder. The unit comprised of (i) 150,000 shares of Common Stock and (ii); 75,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

(H) On July 30, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $50,000 of its securities to a shareholder. The unit comprised of 76,924 shares of Common Stock.

(I) In July 31, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 26 units at an aggregate of $10,000 of its securities to 7 shareholders. The unit comprised of (i) 15,385 shares of Common Stock and (ii); 5,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

(J) On September 1, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $50,000 of its securities. The unit comprised of 62,500 shares of Common Stock.

(K) On September 2, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 5 units at an aggregate of $25,000 of its securities to 2 European shareholders. The unit comprised of (i) 38,462 shares of Common Stock and (ii); 12,821 common stock purchase warrants. The Company received gross proceeds of $125,000 in conjunction with this placement. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

(L) In October 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 69,000 shares of the Company’s common stock to four investors for $52,440.

(M) In October 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 66,250 shares of the Company’s common stock to an individual for $53,000.

(N) In October 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $25,000 of its securities. The unit comprised of (i) 31,250 shares of Common Stock and (ii) 10,417 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

(O) In November 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $70,000 of its securities. The unit comprised of (i) 87,500 shares of Common Stock and (ii) 20,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

(P) In December 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 2 units at an aggregate of $25,000 of its securities. The unit comprised of (i) 31,250 shares of Common Stock and (ii) 10,417 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

(Q) In December 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $25,000 of its securities. The unit comprised of (i) 31,250 shares of Common Stock and (ii) 7,813 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

(R) On December 16, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $30,000 of its securities. The unit comprised of (i) 37,500 shares of Common Stock and (ii) 20,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

(S) In January 2004, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 65,000 shares of the Company’s common stock to an individual for $52,000.

(T) In January-March 2004, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1,329,472 shares of the Company’s common stock to individuals for $1,130,050.

(U) On March 22, 2004, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $50,000 of its securities. The unit comprised of (i) 41,667 shares of Common Stock and (ii) 10,417 common stock purchase warrants. The warrants have an exercise price of $2.50 per share and are exercisable for five years.

(V) On April 26, 2004, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 21,739 shares of the Company’s common stock to an individual for $25,000.

(X) The Company awarded 453,689 shares of the Company’s common stock and 50,000 shares of common stock purchase warrants to various individuals as payment for services rendered.

Relationships with Selling Securityholders

The selling securityholders include institutional and other investors who acquired a total of 2,957,644 shares of our common stock and warrants to purchase a total of 336,085 shares of our common stock in separate transactions over the period June 2003 to April 2004, as described in the footnotes to the Selling Securityholders Table and below:

Certain of these institutional investors are affiliated with registered broker-dealers, but these investors acquired the securities covered by this prospectus in the ordinary course of business and, at the time of their acquisition of these securities, they had no agreements or understandings with any person, whether directly, or indirectly, to distribute these securities.

The selling securityholders also include various individuals to whom we issued 357,741 shares of Common Stock and warrants to purchase a total of 50,000 shares for placement agent services and consulting services rendered in connection with the private equity financings completed over the period June 2003 to April 2004.

Piggyback registration rights accompany the shares being offered except for the noteholders who converted their notes to common stock. In our Disclosure Statement to the noteholders dated October 10, 2003, we stated that we would use our best efforts to register their securities by December 3, 2003.

Other than as set forth above, none of the selling securityholders has had any position, office, or other material relationship with us or any of our affiliates within the past three years.

The information in the above table is as of the date of this prospectus. Information concerning the selling securityholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The shares of common stock being offered by the selling securityholders may be sold by them in privately negotiated transactions or in the over-the-counter market through brokers and dealers as agents or to brokers and dealers as principals, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from the purchasers of the common stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. Some of the selling securityholders may also sell some of their shares of common stock pursuant to Rule 144 under the Securities Act. The selling stockholders have advised us that they have not made any arrangements relating to the distribution of the shares of common stock covered by this prospectus. In effecting sales, broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling securityholders in amounts to be negotiated immediately prior to the sale.

Upon being notified by a selling Securityholder that any material arrangement (other than a customary brokerage account agreement) has been entered into with a broker or dealer for the sale of shares through a block trade, purchase by a broker or dealer, or similar transaction, we will file a supplemented prospectus pursuant to Rule 424(c) under the Securities Act disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), (e) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus, as supplemented, and (f) any other facts material to the transaction.

Some of the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act by virtue of the number of shares of common stock to be sold or resold by such persons or entities or the manner of sale thereof, or both. If any of the selling securityholders, broker-dealers or other holders were determined to be underwriters, any discounts, concessions or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of common stock might be deemed underwriting discounts and commissions under the Securities Act.

The selling stockholders have represented to us that any purchase or sale of our common stock by them will be in compliance with the Exchange Act. In general, Rule 102 under Regulation M under the Exchange Act prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which he has a beneficial interest, any common stock or any right to purchase common stock, or attempting to induce any person to purchase common stock or rights to purchase common stock, for a period of one business day prior to and subsequent to completion of his participation in the distribution.

During the distribution period, Rule 104 under Regulation M prohibits the selling securityholders and any other person engaged in the distribution from engaging in any stabilizing bid or purchasing the common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling securityholders will be reoffering and reselling the common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to the common stock.

As permitted by Rule 103 under the Exchange Act, certain underwriters (and selling group members, if any) that are market makers (passive market makers) in the common stock may make bids for or purchases of common stock in the American Stock Exchange until a stabilizing bid has been made. Rule 103 generally provides:

•	a passive market maker’s net daily purchases of the common stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months, or any 60 consecutive days ending within the 10 days, immediately preceding the filing date of the registration statement of which this prospectus forms a part,

•	a passive market maker may not effect transactions or display bids for the common stock at a price that exceeds the highest independent bid for the common stock by persons who are not passive market makers, and

•	bids made by passive market makers must be identified as such.

DESCRIPTION OF SECURITIES

We are authorized to issue 20,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Prospectus, there are 12,658,290 shares of common stock issued and outstanding and 7,341,710 shares held in treasury; 118,125 shares of Series A Preferred Stock issued and 55,125 outstanding; 400,0000 shares of Series B Preferred Stock issued and 120,000 outstanding; 480,769 shares of Series C Preferred Stock issued and outstanding; 25 shares of Series D Preferred Stock issued and zero outstanding; 72 shares of Series E Preferred Stock issued and outstanding; and 5 shares of Series F Preferred Stock issued and zero outstanding. We also have an aggregate of 7,280,542 shares reserved for issuance under outstanding warrants and options.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the securityholders, including the election of directors, and, subject to preferences that may be applicable to any preferred stock outstanding at the time, are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore. In the event of liquidation or dissolution, the holders of common stock are entitled to receive all assets available for distribution to the securityholders, subject to any preferential rights of any preferred stock then outstanding. The holders of common stock have no cumulative voting, preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the right of the holders of any shares of preferred stock now outstanding or which we may designate in the future.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock from time to time in one or more series. The board of directors, without further approval of the securityholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, prevent or substantially delay a change of control, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock.

Series A Preferred Stock

The following is a summary of the rights, preferences and privileges of the Series A Preferred Stock and is qualified in its entirety by the provisions of our Certificate of Incorporation and the Certificate of Designation. We originally authorized an aggregate of 119,000 shares of Series A preferred stock and issued 118,125 shares, of which there are 55,125 outstanding as of May 31, 2004.

Dividends

Subject to the limitations described below, holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of our funds legally available for payment, cumulative annual dividends in cash of $.76 per share. At our option, dividends may be paid in Series A Warrants, valued at $12.00 per Series A Warrant.

(1)	Dividends are payable annually and are cumulative from the date of original issuance of the Series A Preferred Stock and will be payable to holders of record as they appear on our stock books on the tenth business day prior to the dividend payment date.

(2)	In the event that pursuant to applicable law or contract we shall be prohibited or restricted from paying in cash the full dividends to which holders of the Series A Preferred Stock shall be entitled, the cash amount available pursuant to applicable law or contract shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be entitled and any remaining amount due to holders of the Series A Preferred Stock shall be payable in Series A Warrants. The amounts to be distributed pursuant to the preceding sentence shall, in each case, be adjusted by rounding down to the nearest whole cent.

(3)	Dividends on the Series A Preferred Stock shall accrue whether or not they have been declared and whether or not they have been declared and whether or not there are profits, surplus or other corporate funds legally available for the payment of dividends. The Issue Date shall be deemed to be the date of issuance of the Series A Preferred Stock regardless of the number of times transfer of such share is made on the stock records maintained by or for us and regardless of the number of certificates which may be issued to evidence such shares.

Voting Rights

The holders of the Series A Preferred Stock have no voting rights except with respect to:

(1)	any proposal to amend, alter or repeal any provisions of the Series A Preferred Stock, Certificate of Incorporation or By-Laws so as to materially adversely affect any of the preferences, rights, powers or privileges of the Series A Preferred Stock or the holders thereof;

(2)	any proposal to create, authorize or issue any other class or series of preferred stock on a parity with, or having greater or preferential rights than, the Series A Preferred Stock with respect to liquidation or dividends,

(3)	any proposal to directly or indirectly, redeem, repurchase or otherwise acquire for value, or set aside for payment or make available for a sinking fund for the purchase or redemption of, any stock ranking junior to on a parity with the Series A Preferred Stock;

(4)	any proposal to enter into any agreement which would prohibit or restrict our right to pay dividends on the Series A Preferred Stock; or

(5)	as required by Delaware law.

Redemption at Our Option

We may redeem the Series A Preferred Stock at any time, in whole or in part, at our option as follows:

(1)	we shall pay a redemption price of $9.50 per share of Series A Preferred Stock to be redeemed, payable in immediately available funds to the order of the record holder of the Series A Preferred Stock;

(2)	if less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, we shall select those to be redeemed pro rata or by lot or in such other manner as the board of directors may determine in good faith.

(3)	in the event that we have failed to pay accrued and unpaid dividends on the Series A Preferred Stock, we may not redeem any of the then outstanding shares of the Series A Preferred Stock, unless all the then outstanding shares are redeemed, until all such accrued and unpaid dividends and, except with respect to shares to be redeemed, the then current annual dividend have been paid in full.

(4)	there is no mandatory redemption or sinking fund obligation with respect to the Series A Preferred Stock.

(5)	prior to redemption, we shall deliver to each record holder of Series A Preferred Stock notice of our intention to redeem all or part of the shares of Series A Preferred Stock. The notice shall state the redemption date, which date shall be a business day. Notice of redemption shall be mailed by United States first class mail at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Series A Preferred Stock to be redeemed at the address shown on our stock books. Unless a holder of Series A Preferred Stock elects to convert his Series A Preferred Stock prior to 5:00 p.m. (Pacific Standard Time) on the redemption date, he shall return any and all original share certificates representing Series A Preferred Stock to be redeemed to us or such other place at set forth in the notice of redemption. At 5:00 p.m. (Pacific Standard Time) on the redemption date, the right of any holder to convert their shares of Series A Preferred Stock shall terminate. After the redemption date, dividends will cease to accrue on the shares of Series A Preferred Stock called for redemption, and all rights of the holders of such shares will terminate except the right to receive the redemption price without interest, unless we default in the payment of the redemption price. We shall use our best efforts to deliver the redemption price within 10 days after our receipt the original shares of Series A Preferred Stock returned by the holder to us. The shares of Series A Preferred Stock that we redeem will be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series A Preferred Stock.

Conversion Rights

The Series A Preferred Stock shall be convertible into Common Stock as follows:

The holders of Series A Preferred Stock will be entitled at any time following the Issue Date to convert their shares of Series A Preferred Stock into fully paid and nonassessable shares of common stock, at the conversion rate of one share of common stock for one share of Series A Preferred Stock; provided, however, the holder’s right to convert the shares of Series A Preferred Stock shall terminate at 5:00 p.m. (Pacific Standard Time) on the redemption date.

The conversion rate shall be subject to adjustment from time to time as follows:

(1)

if we shall (A) declare a dividend or make a distribution on our common stock in shares of its common stock, (B) subdivide or reclassify the outstanding shares of common stock into a greater number of shares, or (C) combine or reclassify the outstanding common stock into a smaller number of shares, the conversion rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of common stock which he would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the conversion rate shall be made whenever any event specified above shall occur.

(2)	In case we shall fix a record date for the making of a distribution to all holders of shares of our Common Stock (A) of shares of any class other than our common stock or (B) of evidence of indebtedness of us or any subsidiary or (C) of assets, excluding cash dividends or distributions, and dividends or distributions, or (D) of rights or warrants, excluding those referred, each holder of a share of Series A Preferred Stock shall, upon the exercise of his right to convert after such record date, receive, in addition to the shares of common stock to which he is entitled, the amount of such shares, indebtedness or assets or, at the our option, the sum equal to the value thereof at the time of distribution as determined by the board of directors in its sole discretion, that would have been distributed to such holder if he had exercised his right to convert immediately prior to the record date for such determination.

(3)	In case of any consolidation with or merger of us with or into another corporation, or in case of any sale, lease or conveyance to another corporation of our assets as an entirety or substantially as an entirety, each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the common stock issuable at the time of such consolidation, merger, sale, lease or conveyance upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

(4)	In any case in which these adjustment provisions shall require that any adjustment shall become effective immediately after a record date for an event, we may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of common stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of common stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of common stock, provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(5)	In the event we propose to make a distribution to our common stock holders, merge or consolidate with another corporation or sell all or substantially all of our assets to another entity, and such action would result in an adjustment in the conversion rate, we shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify among other things, the record date, if any, with respect to any such action and the approximate date on which such action is to take place.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, and subject to the prior preferences and other rights of any stock senior to the Series A Preferred Stock, but before any distribution or payment shall be made to the holders of stock junior to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to be paid $9.50 per share, and no more, in cash and/or in property taken at its fair value as determined by the board of directors.

If, upon any such liquidation, dissolution or other winding up of our affairs, our net assets distributable among the holders of all outstanding shares of the Series A Preferred Stock are insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then all of our net assets remaining after the distributions to holders of any stock senior to the Series A Preferred Stock shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Other Provisions

Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in the Certificate of Designation, as may be amended from time to time and in our Certificate of Incorporation.

Series B Preferred Stock

The following is a summary of the rights, preferences and privileges of the Series B Preferred Stock and is qualified in its entirety by the provisions of our Certificate of Incorporation and the Certificate of Designations relating to Series B preferred Stock. We originally authorized an aggregate of 400,000 shares of Series B Preferred Stock and issued 400,000 shares, of which 120,000 were outstanding as of May 31, 2004. Holders of 280,000 shares have previously converted such shares into shares of our common stock.

Dividends

Subject to the limitations described below, holders of shares of the Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of our funds legally available for payment, cumulative annual dividends at the rate of 8%. At our option, dividends may be paid in cash or shares of our common stock.

(1)	Dividends are payable annually and are cumulative from the date of original issuance of the Series B Preferred Stock and will be payable to holders of record as they appear on our stock books on the tenth business day prior to the dividend payment date.

(2)	In the event that pursuant to applicable law or contract we shall be prohibited or restricted from paying in cash the full dividends to which holders of the Series B Preferred Stock shall be entitled, the cash amount available pursuant to applicable law or contract shall be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full amounts to which they would otherwise be entitled and any remaining amount due to holders of the Series B Preferred Stock shall be payable in additional shares of Series B Preferred Stock. The amounts to be distributed pursuant to the preceding sentence shall, in each case, be adjusted by rounding down to the nearest whole cent.

(3)	Dividends on the Series B Preferred Stock shall accrue whether or not they have been declared and whether or not they have been declared and whether or not there are profits, surplus or other corporate funds legally available for the payment of dividends. The Issue Date shall be deemed to be the date of issuance of the Series B Preferred Stock regardless of the number of times transfer of such share is made on the stock records maintained by or for us and regardless of the number of certificates which may be issued to evidence such shares.

(4)	Dividends on the Series B Preferred Stock will be junior to D dividends on any series or class of stock senior to the Series B Preferred Stock. If at any time any dividend on any senior stock is in default, we may not pay any dividend on the Series B Preferred Stock until all accrued and unpaid dividends on senior stock are paid or set aside for payment. The Series B Preferred Stock will have priority as to dividends over the common stock and any other class or series of stock junior to the Series B Preferred Stock. We may neither pay any dividend on nor purchase, redeem or acquire any junior stock unless all accrued and unpaid dividends on the Series B Preferred Stock are paid or set aside for payment.

Voting Rights

The holders of the Series B Preferred Stock shall be entitled to the following voting rights:

(1)	the holders of the Series B Preferred Stock shall be entitled to vote together with the common stock on all matters on which our common securityholders are entitled to vote;

(2)	each share of Series B Preferred Stock is entitled to one vote;

(3)	any proposal to amend, alter or repeal any provisions of the Series B Preferred Stock, Certificate of Incorporation or By-Laws so as to materially adversely affect any of the preferences, rights, powers or privileges of the Series B Preferred Stock or the holders thereof;

(4)	any proposal to create, authorize or issue any other class or series of preferred stock on a parity with, or having greater or preferential rights than, the Series B Preferred Stock with respect to liquidation or dividends,

(5)	any proposal to directly or indirectly, redeem, repurchase or otherwise acquire for value, or set aside for payment or make available for a sinking fund for the purchase or redemption of, any stock ranking junior to on a parity with the Series B Preferred Stock;

(6)	any proposal to enter into any agreement which would prohibit or restrict our right to pay dividends on the Series B Preferred Stock;

(7)	any proposal to consummate a transaction which would result in a change of our control or a sale of all or substantially all of our assets; and

(8)	as required by Delaware law.

Redemption at Our Option

We may redeem the Series B Preferred Stock, in whole or in part, at our option, at any time after either one year from the date of issuance or if the average closing price for our common stock is at least $12.00 for the 10 trading days prior to the date of a redemption notice, as follows:

(1)	we shall pay a redemption price of $2.50 per share of Series B Preferred Stock to be redeemed, payable in immediately available funds to the order of the record holder of the Series B Preferred Stock;

(2)	if less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, we shall select those to be redeemed pro rata or by lot or in such other manner as the board of directors may determine in good faith.

(3)	in the event that we have failed to pay accrued and unpaid dividends on the Series B Preferred Stock, we may not redeem any of the then outstanding shares of the Series B Preferred Stock, unless all the then outstanding shares are redeemed, until all such accrued and unpaid dividends and, except with respect to shares to be redeemed, the then current annual dividend have been paid in full.

(4)	there is no mandatory redemption or sinking fund obligation with respect to the Series B Preferred Stock.

(5)	prior to redemption, we shall deliver to each record holder of Series B Preferred Stock notice of our intention to redeem all or part of the shares of Series B Preferred Stock. The notice shall state the redemption date, which date shall be a business day. Notice of redemption shall be mailed by United States first class mail at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Series B Preferred Stock to be redeemed at the address shown on our stock books. Unless a holder of Series B Preferred Stock elects to convert his Series B Preferred Stock prior to 5:00 p.m. (Pacific Standard Time) on the redemption date, he shall return any and all original share certificates representing Series B Preferred Stock to be redeemed to us or such other place at set forth in the notice of redemption. At 5:00 p.m. (Pacific Standard Time) on the redemption date, the right of any holder to convert their shares of Series B Preferred Stock shall terminate. After the redemption date, dividends will cease to accrue on the shares of Series B Preferred Stock called for redemption, and all rights of the holders of such shares will terminate except the right to receive the redemption price without interest, unless we default in the payment of the redemption price. We shall use our best efforts to deliver the redemption price within 10 days after our receipt the original shares of Series B Preferred Stock returned by the holder to us. The shares of Series B Preferred Stock that we redeem will be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series B Preferred Stock.

Conversion Rights

The Series B Preferred Stock is convertible into common stock as follows:

The holders of Series B Preferred Stock will be entitled at any time following the Issue Date to convert their shares of Series B Preferred Stock into fully paid and nonassessable shares of common stock, at the following conversion rate: $5.00 per share divided by the lesser of $5.50 or the average closing price for our common stock for the five day period ending on the trading day prior to the date of a conversion notice; provided however, the rate shall note be less than 2.50 per share.

The holders of the Series B Preferred Stock shall not, however, have the right to convert their shares of Series B Preferred Stock into more than 19.9% of the issued and outstanding shares of our common stock from the date of issue until we receive approval from our stockholders pursuant to the rules of the American Stock Exchange.

The conversion rate shall be subject to adjustment from time to time as follows:

(1)

if we shall (A) declare a dividend or make a distribution on our common stock in shares of its common stock, (B) subdivide or reclassify the outstanding shares of common stock into a greater number of shares, or (C) combine or reclassify the outstanding common stock into a smaller number of shares, the conversion rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series B Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of common stock which he would have owned or been entitled to receive had such Series B Preferred Stock been converted immediately prior to such date. Successive adjustments in the conversion rate shall be made whenever any event specified above shall occur.

(2)	In case we shall fix a record date for the making of a distribution to all holders of shares of our common stock (A) of shares of any class other than our common stock or (B) of evidence of indebtedness of us or any subsidiary or (C) of assets, excluding cash dividends or distributions, and dividends or distributions, or (D) of rights or warrants, excluding those referred, each holder of a share of Series B Preferred Stock shall, upon the exercise of his right to convert after such record date, receive, in addition to the shares of common stock to which he is entitled, the amount of such shares, indebtedness or assets or, at the our option, the sum equal to the value thereof at the time of distribution as determined by the board of directors in its sole discretion, that would have been distributed to such holder if he had exercised his right to convert immediately prior to the record date for such determination.

(3)	In case of any consolidation with or merger of us with or into another corporation, or in case of any sale, lease or conveyance to another corporation of our assets as an entirety or substantially as an entirety, each share of Series B Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the common stock issuable at the time of such consolidation, merger, sale, lease or conveyance upon conversion of such share of Series B Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series B Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series B Preferred Stock.

(4)	In case we issue any shares of common stock, other than shares issuable upon conversion or exercise of Series A Preferred Stock, Series B Preferred Stock, Series C Warrants, convertible securities outstanding as of the date of the Designation of Series B Preferred Stock, Placement Agent Warrants, and options issued or issuable pursuant to any of our option plans currently existing or approved by our stockholders in the future; in a transaction for a per share consideration of less than the then existing conversion price, the conversion price in effect immediately prior to such issuance shall be adjusted.

(5)	In any case in which these adjustment provisions shall require that any adjustment shall become effective immediately after a record date for an event, we may defer until the occurrence of such event (A) issuing to the holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of common stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of common stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of common stock, provided that the we upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(6)

In the event we propose to make a distribution to our common stock holders, merge or consolidate with another corporation or sell all or substantially all of our assets to another entity, and such action would result in an adjustment in the conversion rate, we shall give notice to each holder of shares of Series B Preferred Stock, which notice shall specify among other things, the record date, if any, with respect to any such action and the approximate date on which such action is to take place.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, and subject to the prior preferences and other rights of any stock senior to the Series B Preferred Stock, but before any distribution or payment shall be made to the holders of stock junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid $5.00 per share, and no more, in cash and/or in property taken at its fair value as determined by the board of directors.

If, upon any such liquidation, dissolution or other winding up of our affairs, our net assets distributable among the holders of all outstanding shares of the Series B Preferred Stock are insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then all of our net assets remaining after the distributions to holders of any stock senior to the Series B Preferred Stock shall be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Other Provisions

Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in the Certificate of Designation, as may be amended from time to time and in our Certificate of Incorporation.

Series C Preferred Stock

The following is a summary of the rights, preferences and privileges of the Series C Preferred Stock and is qualified in its entirety by the provisions of our Certificate of Incorporation and the Certificate of Designation. We originally authorized an aggregate of 480,769 shares of Series C preferred stock and issued 480,769 shares, of which there are 480,769 outstanding as of May 31, 2004.

Dividends

Subject to the limitations described below, holders of shares of the Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of our funds legally available for payment, cumulative annual dividends at the rate of 8% per annum. At our option, dividends may be paid in cash or in additional shares of Common Stock.

(1)	Dividends are payable annually and are cumulative from the date of original issuance of the Series C Preferred Stock and will be payable to holders of record as they appear on our stock books on the tenth business day prior to the dividend payment date.

(2)	In the event that pursuant to applicable law or contract we shall be prohibited or restricted from paying in cash the full dividends to which holders of the Series C Preferred Stock shall be entitled, the cash amount available pursuant to applicable law or contract shall be distributed among the holders of the Series C Preferred Stock ratably in proportion to the full amounts to which they would otherwise be entitled and any remaining amount due to holders of the Series C Preferred Stock shall be payable in Series D Warrants. The amounts to be distributed pursuant to the preceding sentence shall, in each case, be adjusted by rounding down to the nearest whole cent.

(3)	Dividends on the Series C Preferred Stock shall accrue whether or not they have been declared and whether or not they have been declared and whether or not there are profits,

surplus or other corporate funds legally available for the payment of dividends. The Issue Date shall be deemed to be the date of issuance of the Series C Preferred Stock regardless of the number of times transfer of such share is made on the stock records maintained by or for us and regardless of the number of certificates which may be issued to evidence such shares.

Voting Rights

The holders of the Series C Preferred Stock will be entitled to no voting rights except with respect to:

(1)	any proposal to amend, alter or repeal any provisions of the Series C Preferred Stock, Certificate of Incorporation or By-Laws so as to materially adversely affect any of the preferences, rights, powers or privileges of the Series C Preferred Stock or the holders thereof;

(2)	any proposal to create, authorize or issue any other class or series of preferred stock on a parity with, or having greater or preferential rights than, the Series C Preferred Stock with respect to liquidation or dividends,

(3)	any proposal to directly or indirectly, redeem, repurchase or otherwise acquire for value, or set aside for payment or make available for a sinking fund for the purchase or redemption of, any stock ranking junior to on a parity with the Series C Preferred Stock;

(4)	any proposal to enter into any agreement which would prohibit or restrict our right to pay dividends on the Series C Preferred Stock; or

(5)	as required by Delaware law.

Conversion Rights

The Series C Preferred Stock shall be convertible into Common Stock as follows:

The holders of Series C Preferred Stock will be entitled at any time following the Issue Date to convert their shares of Series C Preferred Stock into fully paid and nonassessable shares of common stock, at the conversion rate of one share of Common Stock for each share of Series C Preferred Stock.

(1)	if we shall (A) declare a dividend or make a distribution on our common stock in shares of its common stock, (B) subdivide or reclassify the outstanding shares of common stock into a greater number of shares, or (C) combine or reclassify the outstanding common stock into a smaller number of shares, the conversion rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series C Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of common stock which he would have owned or been entitled to receive had such Series C Preferred Stock been converted immediately prior to such date. Successive adjustments in the conversion rate shall be made whenever any event specified above shall occur.

(2)

In case we shall fix a record date for the making of a distribution to all holders of shares of our Common Stock (A) of shares of any class other than our common stock or (B) of evidence of indebtedness of us or any subsidiary or (C) of assets, excluding cash dividends or distributions, and dividends or distributions, or (D) of rights or warrants, excluding those referred, each holder of a share of Series C Preferred Stock shall, upon the exercise of his right to convert after such record date, receive, in addition to the shares of common stock to which he is entitled, the amount of such shares, indebtedness or assets or, at the our option, the sum equal to the value thereof at the time of distribution as determined by the board of directors in its sole discretion, that would have been distributed to such holder if he had exercised his right to convert immediately prior to the record date for such determination.

(3)	In case of any consolidation with or merger of us with or into another corporation, or in case of any sale, lease or conveyance to another corporation of our assets as an entirety or substantially as an entirety, each share of Series C Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the common stock issuable at the time of such consolidation, merger, sale, lease or conveyance upon conversion of such share of Series C Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series C Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series C Preferred Stock.

(4)	In any case in which these adjustment provisions shall require that any adjustment shall become effective immediately after a record date for an event, we may defer until the occurrence of such event (A) issuing to the holder of any share of Series C Preferred Stock converted after such record date and before the occurrence of such event the additional shares of common stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of common stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of common stock, provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(5)	In the event we propose to make a distribution to our common stock holders, merge or consolidate with another corporation or sell all or substantially all of our assets to another entity, and such action would result in an adjustment in the conversion rate, we shall give notice to each holder of shares of Series C Preferred Stock, which notice shall specify among other things, the record date, if any, with respect to any such action and the approximate date on which such action is to take place.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, and subject to the prior preferences and other rights of any stock senior to the Series C Preferred Stock, but before any distribution or payment shall be made to the holders of stock junior to the Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to be paid $5.00 per share, and no more, in cash and/or in property taken at its fair value as determined by the board of directors.

If, upon any such liquidation, dissolution or other winding up of our affairs, our net assets distributable among the holders of all outstanding shares of the Series C Preferred Stock are insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then all of our net assets remaining after the distributions to holders of any stock senior to the Series C Preferred Stock shall be distributed among the holders of the Series C Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Other Provisions

Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in the Certificate of Designation, as may be amended from time to time and in our Certificate of Incorporation.

Series E Preferred Stock

The following is a summary of the rights, preferences and privileges of the Series E Preferred Stock and is qualified in its entirety by the provisions of our Certificate of Incorporation and the Certificate of Designations relating to Series E Preferred Stock. We originally authorized an aggregate of 72 shares of Series E Preferred Stock and issued 72 shares, all of which were 72 outstanding as of May 31, 2004.

Dividends

Subject to the limitations described below, holders of shares of the Series E Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of our funds legally available for payment, cumulative annual dividends in cash at the rate of 10% per annum. At our option, dividends may be paid in shares of our common stock.

(1)	Dividends are payable annually and are cumulative from the date of original issuance of the Series E Preferred Stock and will be payable to holders of record as they appear on our stock books on the tenth business day prior to the dividend payment date.

(2)	In the event that pursuant to applicable law or contract we shall be prohibited or restricted from paying in cash the full dividends to which holders of the Series E Preferred Stock shall be entitled, the cash amount available pursuant to applicable law or contract shall be distributed among the holders of the Series E Preferred Stock ratably in proportion to the full amounts to which they would otherwise be entitled and any remaining amount due to holders of the Series E Preferred Stock shall be payable in Series F Warrants. The amounts to be distributed pursuant to the preceding sentence shall, in each case, be adjusted by rounding down to the nearest whole cent.

(3)	Dividends on the Series E Preferred Stock shall accrue whether or not they have been declared and whether or not they have been declared and whether or not there are profits, surplus or other corporate funds legally available for the payment of dividends. The Issue Date shall be deemed to be the date of issuance of the Series E Preferred Stock regardless of the number of times transfer of such share is made on the stock records maintained by or for us and regardless of the number of certificates which may be issued to evidence such shares.

Voting Rights

The holders of the Series E Preferred Stock will be entitled to no voting rights except with respect to:

(1)	any proposal to amend, alter or repeal any provisions of the Series E Preferred Stock, Certificate of Incorporation or By-Laws so as to materially adversely affect any of the preferences, rights, powers or privileges of the Series E Preferred Stock or the holders thereof;

(2)	any proposal to create, authorize or issue any other class or series of preferred stock on a parity with, or having greater or preferential rights than, the Series E Preferred Stock with respect to liquidation or dividends,

(3)	any proposal to directly or indirectly, redeem, repurchase or otherwise acquire for value, or set aside for payment or make available for a sinking fund for the purchase or redemption of, any stock ranking junior to on a parity with the Series E Preferred Stock;

(4)	any proposal to enter into any agreement which would prohibit or restrict our right to pay dividends on the Series E Preferred Stock; or

(5)	as required by Delaware law.

Mandatory Redemption

We are require to redeem the Series E Preferred Stock if our common stock fails to be listed on, or quotes are unavailable from, the American Stock Exchange or the Nasdaq National Market or Nasdaq SmallCap Market for a period of 20 trading days. In the event of a mandatory conversion, we are required to purchase the Series E Preferred Stock for a price equal to 130% of the original issue price ($10,000) plus accrued dividends.

Conversion Rights

The Series E Preferred Stock shall be convertible into common stock as follows:

The holders of Series E Preferred Stock will be entitled at any time following the Issue Date to convert their shares of Series E Preferred Stock into fully paid and nonassessable shares of common stock, at the conversion rate determined by dividing the issue price ($100,000 per share) by the average closing price of our common stock for the 20 trading days prior to the date of conversion, less a discount of 30%; provided, however, in no event will the conversion rate be less than $1.60 per share.

The conversion rate shall be subject to adjustment from time to time as follows:

(1)	if we shall (A) declare a dividend or make a distribution on our common stock in shares of its common stock, (B) subdivide or reclassify the outstanding shares of common stock into a greater number of shares, or (C) combine or reclassify the outstanding common stock into a smaller number of shares, the conversion rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series E Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of common stock which he would have owned or been entitled to receive had such Series E Preferred Stock been converted immediately prior to such date. Successive adjustments in the conversion rate shall be made whenever any event specified above shall occur.

(2)	In case we shall fix a record date for the making of a distribution to all holders of shares of our common stock (A) of shares of any class other than our common stock or (B) of evidence of indebtedness of us or any subsidiary or (C) of assets, excluding cash dividends or distributions, and dividends or distributions, or (D) of rights or warrants, excluding those referred, each holder of a share of Series E Preferred Stock shall, upon the exercise of his right to convert after such record date, receive, in addition to the shares of common stock to which he is entitled, the amount of such shares, indebtedness or assets or, at the our option, the sum equal to the value thereof at the time of distribution as determined by the board of directors in its sole discretion, that would have been distributed to such holder if he had exercised his right to convert immediately prior to the record date for such determination.

(3)	In case of any consolidation with or merger of us with or into another corporation, or in case of any sale, lease or conveyance to another corporation of our assets as an entirety or substantially as an entirety, each share of Series E Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the common stock issuable at the time of such consolidation, merger, sale, lease or conveyance upon conversion of such share of Series E Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series E Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series E Preferred Stock.

(4)	In any case in which these adjustment provisions shall require that any adjustment shall become effective immediately after a record date for an event, we may defer until the occurrence of such event (A) issuing to the holder of any share of Series E Preferred Stock converted after such record date and before the occurrence of such event the additional shares of common stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of common stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of common stock, provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(5)	In the event we propose to make a distribution to our common stock holders, merge or consolidate with another corporation or sell all or substantially all of our assets to another entity, and such action would result in an adjustment in the conversion rate, we shall give notice to each holder of shares of Series E Preferred Stock, which notice shall specify among other things, the record date, if any, with respect to any such action and the approximate date on which such action is to take place.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, and subject to the prior preferences and other rights of any stock senior to the Series E Preferred Stock, but before any distribution or payment shall be made to the holders of stock junior to the Series E Preferred Stock, the holders of the Series E Preferred Stock shall be entitled to be paid $100,000 per share, and no more, in cash and/or in property taken at its fair value as determined by the board of directors.

If, upon any such liquidation, dissolution or other winding up of our affairs, our net assets distributable among the holders of all outstanding shares of the Series E Preferred Stock are insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then all of our net assets remaining after the distributions to holders of any stock senior to the Series E Preferred Stock shall be distributed among the holders of the Series E Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Other Provisions

Except as may otherwise be required by law, the shares of Series E Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in the Certificate of Designation, as may be amended from time to time and in our Certificate of Incorporation.

Delaware Anti-Takeover Law

We are subject to certain anti-takeover provisions under Section 203 of the Delaware General Corporation Law. In general, under Section 203, a Delaware corporation may not engage in any business combination with any “interested securityholder”, defined as a person that owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation or is an affiliate of a corporation and was the owner of 15% or more of the outstanding voting stock, for a period of three years following the date such securityholder became an interested securityholder.

Section 203 provides an exception to this prohibition where:

•	prior to the date the interested securityholder became an interested securityholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the securityholder becoming an interested securityholder;

•	upon consummation of the transaction which resulted in the securityholder becoming an interested securityholder, the interested securityholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of securityholders by at least 66b% of the outstanding voting stock which is not owned by the interested securityholder.

The restrictions imposed by Section 203 will not apply to a corporation if the corporation’s initial certificate of incorporation contains a provision expressly electing not to be governed by this section or the corporation by action of its securityholders holding a majority of the outstanding stock adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203.

We have not opted out of Section 203, and the restrictions imposed by Section 203 apply to us. Section 203 could have the effect of discouraging, delaying or preventing our takeover, which could otherwise be in the best interest of our securityholders, and have an adverse effect on the market price for the our common stock.

Disclosure Of Commission Position On Indemnification For Securities Act Liabilities

Our Restated Certificate of Incorporation and by-laws provide that we shall, to the maximum extent permitted from time to time under the Delaware General Corporation Law, indemnify and advance expenses to any of our officers, directors, employees or agents in connection with any threatened, pending or completed action, suit or proceeding. The Restated Certificate of Incorporation also permits us to secure insurance on behalf of any person who was or is our director, officer, employee or agent against any liability incurred by such person in such capacity, regardless of whether indemnification would be permitted under the applicable provisions of the Delaware General Corporation Law or the Restated Certificate of Incorporation.

Section 102(b)(7) of the Delaware General Corporation Law permits a provision in the certificate of incorporation of each corporation organized there under eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its securityholders for monetary damages for certain breaches of fiduciary duty as a director.

Section 145 of the Delaware General Corporation Law, in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

With respect to derivative actions, section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Troy & Gould Professional Corporation, Los Angeles, California.

EXPERTS

The fiscal year end financial statements incorporated by reference in this prospectus have been audited by Vasquez & Company, which are independent certified public accountants, to the extent and for the periods set forth in their report, which contained an explanatory paragraph regarding our ability to continue as a going concern, incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the common stock offered hereby. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules. For further information about us and our common stock, please refer to the registration statement and the exhibits and schedules filed. Statements contained in this prospectus as to the contents of any contract or document filed as an exhibit to the registration statement are qualified to such exhibit as filed.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. In addition to the registration statement, and the exhibits and schedules thereto, our reports, proxy statements and other information filed with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. The address of that Website is: http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULE

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS’ REPORT

To the Board of Directors and Stockholders of

Cash Technologies, Inc.

Los Angeles, California

We have audited the accompanying consolidated balance sheets of Cash Technologies, Inc. and subsidiaries (the “Company”) as of May 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cash Technologies, Inc. and subsidiaries as of May 31, 2003 and 2002 and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(a) to the consolidated financial statements, the Company has suffered significant recurring losses from operations and at May 31, 2003, had a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(a). The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ VASQUEZ & Company LLP

Los Angeles, California

September 13, 2003.

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

CASH TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	MAY 31, 2002	MAY 31, 2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$419,704	$—
Accounts receivable	38,276	23,714
Prepaid expenses and other current assets	—	52,500
Other receivable (net of allowance $21,000)	85,532	100,666

Total Current Assets	543,512	176,880
CoinBank machines held for sale (Note 1(j))	1,029,292	1,196,783
PROPERTY AND EQUIPMENT (net) (Note 2 )	56,890	141,797
CAPITALIZED SOFTWARE COSTS (Note 1(r))	2,565,605	2,362,749
DEFERRED FINANCE FEES (Note 3)	83,333	277,778
OTHER ASSETS	3,000	4,629

TOTAL ASSETS	$4,281,632	$4,160,616

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Current maturities of Notes Payable (Note 3)	$4,137,630	$3,352,922
Due to Officers and Directors (Note 9)	75,000	155,000
Convertible debt (Note 4)	1,420,574	3,655,915
Equity Placement Liability	530,000	—
Accounts payable	961,045	969,129
Accrued liabilities	954,745	943,871
Bank overdraft	197,800	200,860
Dividend payable	776,456	318,309

Total Current Liabilities	9,053,250	9,596,006
Long-Term Notes Payable (Note 3)		—
Long-Term Convertible Debt (Note 4)	2,586,674	—

TOTAL LIABILITIES	11,639,924	9,596,006

COMMITMENTS & CONTINGENCIES (Note 10)	—	—
STOCKHOLDERS’ DEFICIENCY: (Note 6)
Common Stock, $0.01 par value, 20,000,000 shares authorized, 6,225,676	62,335	35,488
and 3,551,111 issued and outstanding at May 31, 2002 and 2001
8% Cumulative Redeemable Preferred Stock, $0.01 par value; 1,000,000	1,904,688	3,009,063
shares authorized; 676,466 and 950,144 shares issued and outstanding at
May 31, 2002 and 2001.
Additional Paid In Capital	20,140,847	15,463,960
Accumulated Deficit	(29,466,162)	(23,943,901)

Total stockholders’ deficiency	(7,358,292)	(5,435,390)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$4,281,632	$4,160,616

See notes to consolidated financial statements

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

CASH TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	FISCAL YEAR ENDED MAY 31,
	2002	2001
NET REVENUES	$143,748	$129,241
COST OF REVENUES	112,077	97,510

GROSS PROFIT (LOSS)	31,671	31,731
SELLING, GENERAL, & ADMINISTRATIVE EXPENSE	2,082,482	3,181,289
RESEARCH & DEVELOPMENT	183,756	—
IMPAIRMENT ON COIN MACHINES	79,245	—
DEPRECIATION & AMORTIZATION EXPENSE	304,325	90,944

OPERATING LOSS	(2,618,137)	(3,240,502)
OTHER INCOME	—	1,446
INTEREST EXPENSE	1,231,814	953,323

LOSS BEFORE INCOME TAXES	(3,849,951)	(4,192,379)
INCOME TAXES	2,400	2,400

MINORITY INTEREST	—	—
NET LOSS	$(3,746,357)	$(4,194,779)
NET LOSS - CASH PROCESSING	(105,994)	$(60,791)

TOTAL NET LOSS	$(3,852,351)	$(4,255,570)

Deemed dividends to preferred stockholders	$1,669,912	$1,234,679
Net loss allocable to common shareholders	$(5,522,451)	$(5,490,249)
Basic and diluted net loss per share	$(1.28)	$(1.55)
Basic and diluted weighted average shares of common stock outstanding	4,327,103	3,544,691

See notes to consolidated financial statements

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

Years ended May 31, 2001 and 2002

	Common Stock		Preferred Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficiency)
	Shares	Amount	Shares	Amount
Balance May 31, 2000	3,522,200	35,198	118,125	1,122,188	13,905,391	(18,472,501)	(3,409,724)
Preferred stock - offerings			880,769	2,350,000			2,350,000
Beneficial conversions					974,926	(974,926)	—
Conversion from preferred to common stock	48,750	488	(48,750)	(463,125)	462,637		—
Compensation expense					117,782		117,782
Rescinding of employee options	(29,839)	(298)			298		—
Distribution of common stock	10,000	100			21,775		21,875
Dividends on preferred stock						(259,753)	(259,753)
Rescinding of noteholder warrants					(18,849)	18,849	—
Net Loss						(4,255,570)	(4,255,570)
Balance May 31, 2001	3,551,111	$35,488	950,144	$3,009,063	$15,463,960	$(23,943,901)	$(5,435,389)

Issuance of redeemable Preferred Stock	—	—	102	775,500	—	—	775,500
Beneficial conversions of Series warrants issued in conjunction with Preferred Stock issuance	—	—	—	—	367,717	(367,717)	—
Conversion from Preferred to Common Stock	1,369,610	13,697	(273,780)	(1,879,875)	1,866,178	—	—
Sale of Common Stock	1,021,639	10,316	—	—	1,324,684	—	1,335,000
Beneficial conversions of warrants issued in conjunction with sale of Common Stock	—	—	—	—	428,673	(428,673)	—
Common Stock payments to consultants	130,000	1,300	—	—	168,200	—	169,500
Beneficial conversions of warrants issued to consultants	—	—	—	—	41,643	(41,643)	—
Interest paid with shares of Common Stock	53,077	531	—	—	100,315	—	100,846
Dividends paid with shares of Common Stock	95,239	953	—	—	119,047	—	120,000
Warrant conversion	5,000	50	—	—	6,700	—	6,750
Warrant repricing	—	—	—	—	253,730	(253,730)	—
Dividends on Preferred Stock	—	—	—	—	—	(578,149)	(578,149)
Net loss	—	—	—	—	—	(3,852,351)	(3,852,351)
Balance May 31, 2002	6,225,676	$62,335	676,466	$1,904,688	$20,140,847	$(29,466,162)	$(7,358,292)

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASHFLOWS

CASH TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	FISCAL YEAR ENDED MAY 31
	2002	2001
OPERATING ACTIVITIES:
Net loss	$(3,852,351)	$(4,255,570)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization of discount on convertible debt	17,583	211,000
Amortization of capitalized software	205,931	—
Noncash deemed interest expense	545,291	222,222
Common Stock issued in exchange for legal services	—	21,775
Loss on collection of accounts receivable	22,992	—
Noncash compensation expense	169,500	117,783
Depreciation expense	101,872	90,444
Impairment of CoinBank machines held for sale	79,245	—
Changes in operating assets and liabilities:
Account receivable	(22,420)	31,961
CoinBank machines held for sale	88,246	85,853
Prepaid expenses and other current assets	52,500	(51,700)
Cash inventory	—	176,163
Other assets	1,629	34,871
Accounts payable	(8,084)	598,831
Accrued interest	660,246	442,675
Accrued expenses and other current liabilities	10,874	386,051

Net cash used in operating activities	(1,926,946)	(1,887,142)

INVESTING ACTIVITIES:
Purchase of property and equipment	(16,965)	(12,160)
Proceeds from aale of asset	—	40,000
Capitalized software	(408,786)	(1,201,535)

Net cash used in investing activities	(425,751)	(1,173,695)

FINANCING ACTIVITIES:
Book overdraft	(3,060)	200,860
Payments on capital lease obligation	—	(487)
Proceeds from conversion of warrants	6,750	—
Proceeds from other equity placements	530,000	—
Repayments on long-term debt	(41,788)	—
Net proceeds from issuance of preferred stock	775,500	2,350,000
Proceeds from short-term debt	250,000	155,000
Repayments on short-term debt	(80,000)	—
Proceeds from sale of common stock	1,335,000	100

Net cash provided by financing activities	2,772,402	2,705,473

CHANGE IN CASH AND CASH EQUIVALENTS	419,704	(355,364)
Cash and Cash Equivalents, Beginning of Year	—	355,364

Cash and Cash Equivalents, End of Year	$419,704	$0

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes	$2,400	$2,400
SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Finance fees added to notes payable	$250,000	$500,000
Conversion of preferred stock into common stock	$1,879,875	$462,637
Deemed dividend on preferred stock	$367,717	$974,926
Issuance of common stock for services performed	$169,500	$21,775
Rescinding of noteholder warrants	$—	$18,849
Dividends declared on preferred stock	$578,149	$259,753
Dividends paid on preferred stock with common stock	$120,000	$—
Deemed dividend on common stock	$428,673	$—
Deemed dividend on warrants issued	$41,643	$—
Interest paid on preferred stock with common stock	$100,846	$—
Conversion of shareholder warrants	$6,750	$—
Repricing of noteholder warrants	$253,730	$—

See notes to consolidated financial statements

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	MAY 31, 2003	MAY 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,874	$419,704
Accounts receivable	2,484	38,276
Prepaid expenses and other current assets	4,057	—
Other receivable (net of allowance $21,000)	28,035	85,532

Total Current Assets	36,450	543,512
CoinBank machines held for sale (Note 1(j))	862,090	1,029,292
PROPERTY AND EQUIPMENT (net) (Note 2 )	29,051	56,890
CAPITALIZED SOFTWARE COSTS (Note 1(r))	2,005,836	2,565,605
DEFERRED FINANCE FEES (Note 3)	—	83,333
OTHER ASSETS	69,187	3,000

TOTAL ASSETS	$3,002,614	$4,281,632

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Current maturities of Notes Payable (Note 3)	$4,371,527	$4,137,630
Due to Officers and Directors (Note 9)	121,085	75,000
Convertible debt (Note 4)	4,362,731	1,420,574
Equity Placement Liability	—	530,000
Due to Shareholders (Note 4)	70,750	—
Accounts payable	1,062,170	961,045
Accrued liabilities	1,493,209	954,745
Bank overdraft	197,800	197,800
Dividend payable	1,010,876	776,456

Total Current Liabilities	12,690,148	9,053,250
Long-Term Notes Payable (Note 3)		—
Long-Term Convertible Debt (Note 4)	—	2,586,674

TOTAL LIABILITIES	12,690,148	11,639,924

COMMITMENTS & CONTINGENCIES (Note 10)	—	—
MINORITY INTEREST	22,044	—
STOCKHOLDERS' DEFICIENCY: (Note 6)
8% Cumulative Redeemable Preferred Stock, $0.01 par value; 1,000,000 shares authorized; 645,966 and 676,466 shares issued and outstanding at May 31, 2003 and 2002.	1,758,688	1,904,688
Common Stock, $0.01 par value, 20,000,000 shares authorized, 8,511,254 and 6,225,676 issued and outstanding at May 31, 2003 and 2002.	85,191	62,335
Additional Paid-In-Capital	22,753,598	20,140,847
Accumulated Deficit	(34,307,055)	(29,466,162)

Total stockholders’ deficiency	(9,709,578)	(7,358,292)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$3,002,614	$4,281,632

See notes to consolidated financial statements

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	FISCAL YEAR ENDED MAY 31,
	2003	2002
NET REVENUES	$267,576	$143,748
COST OF REVENUES	193,632	112,077

GROSS PROFIT (LOSS)	73,944	31,671

SELLING, GENERAL, & ADMINISTRATIVE EXPENSE	2,487,714	2,175,371
RESEARCH AND DEVELOPMENT	287,000	183,756
IMPAIRMENT ON COIN MACHINES	—	79,245
DEPRECIATION & AMORTIZATION EXPENSE	584,731	290,490

OPERATING LOSS	(3,285,501)	(2,513,435)

INTEREST EXPENSE	767,616	1,230,522

LOSS BEFORE INCOME TAXES	(4,053,117)	(3,743,957)

INCOME TAXES	2,400	2,400
MINORITY INTEREST	33,092	—
NET LOSS	(4,022,425)	(3,746,357)
NET LOSS - CASH PROCESSING	(25,920)	(105,994)

TOTAL NET LOSS	$(4,048,345)	$(3,852,351)

Dividends & deemed dividends	$792,548	$1,669,912
Net loss allocable to common
shareholders	$(4,840,893)	$(5,522,263)
Basic and diluted net loss per share - Continued Operations	$(0.68)	$(1.25)
Basic and diluted net loss per share - Discontinued Operations	$—	$(0.02)
Basic and diluted weighted average
shares of common stock outstanding	7,121,257	4,327,103

See notes to consolidated financial statements

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

Years ended May 31, 2002 and 2003

	Common Stock		Preferred Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficiency)
	Shares	Amount	Shares	Amount
Balance May 31, 2001	3,551,111	$35,488	950,144	$3,009,063	$15,463,960	$(23,943,901)	$(5,435,389)

Issuance of redeemable Preferred Stock	—	—	102	775,500	—	—	775,500
Beneficial conversions of Series warrants issued in conjunction with Preferred Stock issuance	—	—	—	—	367,717	(367,717)	—
Conversion from Preferred to Common Stock	1,369,610	13,697	(273,780)	(1,879,875)	1,866,178	—	—
Sale of Common Stock	1,021,639	10,316	—	—	1,324,684	—	1,335,000
Beneficial conversions of warrants issued in conjunction with sale of Common Stock	—	—	—	—	428,673	(428,673)	—
Common Stock payments to consultants	130,000	1,300	—	—	168,200	—	169,500
Beneficial conversions of warrants issued to consultants	—	—	—	—	41,643	(41,643)	—
Interest paid with shares of Common Stock	53,077	531	—	—	100,315	—	100,846
Dividends paid with shares of Common Stock	95,239	953	—	—	119,047	—	120,000
Warrant conversion	5,000	50	—	—	6,700	—	6,750
Warrant repricing	—	—	—	—	253,730	(253,730)	—
Dividends on Preferred Stock	—	—	—	—	—	(578,149)	(578,149)
Net loss	—	—	—	—	—	(3,852,351)	(3,852,351)
Balance May 31, 2002	6,225,676	$62,335	676,466	$1,904,688	$20,140,847	$(29,466,162)	$(7,358,292)

Common Stock payments to consultants	275,663	2,756	—	—	279,171	—	281,927
Beneficial conversions of warrants issued to consultants	—	—	—	—	50,291	(50,291)	—
Unit purchase - Common Stock	1,515,330	15,154	—	—	953,725	—	968,879
Beneficial conversion of warrants - unit purchase	—	—	—	—	329,217	(329,217)	—
Conversion from Preferred Stock to Common Stock	30,500	305	(30,500)	(146,000)	145,695	—	—
Warrant conversion to Common Stock	365,000	3,650	—	—	287,600	—	291,250
Beneficial conversion - repricing of noteholders warrants	—	—	—	—	20,174	(20,174)	—
Beneficial conversion of warrants - convertible notes	—	—	—	—	51,232	(51,232)	—
Subsidiary APIC	—	—	—	—	387,864	—	387,864
Dividends Paid With Common Stock	99,084	991	—	—	106,222	—	107,213
Dividends on Preferred Stock	—	—	—	—	—	(341,634)	(341,634)
Net Loss	—	—	—	—	—	(4,048,345)	(4,048,345)
Balance May 31, 2003	8,511,253	85,191	645,966	$1,758,688	22,752,038	(34,307,055)	(9,711,138)

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	FISCAL YEAR ENDED MAY 31
	2003	2002
		—
OPERATING ACTIVITIES:
Net loss	$(4,048,345)	$(3,852,351)
Adjustments to reconcile net loss to net cash used by operating activities:
Minority interest	22,044	—
Amortization of discount on convertible debt	—	17,583
Amortization of capitalized software	559,768	205,931
Noncash deemed interest expense	83,333	545,291
Common Stock issued in exchange for legal services	—	—
Loss on collection of accounts receivable	—	22,992
Noncash compensation expense	281,927	169,500
Depreciation expense	24,963	101,872
Impairment of CoinBank machines held for sale	—	79,245
Changes in operating assets and liabilities:
Account receivable	94,849	(22,420)
CoinBank machines held for sale	167,202	88,246
Prepaid expenses and other current assets	(4,057)	52,500
Cash inventory	—	—
Other assets	(66,187)	1,629
Accounts payable	101,125	(8,084)
Accrued interest	404,446	660,246
Accrued expenses and other current liabilities	538,463	10,874

Net cash used in operating activities	(1,840,468)	(1,926,946)

INVESTING ACTIVITIES:
Purchase of property and equipment	2,876	(16,965)
Proceeds from sale of asset	—	—
Capitalized software	—	(408,786)

Net cash provided by (used in) investing activities	2,876	(425,751)

FINANCING ACTIVITIES:
Book overdraft	—	(3,060)
Proceeds from subsidiary	19,864	—
Proceeds from conversion of warrants	129,250	6,750
Proceeds from convertible debt	70,750
Proceeds from other equity placements	—	530,000
Repayments on long-term debt	—	(41,788)
Net proceeds from issuance of preferred stock	—	775,500
Proceeds from short-term debt	381,019	250,000
Repayments on short-term debt	(150,000)	(80,000)
Proceeds from sale of common stock	968,879	1,335,000

Net cash provided by financing activities	1,419,762	2,772,402

CHANGE IN CASH AND CASH EQUIVALENTS	(417,830)	419,704
Cash and Cash Equivalents, Beginning of Year	419,704	—

Cash and Cash Equivalents, End of Year	$1,874	$419,704

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes	$2,400	$—
SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Finance fees added to notes payable	$—	$250,000
Conversion of preferred stock into common stock	$146,000	$1,879,875
Issuance of common stock for services performed	$281,927	$169,500
Dividends declared on preferred stock	$341,634	$578,149
Dividends paid on preferred stock with common stock	$107,213	$120,000
Deemed dividend on warrants issued	$450,914	$—
Interest paid on preferred stock with common stock	$—	$100,846
Conversion of shareholder warrants	$291,250	$6,750
Repricing of noteholder warrants	$—	$253,730

See notes to consolidated financial statements

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, ORGANIZATION AND BASIS OF PRESENTATION

(a)	“Going Concern”—The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has significant losses from operations and has used significant amounts of cash for operations during the last four years. As of May 31, 2003 and 2002, the Company has both working capital and net capital deficiencies. Operating losses and cash flow deficiencies have continued throughout 2003.

In view of the financial deficiencies, there is substantial doubt about the Company’s ability to continue as a going concern. The recoverability of recorded assets and satisfaction of the liabilities is dependent on the continued operations of the Company, which is in turn dependent upon the Company’s ability to meet its financing requirements on a continuing basis as well as to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or liabilities.

Due to the unfavorable results of operations and cash flows, the Company is in the process of negotiating payment terms with vendors representing a significant portion of its accounts payable and is managing the payments of the remaining accounts payable on a case-by-case basis. Management is also taking certain steps to obtain additional equity financing to improve its operating results and financial position.

The Company plans to increase revenues and reduce costs in order to generate sufficient positive cash flow beginning in fourth quarter of fiscal year 2004. While the Company believes that its financing and revenue generation plans will be successful, no assurances can be given that the Company will be successful and that the Company will continue as a going concern.

(b)	Basis of Consolidation—The accompanying consolidated financial statements include the accounts of Cash Technologies, Inc. (“CTI”), a Delaware corporation, and its wholly owned subsidiaries, National Cash Processors, Inc. (“NCP”), Cintelia, Inc, CT Holdings, LLC and CoinBank Automated Systems (“CAS”) together the “Company.” CoinBank Automation Handels GmbH, Salzburg, Austria (“CoinBank Europe” or “CBE”) was treated as a division of CoinBank Automated Systems during this period and was consolidated into CoinBank Automated Systems. All significant inter-company transactions and accounts have been eliminated in consolidation. CTI was incorporated in August 1995. In January 1996, certain affiliates of the Company exchanged their stock in NCP as part of a combination of entities under common control. CAS was incorporated in November 1995 Cintelia in December 2001 and CT Holdings, LLC in June 2002. During the fiscal year ended May 31, 2003, the Company received an additional $75,000 from 5 of its stockholders for an equity share in the Company’s subsidiary, CT Holdings, LLC. As of May 31, 2003 the Company has received $443,000 in net proceeds and the stockholders own 13.65% while the Company owns 86.35% of Ct Holdings, LLC. The proceeds from this have been used to further develop the Bonus product for Ct Holdings, LLC as well as working capital for CT Holdings, LLC and Cash Technologies, Inc.

(c)	Business—The principal business activity of each entity is as follows: CTI is currently undergoing a development process of Electronic Message Management Architecture Transaction Processing System (EMMA); NCP is a full-service cash-processing entity providing sorting, counting and wrapping functions to cash-intensive businesses; CAS offers self-service coin-counting machines. CBE functions as a European sales office for the Company and Cintelia was formed to develop and market software applications in relation to airport and other security through the utilization of biometrics.

Approximately 49% and 63% of CTI’s net revenues were derived from one customer for the years ended May 31, 2003 and 2002, respectively. The Company had a firm fixed-price contract with Los Angeles County Metropolitan Transit Authority. The Company’s contract with the Los Angeles County Metropolitan Transit Authority (LACMTA) to count currency expired on June 30, 2002, which may result in a significant reduction in the Company’s gross and net revenue in the future. As of May 31, 2003 CTI does not have any cash processing customers and has classified this as discontinued operations.

(d)	Revenue Recognition—The Company recognizes service fee income when coins and currency are processed. In certain instances, customers will remit funds to the Company in advance of the coin shipments to them. In certain instances, customers deposit coins before the Company makes payment.

(e)	Gross revenues— Include coin machine sales as well as software licensing fees.

(f)	Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

(g)	Cash Equivalents—The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

(h)	CoinBank Machines Held for Sale—The Company has designated its CoinBank machines and parts as being held for sale. CoinBank machines held for sale are recorded at the lower of the cost or estimated fair value, which includes an estimate of the costs to sell these assets. The estimated fair value is based on information including recent sales of CoinBank machines and estimated present value techniques. During the fourth quarter of fiscal year 2002, management evaluated the estimated fair market value of these machines and subsequently recorded an impairment loss of $79,245. As of May 31, 2003, the carrying value of the CoinBank machines is $862,090.

(i)	Property and Equipment—Property and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using the straight-line method over the estimated useful lives of the related asset, ranging from 3 to 7 years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease.

(j)	Impairment of Long-Lived Assets—The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (un-discounted and without interest changes) from the use of an asset is less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

(k)	Income Taxes—The Company files a consolidated federal income tax return and a combined California franchise tax return. Deferred income taxes have been recognized for temporary differences between the financial reporting and income tax bases of assets and liabilities, which are based on the enacted tax rates expected to be in effect when such amounts are expected to be realized or settled. A valuation allowance is established when necessary to reduce deferred income tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the year plus or minus the change during the year in deferred income taxes.

(l)	Employee Stock Option—The Company adopted statement of financial accounting standard No. 123, “Accounting for Stock-Based Compensation”(SFAS No. 123), as of June 1, 1998, which establishes a fair value method of accounting for stock-based compensation plans. In accordance with SFAS No. 123, the Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in APB 25. Accordingly, compensation cost for stock option is measured as the excess, if any, of the fair market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

Also, in accordance with SFAS No. 123, the Company has provided footnote disclosure with respect to stock-based employee compensation. The cost of stock-based employee compensation is measured at the grant date on the value of the award and is recognized over the service period. The value of the stock–based award is determined using a pricing model whereby compensation cost in excess of the fair value of the stock as determined by the model at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

(m)	Basic and Diluted Net Loss per Common Share—Basic and diluted net loss per common share is based on the weighted average number of common shares outstanding during the respective periods. Statement of Financial Accounting Standards No. 128, “Earnings per Share” issued by the FASB is effective for financial statements with fiscal years and interim periods ending after December 15, 1997. SFAS 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings, such as stock options, warrants or convertible debentures. Stock options and warrants outstanding during the periods presented were not included in diluted earnings per share since their effect would be anti-dilutive.

(n)	Fair Value of Financial Instruments—Financial instruments consist of accounts receivable and payable, which have a fair value approximating the book value due to their short-term nature; notes payable for which fair value approximates book value due to interest rates on long-term debt approximate current interest rates, and amounts due to stockholders have a fair value that cannot be determined due to the related-party nature of the transactions.

(o)	Concentration of Suppliers—The Company is dependent on third-party manufacturers for the production of the components incorporated into CoinBank machines and currently purchases substantially all of its requirements of specially designed or modified components from single source suppliers. The Company purchases certain of these components pursuant to open purchase orders placed from time to time in the ordinary course of business. Although the Company currently believes that alternative sources for these components are readily available, failure or delay by any manufacturer in providing components to the Company on commercially reasonable terms, or at all, in the absence of readily available alternative sources, could result in interruptions in the Company’s ability to continue its assembly and installations of CoinBank machines and have a material adverse effect on the Company’s operations.

(p)	Capitalized Software — The research and development of new software products and enhancements to existing software products were expensed as incurred (and recorded in the consolidated statement of operation) until technological feasibility has been established. Technological feasibility is established upon completion of a detailed program design or working model. As of February 28, 2003, capitalized software costs amounted to $2,145,778. Technological feasibility was achieved in September of 1999 and commencing October 1, 1999 all expenses related to EMMA software development had been capitalized. As of December 31, 2001, the Company had capitalized $2,771,536 in development and related costs. The EMMA product was available for release to the public in January 2002 thus all development costs since have been expensed including $287,000 for the fiscal year ended May 31, 2003.

Amortization of the capitalized software commenced on January 1, 2002. Amortization had been calculated over a seven (7) year period for the quarter ended February 28, 2002 resulting in an amortization expense of $65,989. Management changed the amortization period for capitalized software, to five (5) years starting March 1, 2002, primarily to approximate the estimated period over which the business brought about by the technology will expand into its expected capacity. As of March 1, 2002, net unamortized capitalized software amounted to $2,705,547. The unamortized cost as of March 1, 2002 is being amortized over the remaining revised estimated life. The change resulted in an amortization expense of $205,931, an increase of $40,959 ($0.01 per share) from the original estimated amortization period, for the year ended May 31, 2002. During the fiscal year ended May 31, 2003, the Company amortized an additional $559,768 of capitalized software.

As of February 29, 2004, the current EMMA asset is valued at $1,586,010, which reflects the costs incurred by the Company in developing the asset, as well as the net realizable value estimated in management’s determination. Management believes that its estimates reflect its ability, based upon management’s internal projections, to obtain a recovery on the asset. These estimates assume that recovery of the value of the asset will be obtained commencing in the early half of 2004 calendar year, and will be obtained fully by the end of the calendar year 2006. These projections and estimates are subject to numerous contingencies, including, without limitation, the condition of the economy and the ability of corporate entities to purchase software such as the EMMA software.

In its projections, management has calculated a transaction fee based upon the use of the technology through placement on mobile trucks operated by an independent third party. The transaction charge for use through ATM machines would be higher, because the services available through an ATM located in a bank office would be greater and the expense to the Company is also greater. The projected transaction fee is based upon management’s discussions with potential customers, including bank and non-bank ATM service providers. Management has had significant negotiations with representatives of various large financial institutions regarding the installation of EMMA based products. However, to date the Company has not entertained any definitive agreements with any institution. According to a study entitled “the Use of Checks and other Non-Cash Payments Instruments in the United States” prepared by the Federal Reserve, there were 42.5 billion checks processed by financial institutions in the United States during the year 2000 about a third of which are of the type that the Company’s products are intended to help process.

Much of our SG&A costs are fixed in nature, therefore, as volume of transactions and revenues increase, the SG&A does not increase proportionately.

There can be no assurance that management’s estimates will prove accurate, and investors should be aware that in the event these estimates are inaccurate, a write down of all or a portion of this asset may be required.

(q)	Discontinued Operations—A majority of our revenue for the last three fiscal years was derived from our agreement with the Los Angeles County Metropolitan Transportation Authority. During the fiscal year ended May 31, 2003, Cash Technologies counted $1,978,645 and derived net revenues of $27,624 compared to $16,908,289 and $242,041, respectively for the fiscal year ended May 31, 2002. The Company’s contract with the Los Angeles County Metropolitan Transit Authority (LACMTA) to count currency expired on June 30, 2002, which has resulted and will continue to result in a significant reduction in the Company’s gross revenue.

	FISCAL YEAR ENDED MAY 31,
	2003	2002
NET REVENUES	$27,624	$242,041
COST OF REVENUES	27,129	148,103

GROSS PROFIT (LOSS)	495	93,938
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	26,415	184,805
DEPRECIATION & AMORTIZATION EXPENSE	—	13,835

OPERATING LOSS	(25,920)	(104,702)
INTEREST EXPENSE	—	1,292

LOSS BEFORE INCOME TAXES	(25,920)	(105,994)
INCOME TAXES	—	—

NET LOSS - DISCONTINUING OPERATIONS	$(25,920)	$(105,994)

(r)	Concentration of Credit Risk—Financial instruments that potentially subject the Company to a concentration of credit risk consists primarily of accounts receivable. The receivables are unsecured, and the Company performs ongoing credit evaluations of its customers. At May 31, 2003, the receivable from a major customer was $2,383.

(s)	Reclassification—Certain reclassifications have been made to the May 31, 2002 financial statements to conform to the May 31, 2003 presentation.

2.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	2003	2002
Machinery and equipment	$—	$17,842
Security systems	—	42,788
Furniture and fixtures	—	13,714
Computer equipment	159,491	245,182
Leasehold improvements	—	125,444
Other equipment	32,135	82,136

Total Property and Equipment	$191,626	$527,106
Less accumulated depreciation	162,575	470,216

	$29,051	$56,890

The Company’s contract with the Los Angeles County Metropolitan Transit Authority (LACMTA) to count currency expired on June 30, 2002, which has resulted and will continue to result in a significant reduction in the Company’s gross revenue. As of September 1, 2003 the Company does not have any cash processing customers and, due to our focus on our other businesses, we may choose not to pursue other cash processing customers. At this time the Company has elected to reflect this business as discontinued operations. All of the fixed assets for this discontinued operations were either sold or salvaged in the fiscal year ended May 31, 2002.

3.	NOTES PAYABLE

Loan	Bal. @ 6/1/02	Additions 6-1-02 to 5/31/03	Payments 6-1-02 to 5/31/03	Bal. @ 5/31/03
G.E Capital Principal	$3,288,465	—	—	$3,288,465
GE Accrued Interest	521,313	$308,000	$(259,037)	570,276
Notes Payable-Kiosk	77,852	—		77,852
Notes Payable—MTA	150,000	—	(150,000)	—
Notes	100,000	334,934	—	434,934

Totals	$4,137,630	$642,934	$(409,037)	$4,371,527

	2003		2002

In 1997, we entered into a credit agreement with G.E. Capital Corporation (“G.E.”) pursuant to which we borrowed $5,500,000 for the purchase of CoinBank component equipment, working capital and general corporate purposes. On September 29, 2000 the Company entered into an agreement with GE to defer principal payments on the debt for twelve (12) months and to defer interest payments for six (6) months. As consideration for the extension, the Company and GE have agreed to increase the principal portion of the loan by $500,000 and the Company recorded deferred financing fees, which were amortized over an eighteen (18) month period. The Company and G.E. Capital had negotiated another waiver agreement as of September 13, 2001 pursuant to which G.E. Capital agreed to a six (6) month deferral of interest payments and a twelve (12) month deferral of principal payments provided (i) we granted G.E. Capital a lien on all of its assets (ii) we paid G.E. Capital 60% of all proceeds from the sale of its CoinBank machines (iii) we obtained subordination agreements from all of our noteholders prior to December 30, 2001 whereby the noteholders subordinate their lien to that of G.E. Capital (iv) the sum of $250,000 is added to the outstanding principal amount of the loan, which is being amortized over a twelve (12) month period. On September 27, 2002 the Company entered into an agreement with GE to pay the total debt outstanding in twelve (12) monthly payments beginning October 15, 2002 of which the first eleven (11) consisting of interest only and the payment twelve (12) consisting of all outstanding principal, interest and fees. The Company agreed to (i) pay 9.5% per annum for the first six (6) payments (ii) pay 11.5% per annum for the last six (6) payments (iii) a minimum of 18% if the Company was to become in default (iv) 5% late fee if a payment is received ten (10) days after the payment date and (v) 90% of all gross proceeds received from the sale of presently owned CoinBank machines. As of May 31, 2003, we owed $3,858,741, which includes the principal, financing fees and unpaid interest

		$3,858,741		$3,809,778
On March 14, 2002, the Company obtained a loan of $150,000 from Continental Business Credit strictly for purposes of the Company’s cash processing operations. The loan was a short-term loan with an interest rate of 22%. In July of 2002 the principal balance on the loan was paid back in full		—		150,000
In March 2001, the European division of CoinBank obtained a short-term line of credit of $100,000 to be used for working capital and development of the European version of the CoinBank machines. Furthermore, the bank as collateral is holding 50,000 shares of the Company’s common stock		100,000		100,000

Enhancement work done on coin machines was converted into a note payable with the vendor. The loan matured on February 2001. The interest rate is at 10% and interest payments are made on a monthly basis. In June, 2002 we were notified that a vendor, Kiosk Information Systems, Inc. (“KIS”), had obtained a judgment against the Company for $129,567.34 allegedly owed for services rendered in 1999, plus interest and attorneys fees. Subsequent settlement negotiations have resulted in a tentative settlement agreement with KIS on July 7, 2003. If the settlement agreement is not completed, it is likely that the Company will initiate legal action to set aside the judgment and take other appropriate measures. In such event the Company will incur substantial legal fees and there is no assurance that we would succeed in setting aside the judgment or prevailing in any subsequent litigation. The Company is currently under default. (See Legal Proceedings).

		77,852		77,852

		4,036,593		4,137,630
Less current portion		4,036,593		4,137,630

Long term maturity	$		$

4.	CONVERTIBLE DEBT

Description	Bal. @ 6/01/02	Additions 6-1-02 to 5/31/03	Adjustments 6-1-02 to 5/31/03	Bal. @ 5/31/03
Convertible Debt—Principal LT	$2,586,674	—	$1,075,000	$3,661,674
Convertible Debt—Principal ST	1,075,000	—	(1,075,000)	—
Convertible Debt—Interest	353,574	$347,483	—	701,057
Convertible Debt—Stockholders	—	70,750	—	70,750

Totals	$4,015,248	$418,233	—	$4,433,481

In January 2000, we completed a private placement offering of convertible notes and warrants under Section 4(2) of the Securities Act of 1933. The offering consisted of units, each unit comprised of a secured convertible promissory note in the principal amount of $50,000, bearing interest at the rate of 10% per annum and Series B Redeemable Warrants to purchase 5,000 shares of Common Stock. GunnAllen Financial, Inc., one of our investment bankers and an underwriter in our initial public offering, was engaged as placement agent for this offering. We received gross proceeds from this offering of $3,362,000 from the sale of 67.2 Units. As a result of this offering, we issued notes in the aggregate principal amount of $3,362,000 and 336,200 Series B Common Stock Purchase Warrants The notes were originally convertible into our Common Stock at the conversion rate of $9.50 per share. The Series B Warrants were originally exercisable at a price of $13.00 per share. The notes were originally due and payable on July 31, 2001. The notes were secured by a first priority lien on all of our assets.

Since July 31, 2001, some of the notes have been in default, and some have been restructured. Under the restructuring, the notes were extended for two (2) years to July 2003, the noteholders agreed to surrender all old warrants priced at $13.50 per share to receive 2 replacement warrants for every old warrant surrendered. The new warrants were vested immediately, have a life of 5 years and were exercisable at $1.35 thru December 31, 2001, $2.20 through January 15, 2002 and $4.50 thereafter. As of February 28, 2003 the Company had restructured $2,587,000 of the notes, representing thirty-five (35) of the forty-eight (48) noteholders, or approximately 77% of the total dollar amount of notes outstanding. As part of the restructuring process the Company reclassified $339,722 of interest accrued as part of the reissued notes. As of May 31, 2003 the Company has accrued an additional $661,009 in interest payable on the notes. The Company has recognized a deemed dividends expense of $273,904 in conjunction with this restructuring. In August, 2003, the Company proposed the conversion to equity of the $3.3 million in secured convertible debt to the noteholders, to be consummated in September, 2003. As of August 25, 2003, noteholders representing approximately 27% of the total value of notes have converted to equity. Noteholders representing an additional 48% of the total value of notes have given non-binding written indications of their intent to convert on the terms proposed upon receipt of formal documentation. There can be no assurance we will be successful in converting or restructuring these remaining notes. (See Risk Factors).

In May 2003 we completed a private placement offering with one of our stockholders consisting of convertible notes and warrants under Section 4(2) of the Securities Act of 1933. The offering consisted of an unsecured convertible promissory note in the principal amount of $50,000, bearing interest at the rate of 5% per annum and redeemable warrants to purchase 100,000 shares of common stock. The note is convertible into our Common Stock at the conversion rate of $0.50 per share. The Warrants are exercisable at a price of $1.00 per share. The Company also reduced the exercise price of 8,000 Series C warrants owned by the stockholder from $2.50 to $0.25 per share. The note is due and payable on May 2, 2004. A deemed dividend expense of $25,331 was recognized in conjunction with the warrants offered in this placement.

In May 2003 we completed a private placement offering with one of our stockholders consisting of convertible notes and warrants under Section 4(2) of the Securities Act of 1933. The offering consisted of an unsecured convertible promissory note in the principal amount of $20,750, bearing interest at the rate of 5% per annum and redeemable warrants to purchase 30,000 shares of common stock. The note is convertible into our Common Stock at the conversion rate of $0.50 per share. The Warrants are exercisable at a price of $0.65 per share. The Company also reduced the exercise price of 45,000 Series B warrants owned by the stockholder from $4.50 to $0.65 per share which were converted immediately for gross proceeds to the Company of $29,250. The note is due and payable on May 8, 2008. A deemed dividend expense of $25,901 was recognized in conjunction with the warrants offered in this placement.

5.	INCOME TAXES

As of May 31, 2003, the Company has available federal net operating loss (“NOL”) carry-forwards that approximate $25.9 million and may be applied against future taxable income through tax year 2023. State NOL carry-forward is approximately $10.9 million and expire through tax year 2009. Since management can not determine if it is more likely than not that the deferred tax asset will be realized, a 100% valuation reserve has been set up to entirely offset the deferred tax asset of $9.8 million. The utilization of NOLs may be limited in the future if significant changes in stock ownership occur. Temporary differences other than the NOL are not material. The current tax expense is due to payment of minimum state taxes.

In September 2002 a California assembly bill temporarily suspended NOL deduction for the 2002 and 2003 taxable years. The carryover period for suspended losses is extended by two years for losses incurred before January 1, 2002 and by one year for losses incurred after January 1, 2002, and before January 1, 2003. After the suspension period, the Net Operating Loss deduction will be allowed at 100%.

6.	STOCKHOLDERS EQUITY

In February 1997, the Company amended its certificate of incorporation to increase the number of authorized shares of common stock to 20,000,000.

In July 1998, the Company completed an initial public offering of 1,485,000 shares and in August 1998 completed an over-allotment of 172,790 shares of its common stock.

On July 9, 1998, the Company completed an initial public offering of 1,485,000 shares of its common stock and received net proceeds of approximately $8,845,000 after deducting commissions and expenses of $1,550,000. At the same time, the Company issued approximately 130,915 shares of its common stock and certain officers and stockholders exchanged approximately 161,830 shares of the Company’s common stock owned by them in exchange for approximately $1,412,106 of indebtedness to stockholders.

The Company granted options under the Employee Option Plan to purchase common stock. 227,643 options were granted at $7.00 per share and 285,887 options were granted at $3.50 per share. These options vested in equal increments over a three-year period.

Prior to the initial public offering, the Company had issued various subordinated promissory notes. These notes were repaid with a portion of the net proceeds from the initial public offering of the Company’s common stock. In conjunction with liquidation of the notes, the Company issued warrants to purchase 653,300 shares of Common Stock at prices ranging from of $3.50 to $8.00 per share.

In August 1998, the Company issued 172,790 shares of common stock in connection with the partial exercise of the over-allotment option. Net proceeds to the Company were approximately $1,055,071 after deducting $154,179 for commissions and expenses.

On July 27, 1999, the Company commenced a private offering pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D. The Company was offering up to 52,500 units, each unit comprised of (I) 10 shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock and (II) 5 Series A Common Stock Purchase Warrants. Each share of the Series A Preferred Stock is convertible into one share of Common Stock. The Series A Warrants are exercisable at $12.00 per share. The securities in the private offering were being sold in reliance upon the availability of an exemption from the registration provisions of the Securities Act of 1933 by virtue of the Company’s intended compliance with the provisions of sections 4(2), 4(6) thereof and rule 506 adopted by the Securities and Exchange Commission thereunder. The securities may not be transferred or resold except pursuant to registration under the Securities Act of 1933 or an exemption therefrom.

On November 30, 1999, the Company completed this offering and received gross proceeds of $1,122,188. The Company also paid sales commission of $69,825 in January of 2000. The Company has issued (i) 118,125 shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock and (ii) 53,809 Series A Common Stock.

Purchase Warrants (exercisable at $12.00 per share). The Company recorded deemed dividends of $522,640 for the Preferred Stock issued for the period. This amount was based on (i) the difference between the closing market price and the offering price of the Preferred Stock plus (ii) the value of the Warrants associated with the Preferred Stock, valued using the Black Scholes model.

The Company issued one hundred thousand (100,000) Stock Purchase Warrants to Starr Securities at $10.375 each for consulting services including advice related to future merger, acquisition, financing and other capital transactions. These options have been valued at $190,856 using the Black Scholes model and are recorded as deferred offering costs.

The Company issued Gunn Allen Securities twenty five thousand (25,000) Stock Purchase Warrants at $10.375 for services related to assisting the Company with future capital transactions in late August of 1999. These options were not recorded in the first quarter of 1999 and were subsequently recorded in the second quarter of 1999. These options have been valued at $47,714 using the Black Scholes model and this amount was recorded as an expense.

The Company also issued Gunn Allen Securities one hundred thousand (100,000) Stock Purchase Warrants at $11.3125 for services related to assisting the Company with future capital transactions in September of 1999. These options have been valued at $208,099 using the Black Scholes model and this amount was recorded as an expense.

The Company also issued WAB Capital twenty five thousand (25,000) Stock Purchase Warrants at $12.9375 for consulting and research services in November of 1999. These options have been valued at $51,291 using the Black Scholes model and this amount was recorded as an expense.

In September 1999, the Company issued Howard Brand, its then current Chief Financial Officer, thirty thousand (30,000) Stock Purchase Warrants at $11.3125 per share. These warrants have been valued at $62,431 using Black Scholes model and this amount was expensed over a one-year period. These warrants were repriced to $5.00 per share in August 2000, which was valued at $22,606 and expensed in the first quarter. The repricing requires the Company to recognize additional compensation cost when the common stock price is greater than $5.00 per share. Also in August 2000, Mr. Brand was issued an additional 70,000 Stock Purchase Warrants at $5.00 per share, which was valued at $61,440 and was also expensed in the first quarter. Mr. Brand served as the Company’s Chief Financial Officer and Secretary, until December 7, 2000.

During the fiscal year ended May 31, 2000, the Company issued 31,159 shares of common stock in conjunction with the exercise of stock options by its employees. In order to effect a cashless transaction, an additional 58,059 incentive stock options were forfeited. These shares of common stock are restricted for a period of one year from the date of exercise. This cashless transaction resulted in a charge to non-cash compensation of $317,159. In January of 2000, certain employees of the Company and the Company rescinded the exercise of their options and returned shares of common stock, which they had received in conjunction with the employee’s exercise of stock options and the stock were part of the Company’s 1996 Employee Stock Option Plan. A total of 29,839 shares of common stock were rescinded. Furthermore, all options related with this transaction were cancelled.

In January 2000, the Company issued 336,200 Stock Purchase Warrants at an exercise price of $13.00 in connection with the convertible debt offering. In December 2001, as part of the note restructuring process the Company issued 228,700 replacement warrants at exercise prices ranging from $1.35 to $4.50, as well as an additional 228,700 warrants at the same exercise prices. (See Note 4)

In October 2000, the Company completed a private placement of $2,000,000 of units comprised of Series B 8% Preferred Stock (“Series B Stock”) and Series C Warrants. Each unit had a purchase price of $100,000 and is comprised of 20,000 shares of Series B Stock and 4,000 Series C Warrants. The Series B Stock has annual dividends payable at 8% per year, payable in cash or Common Stock at the option of the Company. The Series B

Stock is convertible into shares of Common Stock, at anytime at the option of the holder, at the liquidation price divided by the lesser of: (i) $5.50 per share; or (ii) the average closing price for the Company’s Common Stock for the five (5) trading days ending on the trading day prior to the date of the conversion notice; provided, however, in no event will the conversion rate be less than $2.50 per share. The liquidation price is $5.00 per share. By way of example, for each $100,000 unit, an investor would be entitled to approximately 18,181 shares of Common Stock upon conversion of Series B Stock. The Series C Warrants have an exercise price of $2.00 per share. The Company recorded deemed dividends of $436,840 and paid $150,000 in commission in conjunction with this offering.

On December 7, 2000, the Company awarded 10,000 shares of common stock to their legal counsel in Germany for services performed. Legal expenses of $21,775 were recognized in conjunction with this transaction.

The Company also issued Gunn Allen Securities fifty thousand (50,000) Stock Purchase Warrants at $0.50 for services related to assisting the Company with capital transactions in October 2000, in conjunction with the Series B Preferred Stock offering.

On January 10, 2001, the Company completed a financing of $500,000, with one of its stockholders, comprised of Series C 8% Convertible Preferred Stock and Series D Warrants. The Series C Stock has annual dividends payable at 8% per year, payable in cash or Common Stock at the option of the Company. There is a conversion feature of one share of common stock for each share of preferred stock surrendered. The Series D Warrants have an exercise price of $0.50 per share. The Company issued 480,769 shares of Series C Preferred Stock which was determined by dividing the sum of $500,000 by the average closing price of the Common Stock of the Company on the American Stock Exchange for the 5 trading days ending January 3, 2000. As part of the purchase price the investor surrendered 83,000 Series B and C warrants in his possession. The Company has recorded deemed dividends of $511,953 in conjunction with this offering.

In March 2001, the European division of CoinBank obtained a line of credit for $100,000 to be used for working capital and development of the European version of the Coinbank machines. Furthermore, the bank as collateral is holding 50,000 shares of the Company’s common stock.

In March 2001, the Company obtained a loan of $70,000 and another $10,000 in May 2001, from First Bancorp, L.P. Mr. Bruce Korman, our Chief Executive Officer, is the president and general partner of First Bancorp. This loan was a short-term interest free loan payable in increments over 180 days. As of September 15, 2001 the loan had been repaid in full.

On April 4, 2001, the Company obtained loan of $75,000 from Transtech GBM, Inc. Robert Fagenson who is on the Company’s Board of Directors is the Chief Executive Officer of Transtech GBM, Inc. The loan bears an interest rate of 10% annually and the Company has issued warrants to purchase 10,000 shares of the Company’s common stock at an exercise price of $2.00 per share and an exercise period of three years. A compensation expense of $7,284 had been recorded in 2001 in conjunction with the warrants. The company has accrued interest expense of $8,750 in conjunction with this loan.

In June 2001, we completed a financing of $250,000, comprised of 25 shares of Series D 8% Convertible Preferred Stock and 50,000 Series E Warrants. The financing was intended to comply with Section 4(2) of the Securities Act of 1933 as exempt from registration. The Series D Stock have annual dividends payable at 8% per year, payable in cash or Common Stock at the option of the Company. The Series E Warrants have an exercise price of $1.36 per share.

During the quarter ended August 30, 2001, there was a deemed dividend expense of $136,849 recognized in conjunction with the warrants issued in this offering. The Company received gross proceeds of $220,000, which has been used for operating activities. In February 2002, the 25 shares of Series D Preferred Stock were converted into 325,860 shares of the Company’s Common Stock.

In June 2001, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, sold an aggregate of $100,000 of its securities to 2 foreign investors Each investor purchased a $50,000 unit, each unit comprised of (i) 41,667 shares of Common Stock and (ii) 5,000 common stock purchase warrants. The warrants have an exercise price of $1.20 per share and are exercisable for five years. During the quarter ended August 30, 2001 there was a deemed dividend expense of $14,909 recognized in conjunction with the warrants issued in this offering. The proceeds of the transactions were used to pay certain debts, including payroll obligations, of our Austrian subsidiary.

In August 2001, we completed an offering of 72 shares of Series E 8% Convertible Preferred Stock and 34,500 Series F Warrants. The financing was intended to comply with Section 4(2) Of the Securities Act of 1933 as exempt from registration. The Series E Stock has annual dividends payable at 8% per year, payable in cash or Common Stock at the option of the Company. The Series F Warrants have an exercise price of $2.00 per share. The Company sold 72 units for gross proceeds of $180,000. During the quarter ended August 30, 2001 there was a deemed dividend gain of $19,603 recognized in conjunction with the warrants issued in this offering.

On August 31, 2001, we completed a financing of $500,000 in gross proceeds, with one of our stockholders, comprised of shares of Series F 8% Convertible Preferred Stock and Series G Warrants. The financing was intended to comply with Section 4(2) of the Securities Act of 1933 as exempt from registration. The Series F Stock has annual dividends payable at 8% per year, payable in cash or Common Stock at our option. Each Series G Warrants is initially exercisable to purchase one Warrant Share at an initial exercise of $1.46 per share. We issued 5 shares of Series F Preferred Stock and 100,000 shares of Series G warrants. A total of $57,000 in commissions was paid in relation to this offering as well as an issuance of 50,000 shares of our common stock valued at $67,500 to Gunn Allen and associates. Furthermore, during the quarter ended August

30, 2001, there was a deemed dividend expense of $247,252 recognized in conjunction with the warrants issued in this offering. In February 2002, the 5 shares of Series F Preferred Stock were converted into 500,000 shares of the Company’s Common Stock.

During the quarter ended November 30, 2001 we issued 50,000 shares of our common stock valued at $50,000 to one of our EMMA developers for payment toward services performed. The issuance was intended to comply with Section 4(2) of the Securities Act of 1933, as amended in a transaction exempt from registration.

On December 5, 2001, we issued 10,000 shares of the Company’s common stock valued at $22,000 to one of our stockholders for payment toward consulting services performed. An expense of $22,000 was recognized during the quarter ended February 28, 2002. The shares of common stock were issued at fair market value.

In December 2001, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company completed a private placement of its securities. The Company sold nine (9) units for gross proceeds of $225,000. Each unit was comprised of 20,000 shares of common stock and warrants to purchase 20,000 shares of common stock. Ten thousand (10,000) warrants are initially exercisable to purchase one warrant share each at an initial exercise price of $1.50, five thousand (5,000) warrants at $2.50 and five thousand (5,000) warrants at $4.75. Furthermore, during the quarter ended February 28, 2002, there was a deemed dividend expense of $178,724 recognized in conjunction with the warrants issued in this offering.

In December 2001, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company completed a private placement of its securities. The Company sold eight (8) units for gross proceeds of $200,000. The Company issued 106,383 shares of common stock and 50,000 stock purchase warrants. The warrants are initially exercisable to purchase one Common Stock share each at an initial exercise price of $1.88. Furthermore, during the quarter ended February 28, 2002, there was a deemed dividend expense of $53,012 recognized in conjunction with the warrants issued in this offering.

In February 2002, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 3 units at an aggregate of $75,000 of its securities to 2 foreign investors. Each unit comprised of (i) 16,667 shares of Common Stock and; (ii) 2,500 common stock purchase warrants. The warrants have an exercise price of $1.70 per share and are exercisable for five years. During the quarter ended February 28, 2002, there was a deemed dividend expense of $4,096 recognized in conjunction with the warrants issued in this offering. The proceeds of the transactions were used to pay certain debts, including payroll obligations, of our Austrian subsidiary.

On February 22, 2002, we completed a private placement of our securities with one of our stockholders. GunnAllen Financial Corp, a registered broker dealer, served as placement agent for the transaction, which was intended to comply with Section 4(2) of the Securities Act of 1933, as amended. We sold a unit for gross proceeds of $750,000. The unit was comprised of 576,923 shares of common stock and warrants to purchase 150,000 shares of common stock. Each warrant is initially exercisable to purchase one share at an initial exercise price of $1.50. In addition, we paid a commission of 8% of the gross proceeds to GunnAllen Financial Corp and issued to GunnAllen Financial (or its affiliates) an aggregate of 40,000 shares of common stock warrants at an exercise price of $1.50 per share. Furthermore, during the quarter ended February 28, 2002, there was a deemed dividend expense of $187,341 recognized in conjunction with the warrants issued in this offering. We received net proceeds of $687,000 in conjunction with this offering.

In March 2002, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $50,000 of its securities to 1 foreign investor. Each unit comprised of (i) 25,000 shares of Common Stock and; (ii) 5,000 common stock purchase warrants. The warrants have an exercise price of $1.70 per share and are exercisable for five years. A deemed dividend gain of $9,409 was recognized in relation to this offering.

On March 14, 2002, the Company obtained a loan of $150,000 from Continental Business Credit strictly for purposes of the Company’s cash processing operations. The loan was a short-term loan with an interest rate of 22%. In July of 2002 the principal balance on the loan was paid back in full.

In May 2002, the Company received proceeds of $6,750 for Series B warrants which were converted into 5,000 shares of the Company’s common stock.

In June 2002, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $50,000 of its securities to 1 foreign investor. Each unit comprised of (i) 33,334 shares of Common Stock and (ii); 5,000 common stock purchase warrants. The warrants have an exercise price of $1.20 per share and are exercisable for five years. A deemed dividend benefit of $4,374 was recognized in conjunction with this placement.

In June 2002, the Company issued 60,400 shares of the Company’s common stock and 50,400 common stock warrants with an exercise price of $2.00 and a five (5) year life to a consultant in lieu of cash payment. The Company recorded a compensation expense charge of $90,600 as well as a beneficial conversion feature of $49,230.

In June 2002, the Company issued 55,000 shares of the Company’s common stock to one of its developers in lieu of cash payment for services rendered. The shares of common stock were valued at $1.36 per share.

During September 2002, stockholders converted 20,000 shares of Series B Redeemable Preferred Stock for 20,000 shares of the Company’s Common Stock.

During September, 2002, the Company received $100,000 from a Series D warrant holder to exercise 200,000 warrants into 200,000 shares of the Company’s common stock.

During October 2002, stockholders converted 10,500 of Series A Redeemable Preferred Stock for 10,500 shares of the Company’s Common Stock.

In October 2002, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $250,000 of its securities to a stockholder. The unit comprised of (i) 312,500 shares of Common Stock and (ii); 150,000 common stock purchase warrants. The warrants have an exercise price of $0.95 per share and are exercisable for five years. A deemed dividend expense of $21,300 was recognized in conjunction with this placement.

On February 28, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $200,000 of its securities to a stockholder. The unit comprised of (i) 344,828 shares of Common Stock and (ii); 195,172 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years. Also on February 28, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $300,000 of its securities to a stockholder. The unit comprised of (i) 517,241 shares of Common Stock and (ii); 292,759 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years. A deemed dividend expense of $260,708 was recognized in conjunction with both of these placements.

In the fiscal year ended May 31, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 307,428 shares of the Company’s Common Stock to five (5) stockholders. The Company received gross proceeds of $168,879 for a purchase price ranging from $0.50 to $0.60 per share. There were no warrants awarded in relation to this transaction.

During the fiscal year ended may 31, 2003, the Company received an additional $75,000 from 5 of its stockholders for an equity share in the Company’s subsidiary of CT Holdings, LLC. As of May 31, 2003 the

Company has received $443,000 in net proceeds and the stockholders own 13.65% while the Company owns 86.35% of CT Holdings, LLC. The proceeds from this have been used to further develop the BONUS product for CT holdings, LLC as well as working capital for CT holdings, LLC and Cash Technologies, Inc.

In May 2003 we completed a private placement offering with one of our stockholders consisting of convertible notes and warrants under Section 4(2) of the Securities Act of 1933. The offering consisted of an unsecured convertible promissory note in the principal amount of $50,000, bearing interest at the rate of 5% per annum and redeemable warrants to purchase 100,000 shares of common stock. The note is convertible into our Common Stock at the conversion rate of $0.50 per share. The Warrants are exercisable at a price of $1.00 per share. The Company also reduced the exercise price of 8,000 Series C warrants owned by the stockholder from $2.50 to $0.25 per share. The note is due and payable on May 2, 2004. A deemed dividend expense of $25,331 was recognized in conjunction with the warrants offered in this placement.

In May 2003 we completed a private placement offering with one of our stockholders consisting of convertible notes and warrants under Section 4(2) of the Securities Act of 1933. The offering consisted of an unsecured convertible promissory note in the principal amount of $20,750, bearing interest at the rate of 5% per annum and redeemable warrants to purchase 30,000 shares of common stock. The note is convertible into our Common Stock at the conversion rate of $0.50 per share. The Warrants are exercisable at a price of $0.65 per share. The Company also reduced the exercise price of 45,000 Series B warrants owned by the stockholder from $4.50 to $0.65 per share which were converted immediately for gross proceeds to the Company of $29,250. The note is due and payable on May 8, 2008. A deemed dividend expense of $25,901 was recognized in conjunction with the warrants offered in this placement.

On June 1, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $50,000 of its securities to a stockholder. The unit comprised of 100,000 shares of Common Stock. There were no warrants awarded in conjunction with this offering.

On June 2, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $25,000 of its securities to a stockholder. The unit comprised of (i) 38,462 shares of Common Stock and (ii); 15,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

On June 12, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $75,000 of its securities to a stockholder. The unit comprised of (i) 150,000 shares of Common Stock and (ii); 75,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

In July, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 26 units at an aggregate of $10,000 of its securities to 7 stockholders. The unit comprised of (i) 15,385 shares of Common Stock and (ii); 5,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

On July 30, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $50,000 of its securities to a stockholder. The unit comprised of 76,924 shares of Common Stock. There were no warrants awarded in conjunction with this offering.

On September 2, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 5 units at an aggregate of $25,000 of its securities to 2 European stockholders. The unit comprised of (i) 38,462 shares of Common Stock and (ii); 12,821 common stock purchase warrants. The Company received gross proceeds of $125,000 in conjunction with this placement. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

In September 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $50,000 of its securities. The unit comprised of 62,500 shares of Common Stock.

In October 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 69,000 shares of the Company’s common stock to four investors for $52,440.

In October 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 31,250 shares of the Company’s common stock to an individual for $25,000.

In October 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $25,000 of its securities. The unit comprised of (i) 31,250 shares of Common Stock and (ii) 10,417 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

In October 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 25,000 shares of the Company’s common stock to an individual for $20,000.

In October 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 10,000 shares of the Company’s common stock to an individual for $8,000.

In November 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $70,000 of its securities. The unit comprised of (i) 87,500 shares of Common Stock and (ii) 20,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

In February 2004, the Company awarded 75,000 common stock purchase warrants to two of its independent contractors. These shares of the Company’s Common Stock were awarded as payment for services performed in the amount of $75,000.

In February, 2004, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company 504,475 shares of its common stock for gross proceeds of $428,800. The sale price was $0.85 per share and the Company has paid $48,500 as commissions.

In February 2004, the Company issued dividends on the Series E Redeemable Preferred Stock of $9,000. The preferred stockholders were awarded 11,700 shares of the Company’s Common Stock in lieu of cash.

In March, 2004, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 741,181 shares of its common stock for gross proceeds of $630,000. The sale price was in each transaction $0.85 per share and the Company has paid $54,000 as commissions.

In March 2004, one noteholder of the Company exercised 20,000 common stock purchase warrants from which the Company received gross proceeds of $13,000.

In March 2004, noteholders owed $167,354 of principal and interest converted their notes into 66,942 shares of the Company’s common stock at $2.50 per share. The terms of the conversion were the same as in the past. The Company is in discussions with the remaining noteholders.

7. STOCK OPTION PLAN AND WARRANTS

The Company adopted a 1996 stock option plan (the “Option Plan”). As of May 31, 2001, a total of 775,887 shares of the Company’s common stock have been reserved for issuance under the Option Plan. As of May 31, 2003, the Company had 393,780 of such options outstanding. The Board of Directors administers the Option Plan, or a committee appointed by the Board of Directors, which determine the recipients and term of the awards granted (Item 10. “Stock Options”).

In addition to the above mentioned stock options, in July 1998, in conjunction with the Company’s initial public offering certain debt holders were granted options/warrants in exchange for note repayments.

The Company has granted the following options/warrants to purchase common stock as of May 31, 2003.

	Number of Options/Warrants	Weighted Average Price $/Sh
Options Outstanding – June 1, 2002	2,016,329	$8.53
Employee Stock Options
Granted	161,830	$7.00
Expired	—	—
Exercised	—	—
Stockholder Warrants
Granted	1,690,300	3.33
Expired	393,830	8.52
Exercised	5,000	1.35

Options/Warrants outstanding – May 31, 2002	3,887,992	$5.06

Employee Stock Options
Granted	—	5.38
Expired	373,649	—
Exercised	—	—
Stockholder Warrants
Granted	1,433,129	2.65
Expired	—	—
Exercised	370,000	0.81

Options/Warrants outstanding – May 31, 2003	4,517,472	$4.49

Stock Based Compensation

All stock options issued to employees have an exercise price not less than the fair market value of the Company’s Common Stock on the date of grant, and in accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company’s financial statements. If the compensation had been determined based on the fair market value of the stock option on their dates of grant in accordance with SFAS 123, the Company’s net loss and loss per share for the years ended May 31, 2003 and 2002, would have been increased to the pro forma amounts presented below:

	2003	2002
Net Loss
As Reported	$(4,048,345)	$(3,852,351)
Pro Forma	$(4,532,358)	$(4,088,957)
Basic and Diluted Loss Per Common Share
As Reported	(1.58)	(1.28)
Pro Forma	(0.64)	(0.94)

For the fiscal year ended May 31, 2003, the fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the weighted average assumption for options granted during 1998-2003, expected life of the option is 5 years, expected volatility of 52%, risk free interest rate of 2.58% and a 0% dividend yield. The weighted average fair value at the grant date for such option is $5.38 per option.

For the fiscal year ended May 31, 2002, the fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the weighted average assumption for options granted during 1997-2002, expected life of the option is 5 years, expected volatility of 111%, risk free interest rate of 6.00% and a 0% dividend yield. The weighted average fair value at the grant date for such option is $5.38 per option.

	Outstanding Weighted Average			Exercisable Weighted Average
Exercise Price Per Share	Shares	Life	Exercise Price	Shares	Exercise Price
$ 0.01	117,118	3.75	$0.01	117,118	$0.01
$ 0.25	8,000	1.25	$0.25	8,000	$0.25
$ 0.50	252,231	2.25	$0.50	252,231	$0.50
$ 0.65	30,000	5.00	$0.65	30,000	$0.65
$ 0.95	150,000	4.25	$0.95	150,000	$0.95
$ 1.00	587,931	4.75	$1.00	587,931	$1.00
$ 1.20	20,000	4.00	$1.20	20,000	$1.20
$ 1.36	50,000	3.75	$1.36	50,000	$1.36
$ 1.46	100,000	3.75	$1.46	100,000	$1.46
$ 1.50	280,000	3.75	$1.50	280,000	$1.50
$ 1.70	7,500	3.75	$1.70	7,500	$1.70
$ 1.88	50,000	3.75	$1.88	50,000	$1.88
$ 2.00	195,300	3.50	$2.00	195,300	$2.00
$ 2.12	50,000	1.50	$2.12	33,667	$2.12
$ 2.50	114,000	3.50	$2.50	114,000	$2.50
$ 3.50	290,000	0.25	$3.50	290,000	$3.50
$ 4.50	424,900	1.00	$4.50	424,900	$4.50
$ 4.75	45,000	1.00	$4.75	45,000	$4.75
$ 5.00	222,250	1.00	$5.00	219,583	$5.00
$ 6.00	24,000	0.25	$6.00	24,000	$6.00
$ 6.30	50,000	1.50	$6.30	50,000	$6.30
$ 7.00	476,830	0.25	$7.00	476,830	$7.00
$ 8.00	350,000	1.50	$8.00	350,000	$8.00
$10.38	280,500	0.50	$10.38	280,500	$10.38
$10.75	100	0.50	$10.75	100	$10.75
$11.31	100,000	2.75	$11.31	100,000	$11.31
$11.55	74,250	2.75	$11.55	74,250	$11.55
$12.00	59,062	2.50	$12.00	59,062	$12.00
$12.25	6,000	2.75	$12.25	6,000	$12.25
$12.94	25,000	2.75	$12.94	25,000	$12.94
$13.00	77,500	2.75	$13.00	77,500	$13.00

Total Options/Warrants Outstanding	4,517,472	$4.49		4,498,472	$4.50

NOTE 8: SEGMENT REPORTING

The Company operates through 3 business segments: Cash processing, CoinBank machines, and E-Commerce Message Management Architecture (EMMA). The Company had a firm fixed price contract with the Los Angeles County Metropolitan Transportation Authority to count currency, which purchased in bulk at a discount from face value and processed and deposited at face value in the Company’s account. The Company also sells self-service coin counting machines through existing equipment distribution channels. Furthermore, the Company is developing an E-Commerce Message Management Architecture transaction processing system, which has not yet been deployed and the software development costs are being expensed.

Information on the Company’s business segments for the fiscal years ended May 31,

	2003	2002
Net Revenues and Sales:
Coinbank machines	246,229	133,748
EMMA	21,348	10,000

	267,576	143,748

Interest expense
Coinbank machines	9,943	9,593
EMMA	—	—
Unallocated	757,673	1,220,929

	767,616	1,230,522

Depreciation & Amortization
Cash processing	—
Coinbank machines	19,426	34,455
EMMA	559,768	205,931
Unallocated	5,537	50,104

	584,731	290,490

Segment profit (loss)
Cash processing	(25,921)
Coinbank machines	(758,889)	(875,526)
EMMA	—	—
Unallocated	(3,322,893)	(2,870,831)

	(4,107,703)	(3,746,357)

Net identifiable assets:
Cash processing	—	—
Coinbank machines	889,577	1,077,667
EMMA	2,005,836	2,565,605
Unallocated	84,510	638,360

	2,979,923	4,281,632

9. RELATED PARTY TRANSACTIONS

The Company obtained loans of $68,000 in the fiscal year ended May 31, 2002 and $342,700 during the fiscal year ended May 31, 2003 from Bruce Korman who is an affiliate, Chief Executive Officer and Chairman of the Board of Directors of the Company. The loans were short-term loans and as of May 31, 2003 $46,085 are outstanding to Mr. Korman.

In April 2001, the Company had obtained a short-term loan of $75,000 from Mr. Robert Fagenson who serves on the Company’s Board of Directors. In January, 2004, Cash Tech extinguished this debt and accrued interest of $20,265 by issuing 117,188 warrants to Mr. Fagenson. The warrants have an exercise price of $.01 per share exercisable over 7 years. Any such warrants can be redeemed at any time for a cash payment from the Company of $0.65 per warrant share.

As of February 29, 2004, the Company has outstanding short-term loans of an aggregate principal amount of $99,704 from Bruce Korman (and related parties) who is an affiliate, Chief Executive Officer and Chairman of the Board of Directors of the Company. The loans are short-term non-interest bearing loans and are payable upon demand. Furthermore, as of February 29, 2004, the Company was in arrears of $269,270 for the salary to Mr. Korman and owed $85,608 in accrued rent for Cash Tech’s offices to a company in which Mr. Korman has a beneficial interest.

As of February 29, 2004, the Company was in arrears in the amount of $51,537 for salary to Mr. Darryl Bergman. Mr. Bergman serves as the Chief Technology Officer of the Company.

NOTE 10: DISCONTINUED OPERATIONS

Cash Technologies, Inc. operated a cash processing facility in Los Angeles, California, where it counted currency purchased in bulk at a small discount from face value. We then sorted, wrapped and resold the currency to various retail customers at face value plus a small fee or deposited it at face value at the Federal Reserve Bank for credit to our account. The Company’s contract with the Los Angeles County Metropolitan Transit Authority (LACMTA) to count currency expired on June 30, 2002, which will and has resulted in a significant reduction in the Company’s gross revenue in the future. As of February 29, 2004, the Company does not have any cash processing customers and, due to our focus on our other businesses, we chose not to pursue other cash processing customers. Cash processing was considered as discontinued operations in the fourth quarter of fiscal year ended May 31, 2003.

For the nine months ending February 28, 2003 the Loss from Discontinued Operations totaled $25,921.

NOTE 11: MINORITY INTEREST

From November 2002 through March 2003, the Company received $443,000 in net proceeds from members for an equity share in the Company’s subsidiary of CT Holdings, LLC. The stockholders own 13.65% while the Company owns 86.35%. The net proceeds from this have been used to further develop the BONUS product for CT Holdings, LLC, as well as for working capital for CT Holdings, LLC and Cash Technologies, Inc. During the quarter ended February 29, 2004, the Company has allocated $12,492 of losses in CT Holdings, LLC to minority interest.

12. COMMITMENTS AND CONTINGENCIES

On August 1, 2002, Cash Technologies, Inc. filed a lawsuit, captioned Cash Technologies, Inc. v. McNeely and Willmon (Case No. BC 278823, Superior Court of the State of California), for breach of contract. In September 2002, Cash Technologies, Inc. loaned McNeely and Willmon the amount of $79,999. Pursuant to the promissory notes the funds were due to be returned in December 2002. Despite repeated collection attempts, both McNeely and Willmon refused to repay the funds. The Company’s lawsuit sought an amount in excess of $79,999. On September 25, 2002, McNeely and Willmon filed a cross complaint claiming $500,000 in compensatory damages. In November 2003, the Company entered into a settlement agreement with McNeely and Willmon requiring McNeely and Willmon to pay a total of $50,000 over a three month period. These amounts have been paid as of January 12, 2004, and all claims against the Company have been dismissed, satisfying all conditions of the settlement. During the quarter ended February 29, 2004, Cash Tech received settlement proceeds totaling $25,000.

In June, 2002 we were notified that a vendor, Kiosk Information Systems, Inc. (“KIS”), had obtained a judgment against the Company for $129,567 allegedly owed for services rendered in 1999, plus interest and attorneys fees. Upon learning of the judgment, we notified KIS that we have never been served with a lawsuit related to this matter and was unaware of the existence of the case. Subsequent settlement negotiations resulted in a tentative settlement agreement with KIS on July 7, 2003 which has not been performed as of January 14, 2004. If this matter is not otherwise settled, it is likely that the Company will initiate legal action to set aside the judgment and take other appropriate measures. In such event the Company will incur substantial legal fees and there is no assurance that we would succeed in setting aside the judgment or prevailing in any subsequent litigation.

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

CASH TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	FEBRUARY 29, 2004	MAY 31, 2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$169,476	$1,874
Prepaid expenses	—	4,057
Accounts receivable	3,381	2,484
Other receivables	28,035	28,035

Total current assets	200,892	36,450
COIBANK MACHINERY HELD FOR SALE	834,223	862,090
PROPERTY AND EQUIPMENT (net)	25,732	29,051
CAPITALIZED SOFTWARE COSTS	1,586,010	2,005,836
DEFERRED FINANCING FEES	—	—
OTHER ASSETS	92,821	69,187

TOTAL ASSETS	$2,739,678	$3,002,614

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
Current maturities of notes payable	4,488,844	4,371,527
Due to officers and directors	143,090	121,085
Convertible debt	901,995	4,362,731
Due to Shareholders	—	70,750
Accounts payable	964,021	1,062,170
Accrued liabilities	1,862,426	1,493,209
Bank overdraft	197,800	197,800
Dividend payable	1,235,963	1,010,876

Total current liabilities	9,794,139	12,690,148
Long-term convertible debt	—	—

TOTAL LIABILITIES	9,794,139	12,690,148

COMMITMENTS & CONTINGENCIES
MINIORITY INTEREST	(11,547)	22,044
STOCKHOLDERS’ DEFICIENCY:
Common stock	129,586	85,191
Preferred stock	1,758,688	1,758,688
Additional paid in capital	28,965,298	22,753,598
Accumulated deficit	(37,896,486)	(34,307,055)

Total stockholders’ deficiency	(7,042,914)	(9,709,578)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$2,739,678	$3,002,614

See notes to consolidated financial statements

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

CASH TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	FOR THREE MONTHS ENDED FEBRUARY 29,		FOR NINE MONTHS ENDED FEBRUARY 29,
	2004	2003	2004	2003
NET REVENUES	25,998	62,337	112,523	267,576
COST OF REVENUES	8,153	44,773	42,201	189,494

GROSS PROFIT	17,845	17,564	70,322	78,082
SELLING, GENERAL, & ADMINISTRATIVE EXPENSE	796,731	615,591	2,149,120	1,908,035
RESEARCH & DEVELOPMENT EXPENSE	30,000	60,000	90,000	227,000
DEPRECIATION & AMORTIZATION EXPENSE	140,854	146,994	423,145	441,705

OPERATING LOSS	(949,740)	(805,021)	(2,591,943)	(2,498,658)
INTEREST EXPENSE	130,128	166,069	425,764	582,763

LOSS BEFORE INCOME TAXES	(1,079,868)	(971,089)	(3,017,707)	(3,081,420)
INCOME TAXES	2,400	—	2,400	—

Minority Interest	(12,492)	(10,559)	(33,590)	(21,958)
LOSS - Continuing Operations	(1,069,776)	(960,530)	(2,986,517)	(3,059,462)
LOSS - Discontinuined Operations	—	—	—	(25,921)

NET LOSS	$(1,069,776)	$(960,530)	$(2,986,517)	$(3,085,383)

Dividends & deemed dividends	$132,300	$351,062	$602,863	$613,302
Net loss allocable to common shareholders	$(1,202,076)	$(1,311,592)	$(3,589,380)	$(3,698,685)
Basic and diluted net loss per share	$(0.12)	$(0.21)	$(0.35)	$(0.58)
Basic and diluted weighted average shares of common stock outstanding	10,172,309	6,383,273	10,172,309	6,383,273

See notes to consolidated financial statements

CASH TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASHFLOWS

(UNAUDITED)

CASH TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	FOR THE NINE MONTHS ENDED FEBRUARY 29,
	2004	2003
OPERATING ACTIVITIES:
Net loss	$(2,986,517)	$(3,085,383)
Adjustments to reconcile net loss to net cash used by
operating activities:
Minority interest	(33,591)	(21,958)
Amortization of capitalized software	419,826	419,826
Noncash deemed interest expense	—	83,333
Noncash compensation expense	270,663	162,600
Depreciation expense	3,319	24,764
Changes in operating assets and liabilities:
Account receivable	(897)	6,522
CoinBank machines held for sale	27,867	167,202
Prepaid expenses and other current assets	4,057	(25,000)
Other assets	(23,634)	(2,365)
Accounts payable	(98,149)	372,961
Accrued interest	263,276	338,535
Accrued expenses and other current liabilities	420,537	460,930

Net cash used in operating activities	(1,733,243)	(1,098,033)

INVESTING ACTIVITIES:
Purchase of property and equipment	—	(969)

Net cash used in investing activities	—	(969)

FINANCING ACTIVITIES:
Net proceeds from exercise of common stock warrants	344,785	100,000
Proceeds from issuance of warrants	75,000
Proceeds from short-term debt	186,255	98,448
Proceeds from common stock of subsidiary	—	45,000
Repayments on short-term debt	(235,000)	(150,000)
Proceeds from sale of common stock	1,529,805	963,483

Net cash provided by financing activities	1,900,845	1,056,931

CHANGE IN CASH AND CASH EQUIVALENTS	167,602	(42,071)
Cash and Cash Equivalents, Beginning of Year	1,874	—

Cash and Cash Equivalents, End of Year	$169,476	$(42,071)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid with cash	$200,769	$88,867
SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Conversion of preferred stock into common stock	$—	$146,000
Conversion of convertible debt into common stock	$3,606,695	$—
Conversion of warrants into common stock	$344,785	$262,000
Issuance of common stock for services performed	$270,663	$162,600
Dividends declared on preferred stock	$252,087	$257,604
Dividends paid on preferred stock	$27,000	$—
Deemed dividend on warrants issued	$350,776	$355,698

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1: GENERAL

GOING CONCERN:

The Company has prepared the financial statements included in this Form 10-QSB assuming that the Company will continue as a going concern. Although the Company has raised additional capital since its public offering in July 1998, it has never generated sufficient revenue-producing activity to sustain its operations. Accordingly, the Company must realize a satisfactory level of profitability from its current and future operation in order to remain a viable entity. In addition, the Company must raise significant capital to fund current operations and to repay existing debt. The Company’s auditors have included an explanatory paragraph in their report for the year ended May 31, 2003, indicating there is substantial doubt regarding the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of any uncertainty.

PRESENTATION OF INTERIM INFORMATION:

In the opinion of the management of Cash Technologies, Inc. (“Cash Tech” or the “Company”), the accompanying unaudited condensed consolidated financial statements include all normal adjustments considered necessary to present fairly the financial position as of February 29, 2004 and the results of operation and cash flows for the three and nine month periods ended February 29, 2004 and February 28, 2003. Interim results are not necessarily indicative of results to be expected for any subsequent quarter or for the entire fiscal year.

The condensed consolidated financial statements and notes are presented as permitted by Form 10-QSB. These condensed financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted pursuant to such SEC rules and regulations. These financial statements should be read in conjunction with the Company’s audited financial statements and the accompanying notes included in the Company’s Form 10-KSB for the year ended May 31, 2003, filed with the SEC. The results of operations for the three and nine months period ended February 29, 2004, are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire fiscal year.

In 1996, the Company began its development of an enhanced version of an automated teller machine which was designated the ATM X. The ATM X was designed to provide a range of services not typically offered by ATM machines, such as electronic bill payment, instant activated phone cards, event ticketing and others. As development efforts proceeded, the Company discovered the need to create a robust transaction processing system that could link the new ATMs with the worldwide financial networks in order to provide these new services to ATMs, kiosks and wireless devices.

In December of 1997, the Company filed a patent application describing its transaction processing and networking technologies, which resulted in the issuance of patent, number 6,308,887, by the U.S. Patent and Trademark Office on October 30, 2001. The technology, we refer to as EMMA (E commerce Message Management Architecture), allows for the seamless integration of conventional ATM and credit card networks with non-bank networks and the Internet. The increase in Internet e commerce has created, in management’s opinion, a demand for EMMA’s unique capabilities to provide advanced financial services on ATMs, POS (point of sale) terminals and wireless devices.

Technological feasibility was achieved in September of 1999 and commencing October 1, 1999 all expenses related to EMMA software development had been capitalized. As of December 31, 2001, the Company had capitalized $2,771,536 in development and related costs. The EMMA product was available for release to the public in January 2002 thus all development costs since have been expensed including $30,000 for the three month period ended February 29, 2004.

Amortization of the capitalized software commenced on January 1, 2002. Amortization had been calculated over a seven year period for the quarter ended February 28, 2002 resulting in an amortization expense of $65,989. Management changed the amortization period for capitalized software, to five years starting March 1, 2002, primarily to approximate the estimated period over which the business brought about by the technology will expand into its expected capacity. As of March 1, 2002, net unamortized capitalized software amounted to $2,705,547. The unamortized cost as of March 1, 2002 is being amortized over the remaining revised estimated life. The change resulted in an amortization expense of $205,931, an increase of $40,959 ($0.01 per share) from the original estimated amortization period, for the year ended May 31, 2002. During the quarter ended February 29, 2004, the Company amortized an additional $139,942 of capitalized software.

In connection with the development of our EMMA software, during the period ending September 30, 1999 we utilized $278,000 in funds for coding and testing activities necessary to resolve all of the identified high-risk development issues. These costs were reflected as expenses on our financial statements. Commencing October 1, 1999 through December 31, 2002 the Company incurred approximately $2,771,536 over 27 months of coding, subsequent to the detail program design and establishment of feasibility, until the product became available in January 2002 for general release to customers. These costs were treated as capitalized software costs in our financial statements through December 31, 2002. We discuss below the manner in which we developed our EMMA software, which is intended to assist the reader in understanding the difference in our costs in the technological feasibility using detail program design and capitalized software costs during production (coding) phases.

With respect to the technological feasibility using the detail program design approach, there were two primary issues, which can be classified as “high risk development issues” which needed to be resolved as evidence that technological feasibility had been established under paragraph 4(a)(3) of SFAS 86.

First, there was our “multi-transactional messaging architecture.” This involved the testing of our proprietary messaging protocol and parallel processing method for predicted performance and behavior. We estimate that we expended approximately $160,000 for this activity. The messaging protocol and processing method are what we believe differentiates us from other attempts to develop similar software. Once these were developed, successfully tested using simulations with existing applications and deemed workable, the development risk for messaging was overcome and a patent application for the multi-transactional architecture was filed on July 2, 1999. This patent was granted by the U.S. Patent and Trademark Office in October of 2001.

The second “high risk development issue” was obtaining independent ATM certification for our new messaging architecture. In order to process ATM transactions, the software being developed has to be certifiable by one of the major authorized ATM networks (such as Star, MAC, etc.) for interfacing with the global ATM network. We partnered with a third-party ATM software provider to assist in these efforts, instead of developing the software for this step ourselves. This significantly reduced our costs to obtain certification and complete this high risk development step because we were able to incorporate and modify the third party’s software, which had been previously certified, and re-certify it rather than develop our own in-house ATM software from scratch. A per-transaction license fee will be paid by Cash Technologies to the third party when the system starts generating transactions, thereby further reducing our development costs because we avoided upfront licensing fees. Certification was obtained in August of 1999 and the EMMA software was then deemed feasible.

COSTS BEFORE VS. AFTER FEASIBILITY

There are two primary reasons that the expensed costs prior to feasibility were far less than the costs subsequent to feasibility, which were capitalized.

First, our proprietary messaging and processing methods were proven earlier than expected.

Second, as stated above, instead of developing our own ATM software we used a third party software product, which saved time and money. This was completed on August 19, 1999.

Partnering with other software providers and licensing third-party software allowed us to reduce costs below original estimates during the high-risk technological feasibility phase using the “detail program design” approach. In contrast to the initial high-risk development effort, the subsequent coding required more resources and time than expected. As a result, the costs to establish feasibility (approximately $278,000) were substantially lower than the subsequent cost (approximately $2,770,000) incurred to make the product available for general release to customers. It is also important to observe that this category of transaction software is rare in the marketplace and doesn’t follow the typical pattern of development of the vast majority of consumer and office software, where most development dollars are expended early in technological feasibility phase using a working model.

Our offered products such as ATM-X and POS-X were originally contemplated in the detailed program design established prior to September 1999. The Company has given trade names such as ATM-X and POS-X (referring to whether EMMA would be running an ATM or at a retail point of sale) since such time to help market the uses of EMMA.

In addition, management has identified potential uses for EMMA not originally contemplated. These new uses were created after January 2002 and the costs associated with these new uses, as reflected in our filings, have been treated as general and administrative expenses and not capitalized. Certain of these potential uses have been given trade names such as PrISM (PrISM uses EMMA’s fraud detection to control access to a physical location). Any programming that has been done for such products (primarily for demos, creating use-specific screens and interfacing to third-party products) were included in General and Administrative expenses and were minimal. In future filings, similar costs will be charged to Research and Development Expense.

Furthermore, as in all of our applications where we expect to use biometrics, the biometrics will be purchased/licensed from a third party.

For the reasons cited, most development costs occurred after the software program design was completed and feasibility was achieved. These results are not typical, nor comparable to software developers who use either the detail program design approach, which the Company used, or the working model approach, under paragraph 4(b) of SFAS 86, and these factors should be considered when reviewing the Company’s financial statements.

NOTE 2. COMMITMENTS AND CONTINGENCIES

On August 1, 2002, Cash Technologies, Inc. filed a lawsuit, captioned Cash Technologies, Inc. v. McNeely and Willmon (Case No. BC 278823, Superior Court of the State of California), for breach of contract. In September 2002, Cash Technologies, Inc. loaned McNeely and Willmon the amount of $79,999. Pursuant to the promissory notes the funds were due to be returned in December 2002. Despite repeated collection attempts, both McNeely and Willmon refused to repay the funds. The Company’s lawsuit sought an amount in excess of $79,999. On September 25, 2002, McNeely and Willmon filed a cross complaint claiming

$500,000 in compensatory damages. In November 2003, the Company entered into a settlement agreement with McNeely and Willmon requiring McNeely and Willmon to pay a total of $50,000 over a three month period. These amounts have been paid as of January 12, 2004, and all claims against the Company have been dismissed, satisfying all conditions of the settlement. During the quarter ended February 29, 2004, Cash Tech received settlement proceeds totaling $25,000.

In June, 2002 we were notified that a vendor, Kiosk Information Systems, Inc. (“KIS”), had obtained a judgment against the Company for $129,567 allegedly owed for services rendered in 1999, plus interest and attorneys fees. Upon learning of the judgment, we notified KIS that we have never been served with a lawsuit related to this matter and was unaware of the existence of the case. In addition, the Company filed a petition to vacate the judgment. Subsequent settlement negotiations resulted in a tentative settlement agreement with KIS on July 7, 2003 which has not been performed as of January 14, 2004. If this matter is not otherwise settled, it is likely that the Company will initiate legal action to set aside the judgment and take other appropriate measures. In such event the Company will incur substantial legal fees and there is no assurance that we would succeed in setting aside the judgment or prevailing in any subsequent litigation.

Shaw’s Supermarkets has filed a lawsuit, captioned Shaw’s Supermarkets, Inc. v. Cash Technologies, Inc., CoinBank Automated Systems Inc. (United States District Court, District of Massachusetts), against us claiming breach of contract and damages. We operated CoinBank machines in Shaw’s locations in New England on a free-placement basis since June, 1999 and had been negotiating a settlement and termination agreement with Shaw’s to terminate the CoinBank machine placements in light of our decision to exit the free placement business. Shaw’s is claiming damages in excess of $75,000, for contract termination fees and reimbursements. We believe that the amount owed is approximately $55,000 and have accrued for the liability. Furthermore, we have potential claims against Shaw’s for damages to the machines. Although we intend to vigorously defend the suit, we may not be successful in our defense.

NOTE 3: STOCKHOLDERS EQUITY

On December 1, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $70,000 of its securities. The unit comprised of (i) 87,500 shares of Common Stock and (ii) 20,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years.

On December 1, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $70,000 of its securities. The unit comprised of (i) 87,500 shares of Common Stock and (ii) 20,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years. A deemed dividend of $18,619 was recognized in conjunction with this offering.

On December 1, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $25,000 of its securities. The unit comprised of (i) 31,300 shares of Common Stock. There were no warrants awarded in conjunction with this offering.

On December 1, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $75,000 of its securities to a shareholder. The unit comprised of (i) 78,948 shares of Common Stock and (ii) 50,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years. A deemed dividend of $12,434 was recognized in conjunction with this offering.

On December 16, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $30,000 of its securities to a shareholder. The unit comprised of (i) 37,500 shares of Common Stock and (ii) 10,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years. A deemed dividend of $17,218 was recognized in conjunction with this offering.

In December 2003, the Company awarded 25,000 common stock purchase warrants to two of its shareholders. The warrants had an exercise price of $0.65 per share and were exercisable for five years. A compensation expense of $12,454 was recognized in conjunction with this offering. The warrants were simultaneously exercised for gross proceeds of $16,250.

In December 2003, Ten (10) noteholders exercised 152,500 common stock purchase warrants from which the Company received gross proceeds of $99,125.

In February 2004, the Company awarded 75,000 common stock purchase warrants to two of its independent contractors. These shares of the Company’s Common Stock were awarded as payment for services performed in the amount of $75,000.

In February, 2004, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company 504,475 shares of its common stock for gross proceeds of $428,800. The sale price was $0.85 per share and the Company has paid $48,500 as commissions.

In February 2004, the Company issued dividends on the Series E Redeemable Preferred Stock of $9,000. The preferred shareholders were awarded 11,700 shares of the Company’s Common Stock in lieu of cash.

In March, 2004, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 741,181 shares of its common stock for gross proceeds of $630,000. The sale price was in each transaction $0.85 per share and the Company has paid $54,000 as commissions.

In March 2004, one noteholder of the Company exercised 20,000 common stock purchase warrants from which the Company received gross proceeds of $13,000.

In March 2004, noteholders owed $167,354 of principal and interest converted their notes into 66,942 shares of the Company’s common stock at $2.50 per share. The terms of the conversion were the same as in the past. The Company is in discussions with the remaining noteholders.

NOTE 4: RELATED PARTY TRANSACTIONS

In April 2001, the Company had obtained a short-term loan of $75,000 from Mr. Robert Fagenson who serves on the Company’s Board of Directors. In January, 2004, Cash Tech extinguished this debt and accrued interest of $20,265 by issuing 117,188 warrants to Mr. Fagenson. The warrants have an exercise price of $.01 per share exercisable over 7 years.

As of February 29, 2004, the Company has outstanding short-term loans of an aggregate principal amount of $99,704 from Bruce Korman (and related parties) who is an affiliate, Chief Executive Officer and Chairman of the Board of Directors of the Company. The loans are short-term non-interest bearing loans and are payable upon demand. Furthermore, as of February 29, 2004, the Company was in arrears of $269,270 for the salary to Mr. Korman and owed $85,608 in accrued rent for Cash Tech’s offices to a company in which Mr. Korman has a beneficial interest.

As of February 29, 2004, the Company was in arrears in the amount of $51,537 for salary to Mr. Darryl Bergman. Mr. Bergman serves as the Chief Technology Officer of the Company.

NOTE 5: SHORT-TERM DEBT

In 1997, we entered into a credit agreement with G.E. Capital Corporation (“G.E.”) pursuant to which we borrowed $5,500,000 for the purchase of CoinBank component equipment, working capital and general corporate purposes. Due to the Company’s inability to repay G.E. on the original terms, on September 29,

2000 the Company entered into the first of several loan modifications with G.E. The most recent modification, which shall expire in October, 2004, requires interest-only payments at a rate of 9.5% and the entire unpaid balance is due at maturity. As of April 9, 2004 the loan is current. As of February 29, 2004, we owed $3,976,058, which includes the principal, financing fees and unpaid interest.

In January 2000, we completed a private placement offering of convertible notes and warrants under Section 4(2) of the Securities Act of 1933. The offering consisted of units, each unit comprised of a secured convertible promissory note in the principal amount of $50,000, bearing interest at the rate of 10% per annum and Series B Redeemable Warrants to purchase 5,000 shares of common stock. GunnAllen Financial, Inc., one of our investment bankers and an underwriter in our initial public offering, was engaged as placement agent for this offering. We received gross proceeds from this offering of $3,362,000 from the sale of 67.2 Units. As a result of this offering, we issued notes in the aggregate principal amount of $3,362,000 and 336,200 Series B Common Stock Purchase Warrants The notes were originally convertible into our Common Stock at the conversion rate of $9.50 per share. The Series B Warrants were originally exercisable at a price of $13.00 per share. The notes were originally due and payable on July 31, 2001. The notes were secured by a first priority lien on all of our assets.

Since July 31, 2001, some of the notes have been in default, and some have been restructured. Under the restructuring, the notes were extended for two (2) years to July 2003, the noteholders agreed to surrender all old warrants priced at $13.50 per share to receive 2 replacement warrants for every old warrant surrendered. The new warrants were vested immediately, have a life of 5 years and were exercisable at $1.35 through December 31, 2001, $2.20 through January 15, 2002 and $4.50 thereafter. In August, 2003, the Company proposed the conversion to equity of the $3.3 million in secured convertible debt to the noteholders, expected to be consummated in January, 2004. The proposed terms include reducing the conversion price of the notes to $2.50 per share and the conversion price of the warrants to $0.65.

In November 2003, noteholders representing $3,606,695 of principal and interest, approximately 80% of the total value of notes, have converted their notes into 1,442,682 shares of the Company’s common stock at $2.50 per share. The Company is in discussions with the remaining noteholders. As of February 29, 2004, we still owed $901,995 in principal and interest.

In March 2004, noteholders owed $167,354 of principal and interest converted their notes into 66,942 shares of the Company’s common stock at $2.50 per share. The terms of the conversion were the same as in the past. The Company is in discussions with the remaining noteholders.

In April 2001, the Company had obtained a short-term loan of $75,000 from Mr. Robert Fagenson who serves on the Company’s Board of Directors. In January, 2004, Cash Tech extinguished this debt and accrued interest of $20,265 by issuing 117,188 warrants to Mr. Fagenson. The warrants have an exercise price of $.01 per share and exercisable over 7 years.

NOTE 6: LONG-TERM DEBT

NONE

NOTE 7: STOCK BASED COMPENSATION

All stock options issued to employees have an exercise price not less than the fair market value of the Company’s Common Stock on the date of grant, and in accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company’s financial statements. If the compensation had been determined based on the fair market value of the stock option on their dates of grant in accordance with SFAS 123 and SFAS 148, the Company’s net loss and loss per share for the three and nine month periods ended February 29, 2004 and February 29, 2003, would have been increased to the pro forma amounts presented below:

	FOR THREE MONTHS ENDED FEBRUARY 29,		FOR NINE MONTHS ENDED FEBRUARY 29,
	2004	2003	2004	2003
Net Loss
As Reported	$(1,069,776)	$(960,530)	$(2,986,517)	$(3,085,383)
Pro Forma	$(1118,047)	$(1,711,575)	$(3,337,293)	$(3,877,682)
Basic and Diluted Loss Per Common Share
As Reported	$(.10)	$(.15)	$(.29)	$(.48)
Pro Forma	$(.11)	$(.27)	$(.33)	$(.61)

For the nine month period ended February 29, 2004, the fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the weighted average assumption for options granted during 1998-2003, expected life of the option is 5 years, expected volatility of 38%, risk free interest rate of 3.46% and a 0% dividend yield. The weighted average fair value at the grant date for such option is $5.38 per option.

For the nine month period ended February 28, 2003, the fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the weighted average assumption for options granted during 1997-2002, expected life of the option is 5 years, expected volatility of 51%, risk free interest rate of 3.31% and a 0% dividend yield. The weighted average fair value at the grant date for such option is $5.38 per option.

NOTE 8: SEGMENT REPORTING

The Company operates through 2 business segments: CoinBank machines and E-Commerce Message Management Architecture (EMMA). The Company discontinued its cash processing in the fourth quarter of fiscal year ended May 31, 2003. The Company had a firm fixed price contract with the Los Angeles County Metropolitan Transportation Authority to count currency, which purchased in bulk at a discount from face value and processed and deposited at face value in the Company’s account. The Company also sells self-service coin counting machines through existing equipment distribution channels. Furthermore, the Company has developed an E-Commerce Message Management Architecture transaction processing system, which has not yet been deployed and the software development costs are being capitalized.

Information on the Company’s business segments for the:

	Three months ended February 29,		Nine months ended February 29,
	2004	2003	2004	2003
CoinBank machines	$998	$62,236	$47,523	$246,228
EMMA	25,000	101	65,000	21,348
Unallocated	—	—		—

	25,998	62,337	112,523	267,576

Interest expense:
CoinBank machines	2,336	2,336	7,008	7,157
EMMA	—	—	—	—
Unallocated	127,792	163,733	418,756	575,606

	130,128	166,069	425,764	582,763

Depreciation:
CoinBank machines	—	5,849	—	17,546
EMMA	139,942	139,942	419,826	419,826
Unallocated	912	1,203	3,319	4,333

	140,854	146,994	423,145	441,705

Segment profit (loss) before discontinued operations:
CoinBank machines	(153,936)	(181,209)	(400,638)	(566,374)
EMMA	—	—	—	—
Unallocated	(915,840)	(779,321)	(2,585,879)	(2,493,088)

	(1,069,776)	(960,530)	(2,986,517)	(3,059,462)

Net identifiable assets:
CoinBank machines	834,223	896,584	834,223	896,584
EMMA	1,586,010	2,145,778	1,586,010	2,145,778
Unallocated	319,445	523,886	319,445	523,886

	2,739,678	3,566,248	2,739,678	3,566,248

NOTE 9: DISCONTINUED OPERATIONS

Cash Technologies, Inc. operated a cash processing facility in Los Angeles, California, where it counted currency purchased in bulk at a small discount from face value. We then sorted, wrapped and resold the currency to various retail customers at face value plus a small fee or deposited it at face value at the Federal Reserve Bank for credit to our account. The Company’s contract with the Los Angeles County Metropolitan Transit Authority (LACMTA) to count currency expired on June 30, 2002, which will and has resulted in a significant reduction in the Company’s gross revenue in the future. As of February 29, 2004, the Company does not have any cash processing customers and, due to our focus on our other businesses, we chose not to pursue other cash processing customers. Cash processing was considered as discontinued operations in the fourth quarter of fiscal year ended May 31, 2003.

For the nine months ending February 28, 2003 the Loss from Discontinued Operations totaled $25,921.

NOTE 10: MINORITY INTEREST

From November 2002 through March 2003,    , the Company received $443,000 in net proceeds from members for an equity share in the Company’s subsidiary of CT Holdings, LLC. The shareholders own 13.65% while the Company owns 86.35%. The net proceeds from this have been used to further develop the BONUS product for CT Holdings, LLC, as well as for working capital for CT Holdings, LLC and Cash Technologies, Inc. During the quarter ended February 29, 2004, the Company has allocated $12,492 of losses in CT Holdings, LLC to minority interest.

NOTE 11: SUBSEQUENT EVENTS

On March 10, 2004, the Company signed a definitive asset purchase agreement to acquire certain assets and contracts of Heuristic Technologies, LLC and its subsidiary (“HT”) for cash and Cash Tech preferred stock. HT is privately-held financial data processor located in Sherman Oaks, California. It is anticipated that the assets will be owned by a new, wholly-owned subsidiary of Cash Tech which will be formed to operate the acquired assets and will be managed by HT’s senior management. HT is a provider of a prepaid Visa card that can be issued by employers to their employees as a method of conveniently distributing medical, transportation and other benefits without issuing checks. The cards can be used to pay reimbursable expenses and the employee’s entire paycheck. HT also provides business-to-business financial products, including payment processing for health insurers, issuing electronic payments, checks and statements on behalf of the insurers to doctors and other providers. There can be no assurance that the transaction will be consummated, or that the terms of the transaction as outlined will not be changed dramatically during the course of negotiations.

In March, 2004, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 741,181 shares of its common stock for gross proceeds of $630,000. The sale price for each transaction was $0.85 per share and the Company has paid $54,000 as commissions.

In March 2004, one noteholder of the Company exercised 20,000 common stock purchase warrants from which the Company received gross proceeds of $13,000.

In March 2004, noteholders owed $167,354 of principal and interest converted their notes into 66,942 shares of the Company’s common stock at $2.50 per share. The terms of the conversion were the same as in the past. The Company is in discussions with the remaining noteholders.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.	Indemnification of Directors and Officers

The Delaware General Corporation Law provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

Our By-Laws provide for indemnification of our officers and directors to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of us, providing such officer’s or director’s acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director.

In accordance with Delaware law, our Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for breach of a director’s fiduciary duty of loyalty to the us or to our securityholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not as an officer or in any other corporate capacity. As a result of the inclusion of such provisions, neither we nor our securityholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to securityholders in any particular case, securityholders may not have an effective remedy against the challenged conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable.

Item 25.	Other Expenses of Issuance and Distribution

The following estimated expenses are expected to be incurred in connection with the issuance and distribution of the securities being registered herein:

	Amount
Securities and Exchange Commission Registration Fee	$400	*
American Stock Exchange Listing Fee	$2,500	*
Printing and Engraving Expenses	$10,000	*
Accounting Fees and Expenses	$20,000
Legal Fees and Expenses	$20,000	*
Blue Sky Fees and Expenses	$1,500	*
Transfer Agent and Registrar Fees	$2,500	*
Miscellaneous Fees and Expenses	$3,100	*
TOTAL	$60,000	*

*	Estimated.

Item 26.	Recent Sales of Unregistered Securities

In June 2002, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, sold 1 unit at an aggregate of $50,000 of its securities to 1 foreign investor. Each unit comprised of (i) 33,334 shares of Common Stock and (ii); 5,000 common stock purchase warrants. The warrants have an exercise price of $1.20 per share and are exercisable for five years. A deemed dividend benefit of $4,855 was recognized in conjunction with this placement.

In June 2002, the Company issued 60,400 shares of the Company’s common stock and 50,400 common stock warrants with an exercise price of $2.00 and a five (5) year life to a consultant in lieu of cash payment. The Company recorded a compensation expense charge of $90,600 as well as a beneficial conversion feature of $50,291.

In June 2002, the Company issued 55,000 shares of the Company’s common stock to one of its developers in lieu of cash payment for services rendered. The shares of common stock were valued at $1.36 per share.

During September 2002, stockholders converted 20,000 shares of Series B Redeemable Preferred Stock for 20,000 shares of the Company’s Common Stock.

During September, 2002, the Company received $100,000 from a Series D warrant holder to exercise 200,000 warrants into 200,000 shares of the Company’s common stock.

During October 2002, stockholders converted 10,500 of Series A Redeemable Preferred Stock for 10,500 shares of the Company’s Common Stock.

In October 2002, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $250,000 of its securities to a stockholder. The unit comprised of (i) 312,500 shares of Common Stock and (ii); 150,000 common stock purchase warrants. The warrants have an exercise price of $0.95 per share and are exercisable for five years. A deemed dividend expense of $23,055 was recognized in conjunction with this placement.

On February 28, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $200,000 of its securities to a stockholder. The unit comprised of (i) 344,828 shares of Common Stock and (ii); 195,172 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years. A deemed dividend expense of $106,814 was recognized in conjunction with this placement.

On February 28, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $300,000 of its securities to a stockholder. The unit comprised of (i) 517,241 shares of Common Stock and (ii); 292,759 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years. A deemed dividend expense of $160,219 was recognized in conjunction with this placement.

In the fiscal year ended May 31, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 307,428 shares of the Company’s Common Stock to five (5) stockholders. The Company received gross proceeds of $168,879 for a purchase price ranging from $0.50 to $0.60 per share. There were no warrants awarded in relation to this transaction.

During the fiscal year ended May 31, 2003, the Company received an additional $75,000 from 5 of its stockholders for an equity share in the Company’s subsidiary of CT Holdings, LLC. As of May 31, 2003 the Company has received $443,000 in net proceeds and the stockholders own 13.65% while the Company owns 86.35% of CT Holdings, LLC. The proceeds from this have been used to further develop the BONUS product for CT holdings, LLC as well as working capital for CT holdings, LLC and Cash Technologies, Inc.

In May 2003 we completed a private placement offering with one of our stockholders consisting of convertible notes and warrants under Section 4(2) of the Securities Act of 1933. The offering consisted of an unsecured convertible promissory note in the principal amount of $50,000, bearing interest at the rate of 5% per annum and redeemable warrants to purchase 100,000 shares of common stock. The note is convertible into our Common Stock at the conversion rate of $0.50 per share. The Warrants are exercisable at a price of $1.00 per share. The Company also reduced the exercise price of 8,000 Series C warrants owned by the stockholder from $2.50 to $0.25 per share. The note is due and payable on May 2, 2004. A deemed dividend expense of $25,331 was recognized in conjunction with the warrants offered in this placement.

In May 2003 we completed a private placement offering with one of our stockholders consisting of convertible notes and warrants under Section 4(2) of the Securities Act of 1933. The offering consisted of an unsecured convertible promissory note in the principal amount of $20,750, bearing interest at the rate of 5% per annum and redeemable warrants to purchase 30,000 shares of common stock. The note is convertible into our Common Stock at the conversion rate of $0.50 per share. The Warrants are exercisable at a price of $0.65 per share. The Company also reduced the exercise price of 45,000 Series B warrants owned by the stockholder from $4.50 to $0.65 per share which were converted immediately for gross proceeds to the Company of $29,250. The note is due and payable on May 8, 2008. A deemed dividend expense of $25,901 was recognized in conjunction with the warrants offered in this placement.

On December 1, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $70,000 of its securities. The unit comprised of (i) 87,500 shares of Common Stock and (ii) 20,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years. A deemed dividend of $18,619 was recognized in conjunction with this offering.

On December 1, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $25,000 of its securities. The unit comprised of (i) 31,300 shares of Common Stock. There were no warrants awarded in conjunction with this offering.

On December 1, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $75,000 of its securities to a stockholder. The unit comprised of (i) 78,948 shares of Common Stock and (ii) 50,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years. A deemed dividend of $12,434 was recognized in conjunction with this offering.

On December 16, 2003, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 1 unit at an aggregate of $30,000 of its securities to a stockholder. The unit comprised of (i) 37,500 shares of Common Stock and (ii) 10,000 common stock purchase warrants. The warrants have an exercise price of $1.00 per share and are exercisable for five years. A deemed dividend of $17,218 was recognized in conjunction with this offering.

In December 2003, the Company awarded 25,000 common stock purchase warrants to two of its stockholders. The warrants had an exercise price of $0.65 per share and were exercisable for five years. A compensation expense of $12,454 was recognized in conjunction with this offering. The warrants were simultaneously exercised for gross proceeds of $16,250.

In December 2003, Ten (10) noteholders exercised 152,500 common stock purchase warrants from which the Company received gross proceeds of $99,125.

In February 2004, the Company awarded 75,000 common stock purchase warrants to two of its independent contractors. These shares of the Company’s Common Stock were awarded as payment for services performed in the amount of $75,000.

In February, 2004, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 504,475 shares of its common stock for gross proceeds of $428,800. The sale price was $0.85 per share and the Company has paid $48,500 as commissions.

In February 2004, the Company issued dividends on the Series E Redeemable Preferred Stock of $9,000. The preferred stockholders were awarded 11,700 shares of the Company’s Common Stock in lieu of cash.

In April 2001, the Company had obtained a short-term loan of $75,000 from Mr. Robert Fagenson who serves on the Company’s Board of Directors. The Company also issued warrants to purchase 10,000 shares of the Company’s common stock at an exercise price of $2.00 per share and an exercise period of three years. In January, 2004, Cash Tech extinguished this debt and accrued interest of $20,265 by issuing 117,188 warrants to Mr. Fagenson. These warrants have an exercise price of $.01 per share and are exercisable over 7 years.

As of February 29, 2004, the Company has outstanding short-term loans of an aggregate principal amount of $99,704 from Bruce Korman (and related parties) who is an affiliate, Chief Executive Officer and Chairman of the Board of Directors of the Company. The loans are short-term non-interest bearing loans and are payable upon demand. Furthermore, as of February 29, 2004, the Company had $269,270 in arrears in salary to Mr. Korman and rent regarding the Company’s facility totaling $85,608.

As of February 29, 2004, the Company had $51,537 in arrears in salary to Mr. Darryl Bergman. Mr. Bergman serves as the Chief Technology Officer of the Company.

In March, 2004, in a private transaction under Section 4(2) of the Securities Act of 1933, as amended, the Company sold 741,181 shares of its common stock for gross proceeds of $630,000. The sale price was $0.85 per share and the Company has paid $54,000 as commissions.

In March 2004, one noteholder of the Company exercised 20,000 common stock purchase warrants from which the Company received gross proceeds of $13,000.

In March 2004, noteholders owed $167,354 of principal and interest converted their notes into 66,942 shares of the Company’s common stock at $2.50 per share. The terms of the conversion were the same as in the past. The Company is in discussions with the remaining noteholders.

Items 27.	Exhibits

The following Exhibits designated by an asterisk (*) have been previously filed with the Securities and Exchange Commission and, pursuant to Rule 17 C.F.R. 230.411, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits. Exhibits designated by (**) are filed herewith. Exhibits designated by (***) will be filed by amendment.

Exhibit No.	Description

*3.1	Restated Certificate of Incorporation of the Company [Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (File No. 333-6436)]

*3.2	Bylaws of the Company [Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 (File No. 333-6436)]

*3.3	Form of Certificate of Designation of Series B Cumulative Preferred Stock [Exhibit 4.3 to Form 10-QSB for the quarter ended August 31, 2000)]

*3.7	Certificate of Designation of Series E Cumulative Preferred Stock

*4.1	Form of Common Stock Certificate [Exhibit 4.1 to the Company’s Registration Statement on Form SB-2 (File No. 333-6436)]

***5.1	Opinion of Troy & Gould Professional Corporation

*10.1	Lease for the Company’s Facilities at 1422 - 34 West 11th Street, Los Angeles Ca [Exhibit 10.1 to the Company’s Registration Statement on Form SB-2 (File No. 333-6436)]

*10.2	Agreement dated November 22, 1996 between National Cash Processors Inc. and First Bancorp LP [Exhibit 10.2 to the Company’s Registration Statement on Form SB-2 (File No. 333-6436)]

*10.3	Manufacturing and License Agreement dated January 17, 1997 between the Company and Geld Bearbeitungs Systeme GES.M.B.H.[Exhibit 10.3 to the Company’s Registration Statement on Form SB-2 (File No. 333-6436)]

*10.4	Form of Employment Agreement between the Company and Bruce Korman [Exhibit 10.4 to the Company’s Registration Statement on Form SB-2 (File No. 333-6436)]

*10.5	Employee Stock Option Plan [Exhibit 10.5 to the Company’s Registration Statement on Form SB-2 (File No. 333-6436)]

*10.7	Stock Purchase Agreement and Plan of Reorganization of the Company [Exhibit 10.7 to the Company’s Registration Statement on Form SB-2 (File No. 333-6436)]

*10.9	Promissory Note issued to G.E. Capital Corp, Security Agreement and related Guarantees [Exhibit 10.9 to the Company’s Registration Statement on Form SB-2 (File No. 333-6436)]

*10.10	Form of Bridge Notes and Bridge Warrant [Exhibit 10.10 to the Company’s Registration Statement on Form SB-2 (File No. 333-6436)]

Exhibit No.	Description

*10.11	Non-Executive Director Stock Option Plan [filed as Exhibit A to the Company’s Proxy Statement for its Annual Meeting held on June 21, 1999].

*10.12	Form of Series B Redeemable Warrant (filed as Exhibit 4.3 to Form 10QSB for the quarter ended February 29, 2000).

*10.13	Form of Secured Convertible Note dated as of January 3, 2000 (file as Exhibit 10.1 to Form 10-QSB for the quarter ended February 29, 2000).

*10.14	Form of Series C Redeemable Warrant (filed as Exhibit 4.1 to Form 10-QSB for the quarter ended August 31, 2000)

**23.2	Consent of Vasquez & Company, LLP

***23.3	Consent of Troy & Gould Professional Corporation (contained in Exhibit 5.1)

Item 28.	Undertakings

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 9th day of July, 2004.

CASH TECHNOLOGIES, INC.

By:	/s/ BRUCE KORMAN
Bruce Korman
President, Chief Executive Officer and Chairman

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints Bruce Korman as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ BRUCE KORMAN Bruce Korman	President, Chief Executive Officer and Chairman	July 9, 2004

/s/ RICHARD MILLER Richard Miller	Director	July 9, 2004

/s/ ROBERT FAGENSON Robert Fagenson	Director	July 9, 2004

/s/ KEVIN WALLS Kevin Walls	Director	July 9, 2004

/s/ EDMUND KING Edmund King	Chief Financial Officer, (Principal Financial and Accounting Officer)	July 9, 2004